UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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2024 Proxy Statement

Annual Meeting: May 21, 2024 09:00 a.m. Pacific Time

About Us
Pioneers in Rare Disease
Founded in 1997, BioMarin Pharmaceutical Inc. (we, us, our, BioMarin or the Company) is a global biotechnology company dedicated to transforming lives through genetic discovery. The Company develops and commercializes targeted therapies that address the root cause of the genetic conditions. BioMarin’s unparalleled research and development capabilities have resulted in eight transformational commercial therapies for patients with rare genetic disorders. The Company’s distinctive approach to drug discovery has produced a diverse pipeline of commercial, clinical, and preclinical candidates as well as successful commercial products. Each of these products and candidates addresses a significant unmet medical need, have well-understood biology, and provide an opportunity to be first-to-market or offer a substantial benefit over existing treatment options.
Our people are driven to discover, develop, and commercialize medicines that give patients, their families, and their caregivers hope where there may be little or none. We drive our research and development engine to discover pioneering breakthrough treatments that align with our strengths and competencies, and we pursue exciting science that has the potential to change the course of disease.
We believe our employees feel connected to their work at BioMarin because they believe in our purpose: the patient. The passion and dedication that our employees bring to work each day is a testament to the inspiration our patients provide and the knowledge of the impact we can make in their lives.

Notice of Annual Meeting of Stockholders
Dear BioMarin Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the Annual Meeting) of BioMarin Pharmaceutical Inc., a Delaware corporation. The Annual Meeting will be held on Tuesday, May 21, 2024 at 9:00 a.m. (Pacific Time), via a live audio webcast at www.virtualshareholdermeeting.com/BMRN2024 for the following purposes:

Date May 21, 2024	Time 9:00 a.m. (Pacific Time)	Location Live audio webcast at www.virtualshareholdermeeting.com/BMRN2024

Items of Business

1	To elect the 11 nominees for director named in the proxy statement accompanying this Notice of Annual Meeting of Stockholders (the Proxy Statement) to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2	To ratify the selection of KPMG LLP (KPMG) as the independent registered public accounting firm for BioMarin for the fiscal year ending December 31, 2024;

3	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (NEOs) as disclosed in the Proxy Statement; and

4	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in this Proxy Statement. Instructions on how to demonstrate proof of stock ownership and participate in the Annual Meeting will be posted at www.virtualshareholdermeeting.com/BMRN2024 two weeks prior to the date of the Annual Meeting. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/BMRN2024.
Record Date: Monday, March 25, 2024
Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting at https://investors.biomarin.com for a period of 10 days ending on the day before the Annual Meeting.
By Order of the Board of Directors
G. Eric Davis
Executive Vice President, Chief Legal Officer and Secretary
San Rafael, California
April 9, 2024
Voting
Whether or not you expect to attend the Annual Meeting, please vote in advance of the meeting using one of the following methods.

Telephone Call toll-free 1-866-690-6903.

Internet Vote online at www.proxyvote.com.

Mail Follow the instructions in your proxy materials.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 21, 2024 at 9:00 a.m. via a live audio webcast at www.virtualshareholdermeeting.com/BMRN2024.
The Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 are available at: www.proxyvote.com.
If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

2024 Proxy Statement	1

2	2024 Proxy Statement

Letter from the Chair of Our Board of Directors
Dear BioMarin Stockholders,
On behalf of the Board of Directors, I’d like to thank you for your investment in BioMarin. Last year was an important time in the evolution of the company, as we continued on our journey to reach more patients with rare genetic conditions around the world. BioMarin reported strong growth, with revenue reaching $2.42 billion, an increase of 15% from 2022, and earnings per share continuing to grow. The growth was driven by the strength of VOXZOGO for children with achondroplasia, as well as the company’s base enzyme replacement therapy business. BioMarin also received FDA approval for ROCTAVIAN, the world’s first gene therapy for severe hemophilia A. Finally, we made important organizational changes, both to our management team and Board of Directors.
In December, long-time Chairman and Chief Executive Officer, Jean-Jacques Bienaimé retired, and we welcomed Alexander Hardy as President and Chief Executive Officer and a member of the Board, as part of a multi-year succession planning process and following a comprehensive search. I want to express my gratitude to JJ, whose vision and leadership transformed BioMarin from an unprofitable startup to a fully integrated, profitable biopharmaceutical company. The Board selected Alexander as the ideal leader to steer BioMarin through its next wave of growth. Alexander brings more than 30 years of experience in the global healthcare and biotechnology industries, serving most recently as the CEO of Genentech, where he was the architect of a strategy that returned the company to growth after the loss of exclusivity of three of the company’s biggest products. We are also looking forward to welcoming Cristin Hubbard, who previously served as Head of Global Product Strategy at Roche Pharma, as the company’s new Chief Commercial Officer in May.
With Alexander’s arrival and JJ’s retirement, I moved from my role as Lead Independent Director to Board Chair. This long-planned transition facilitated the separation of the positions of Chair and CEO, strengthening our corporate governance by creating independent leadership of the Board. We further refreshed and diversified the Board with the appointment of three new directors: Barbara W. Bodem, Athena Countouriotis and Mark J. Enyedy, each of whom brings a wealth of experience to BioMarin and has already begun making meaningful contributions. With the addition of these new Board members, JJ, Mark J. Alles, V. Bryan Lawlis and Dennis J. Slamon will be departing as of our May stockholder meeting. I would like to thank each of these directors for their outstanding contributions to BioMarin’s success over the years.
Looking ahead, I am excited about the future of BioMarin. The company has a tremendous opportunity to reach a growing number of patients with the current portfolio – and to advance the strongest pipeline programs as rapidly as possible. There is a deep and shared focus on delivering the greatest value for patients and stockholders. The leadership changes at the executive and Board levels position the company for even greater success doing what it does best: solving tough scientific problems to bring new medicines to people with unmet medical needs.
Thank you for your continued support of BioMarin.
Sincerely,
Richard A. Meier,
Chair, Board of Directors
BioMarin Pharmaceutical Inc.

2024 Proxy Statement	3

Letter from Our President and Chief Executive Officer
Dear BioMarin Stockholders,
As I write this letter, I am finishing my fourth month as BioMarin’s President and Chief Executive Officer. After more than three decades in the biopharmaceutical industry, I joined BioMarin in December because I was drawn to the profound impact of the company’s medicines in improving the lives of people living with rare genetic conditions – and because I believe the company has so much potential to transform care for many more patients in the future. The opportunity at BioMarin to positively improve care through transformative therapies, while delivering value-creating revenue growth and profitability to stockholders, has never been more evident.
I believe our strong momentum in 2023, with the expanded approval of VOXZOGO in the U.S. and Europe to include the youngest children with achondroplasia and the continued strength of our base business, sets us up for another year of growth in 2024. As we look to the year ahead, the company is focused on four strategic priorities:
•The accelerated growth and maximization of VOXZOGO’s potential is our top priority. Beyond achondroplasia, we are dedicated to bringing VOXZOGO to children with other growth-related conditions. Late last year, we announced the initiation of our pivotal program evaluating VOXZOGO in children with hypochondroplasia, with the treatment arm of the study expected to begin by mid-2024. We are also engaging health authorities on development programs in idiopathic short stature and multiple other growth-related conditions, with the goal of reaching an even greater number of children.
•Establishing the ROCTAVIAN opportunity. Our team has made important progress in helping support uptake of the medicine, and we continue to see a high level of interest from people living with severe hemophilia A and physicians.
•Focusing research & development on our most productive assets while maintaining our unwavering commitment to breakthrough innovation. In the first quarter, we began a strategic review of our R&D programs, with the goal of determining which assets have the greatest potential to impact patients while also creating value for our company. We will provide updates on our R&D prioritization over the course of 2024.
•Accelerate earnings per share growth and expand margins. We continue to work toward reducing operating expenses as a percentage of revenue, accelerating non-GAAP operating margin expansion and growing non-GAAP earnings per share faster than revenue.
As we enter this next chapter, we are at an inflection point that will enable us to increase our impact for patients while delivering value to stockholders. This would not be possible without the dedication of our more than 3,000 employees around the world. On behalf of all of us at BioMarin, thank you for your commitment to being part of this journey as we work to deliver hope for the patients who count on us.
Sincerely,
Alexander Hardy
President and Chief Executive Officer
BioMarin Pharmaceutical Inc.

4	2024 Proxy Statement

2023 Highlights
Business Overview
BioMarin’s therapy portfolio consists of eight commercial products and multiple clinical and preclinical product candidates for the treatment of various diseases. We continue to invest in our clinical and preclinical product pipeline by committing significant resources to research and development (R&D) programs and business development opportunities within our areas of scientific, manufacturing and technical expertise. Our commercial products are:

ALDURAZYME® (laronidase) for Mucopolysaccharidosis I	BRINEURA® (cerliponase alfa) for neuronal ceroid lipofuscinosis type 2	KUVAN® (sapropterin dihydrochloride) for phenylketonuria (PKU)	NAGLAZYME® (galsulfase) for Mucopolysaccharidosis VI

PALYNZIQ® (pegvaliase-pqpz) for PKU	ROCTAVIAN® (valoctocogene roxaparvovec) for severe hemophilia A(1)	VIMIZIM® (elosulfase alpha) for Mucopolysaccharidosis IV Type A	VOXZOGO® (vosoritide) for achondroplasia(2)

(1)Approved for marketing in the European Union (EU) in August 2022. The U.S. Food and Drug Administration (FDA) approved ROCTAVIAN in the United States (U.S.) in June 2023.
(2)VOXZOGO is approved for marketing for the treatment of achondroplasia in children with open growth plates of all ages in the U.S. and Japan, children with open growth plates aged four months and older in the EU, and patients in various age ranges for other markets, including Australia and Brazil.

2024 Proxy Statement	5

2023 Highlights
Recent Business Highlights
Our key accomplishments since the beginning of 2023 include the following:

RECORD TOTAL REVENUES FOR FULL YEAR 2023
ACCELERATING AND MAXIMIZING VOXZOGO OPPORTUNITY
The expansion of the VOXZOGO opportunity continued, with regulatory approvals of the product for children with achondroplasia of all ages in the U.S. and Japan, children of four months and older in the EU, and patients in various age ranges for other markets such as Australia and Brazil. VOXZOGO sales of $469.9 million in 2023 (as compared to $169.1 million in 2022) made an important contribution to BioMarin’s total revenues for the year. VOXZOGO indication expansion is the top priority for BioMarin.

▲ 15% in Total Revenues	▲ 20% Total Revenues Excluding KUVAN

In 2023, we achieved $2.4 billion in total revenues, an increase of 15% from 2022 and a BioMarin record. Excluding KUVAN sales, we achieved 20% growth in total revenues in 2023.(1)

U.S. APPROVAL OF ROCTAVIAN ROCTAVIAN was approved for marketing in the U.S. for the treatment of severe hemophilia A in adults in June 2023.
STRATEGIC REVIEW OF R&D PROGRAMS
During the first quarter of 2024, we began a strategic portfolio review of all R&D programs to determine which meet the criteria for further investment and advancement. We will provide updates on our R&D prioritization over the course of 2024.

Executive Transition
As the culmination of an orderly, thorough, multi-year succession planning process led by our independent directors, our Board of Directors (the Board) appointed Alexander Hardy as our Chief Executive Officer (CEO) and as a member of our Board effective December 1, 2023, succeeding Jean-Jacques Bienaimé as our CEO. In March 2024, we also announced that Cristin Hubbard will be our new Chief Commercial Officer effective May 20, 2024, succeeding Jeff Ajer.

Separation of Chair and CEO
In December 2023, the Board separated the positions of Chair of the Board (Chair) and CEO in connection with our CEO transition. The Board believes that the separation of duties will strengthen our corporate governance by creating independent leadership of the Board and allow the Chair to focus more on oversight, while our new CEO will be better able to focus on day-to-day operations of the Company. In addition, the Board removed the position of Lead Independent Director in light of the independence of the Chair. The Board appointed Richard A. Meier as the Chair. Mr. Meier joined our Board in December 2006 and served as our Lead Independent Director from June 2015 until his appointment as the Chair effective December 1, 2023.

(1)Consistent with expectations, KUVAN net product revenues have declined in recent years due to generic competition as a result of the product’s loss of market exclusivity. Generic versions of KUVAN are available in several countries around the world, including multiple generic versions in the U.S. We are also aware that manufacturers are challenging our patent portfolio related to KUVAN in several jurisdictions, and several generic versions of KUVAN have been approved either centrally by the European Commission or on a country-by-country basis throughout the EU.

6	2024 Proxy Statement

2023 Highlights
Environmental, Social and Governance (ESG) Matters
BioMarin is committed to helping create a more sustainable, inclusive, and compassionate world through constructive corporate responsibility practices. Our Board believes in setting the right tone at the top at BioMarin about the critical importance of ESG matters to the long-term success of the Company. The Board focuses on ESG practices that it believes are most important to our investors, patients, employees, collaboration partners, suppliers and distributors, governments and regulators, community and non-governmental organizations, and other BioMarin stakeholders. For more information on Board and management oversight, see the “Corporate Governance–The Board’s Role and Responsibilities–Oversight of ESG” section of this Proxy Statement.
ESG Highlights

Progress on Enhanced ESG Disclosures
In recognition of the importance of managing our climate-related risks in our plans to continue to reduce our impact on the environment, we developed a roadmap for assessing and providing more transparency into our greenhouse gas (GHG) emissions and mitigation efforts. Starting in 2021, we collected multi-year data through 2023 to begin to assess the most impactful and cost-efficient mitigation strategies to minimize our carbon footprint. In 2022, we formed an internal cross-functional team of organizational leaders whose purpose is to respond to and begin to address stakeholder feedback received on all ESG issues. We also hired an independent consulting firm with expertise in ESG risk management and disclosure to provide technical advice to the cross-functional team. In addition, we compiled and analyzed information under the Sustainability Accounting Standards Board’s (SASB) Biotechnology & Pharmaceuticals, Sustainability Accounting Standard, Version 2018-10, and published a SASB index in the “Responsibility” subsection of the “Company” section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. We plan to publish a formal ESG report by 2025 based on such work.

Diversity, Equity and Inclusion (DEI) 2025 Focus Areas
We believe that diversity is critical to what we do, and we need the widest range of perspectives and ideas to address complex challenges in science and medicine. As such, we are pursuing three special areas of focus through 2025 to support our DEI efforts at BioMarin. The first area of focus is to increase female representation among top leaders as we believe that equal number of women and men is one among many of the critical characteristics that define a diverse community. The second area of focus is to increase people of color representation in the U.S. to ensure that our workforce reflects a broad spectrum of views and ideas to address the highly complex conditions that affect people around the world. The third area of focus is to maintain full pay equity in the U.S. and increasing the same to the fullest extent globally to make sure that our employees are confident that they are equitably valued and acknowledged by the Company. See the “Responsibility” subsection of the “Company” section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement.

2024 Proxy Statement	7

2023 Highlights
Select highlights of BioMarin’s environmental and social initiatives are described below. Additional information regarding BioMarin’s Roadmap to Enhanced ESG Disclosures and environmental and social practices is included in the “Responsibility” subsection of the “Company” section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement.

Environmental

We strive to reduce water consumption and increase efficiency of water utilities by using computerized sensors in certain manufacturing facilities to monitor the flow of water and automatic isolation valves. We have also expanded a global and cross functional team to manage water conservation efforts enterprise wide.
As part of our commitment to reduce waste, we use reusable containers with several vendors for bioprocessing materials, such as filter assemblies and bioprocessing bags.

In an effort to reduce GHG emissions, we implemented an energy reduction project at our Shanbally, Ireland, facility that exceeded its target reduction goal by five times; completed a decarbonization plan for our facility in Shanbally; installed over 430 solar panels at certain of our facilities; purchase 100% of our electricity in Northern California from Marin Clean Energy, 60% of which is generated from renewable sources like wind and solar; offer employees use of more than 160 electric vehicle charging stations; and track sustainability as part of our corporate travel program.

We understand and champion sustainability development goals and the promotion of healthy workplaces. This is evidenced by our commitment to obtain and maintain ISO 14001 and 45001 certifications for our Novato, California, and Shanbally, Ireland, campuses as well as achieving ISO 50001 certification for our Shanbally energy management system. In pursuing and maintaining these certifications, we provide safe and healthy workplaces and improve our environmental performance with a robust environmental management system which helps us pursue the most efficient use of resources and meaningful waste reduction efforts.

Social

We focus on achieving pay equity regardless of race, ethnicity, gender or other protected characteristics by, among other things, engaging independent experts to conduct regular and detailed pay equity assessments. This pay equity analysis is conducted on an employee’s total compensation, including base pay, bonus and equity. Our managers also receive training in how to recognize and prevent discrimination in hiring, performance management and compensation decisions. Maintaining full pay equity among U.S. employees is one of our 2025 DEI focus areas.

We actively engage with underrepresented populations in our community through a variety of outreach and partnering with non-profit organizations and educational institutions, such as Biotech Partners. Through our Rare Scholars program, we award annual scholarships to students living with a rare disease.

We have a DEI Employee Advisory Committee to help define a DEI roadmap and incorporate perspectives from employees of different ages, genders, ethnicities, races, sexual orientations, levels and locations.

We continue to support and increase the number of our employee resource groups that build community for employees from underrepresented groups, which we believe helps ensure better retention and engagement of all of our employees. In addition, we made increasing people of color representation in our U.S. workforce and increasing female representation among top leaders as part of our 2025 DEI focus areas.

Governance
Select highlights of BioMarin’s governance practices are described elsewhere in this Proxy Statement, including the sections titled, “Corporate Governance,” “The Board’s Roles and Responsibilities,” “Board Processes” and “Other Board Governance Information.” Additional information regarding BioMarin’s governance practices is included in the “Governance” subsection of the “Investors & Media” section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement.

8	2024 Proxy Statement

2023 Highlights
Human Capital Highlights
We believe our employees choose to join and stay at BioMarin because of the connection they feel to their work, and we strongly believe in rewarding their dedication with benefits and programs that support their professional, personal and financial futures.
Diversity, Equity and Inclusion
We are committed to DEI throughout our employees’ experience at BioMarin, including recruitment, hiring, promotion and development practices. Foundational DEI training is required annually for all employees and we offer opportunities for advanced DEI training as well. At the direction of senior management, our human resources department focuses on developing and implementing policies and programs to foster DEI at all levels of the Company. As of December 31, 2023, 49% of our employees in the U.S. were racial and ethnic minorities, 51% of our worldwide workforce were women and 52% of our global positions at director-level and above were held by women.
Racially and ethnically diverse in the U.S.
Gender diverse worldwide
Director and above roles held by women globally
Compensation, Benefits and Well-Being
We offer competitive compensation and benefits in order to attract and retain excellent employees and support their overall well-being. Our total rewards compensation package includes market-competitive salary, the potential to earn bonuses or sales commissions, equity, healthcare benefits, retirement savings plans, paid time off and family leave, wellness programs, free flu vaccinations and an Employee Assistance Program and other mental health services.
Professional Growth and Development
We help our employees develop the skills and capabilities to support BioMarin’s growth and innovation. We continually invest in our employees’ career growth and provide them with a wide range of development opportunities, including face-to-face, virtual and self-directed learning, mentoring, mobile coaching and external development.
For additional information regarding BioMarin’s employees-focused initiatives, see the “Human Capital” section contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024, and the “Careers” section of our website. Information on our website is NOT incorporated by reference in this Proxy Statement.

HUMAN
RIGHTS
CAMPAIGN
FOUNDATION®

2023
2024

EQUALITY 100

Leader in LGBTQ+
Workplace Inclusion

For the third year in a row, in 2023 we were recognized as a Best Place to Work for lesbian, gay, bisexual, transgender and queer (LGBTQ) Equality by the Human Rights Campaign, scoring 100% on their Corporate Equality Index, one of the foremost benchmarking surveys and reports in the U.S. measuring corporate policies and practices related to LGBTQ workplace equality.

2024 Proxy Statement	9

Proxy Voting Roadmap
This overview highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding our business and 2023 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (the SEC) on February 26, 2024.
Meeting and Voting Information

Date May 21, 2024	Time 9:00 a.m. (Pacific Time)	Location Live audio webcast at www.virtualshareholdermeeting.com/BMRN2024

You are cordially invited to attend the meeting virtually via the internet. Whether or not you expect to attend the meeting, please vote as soon as possible. Please see “Questions and Answers about These Proxy Materials and Voting—How Do I Vote?” beginning on page 118 below.

We intend to mail a Notice Regarding the Availability of Proxy Materials on or about April 9, 2024 to all stockholders of record entitled to vote at the Annual Meeting. We expect that this Proxy Statement and the other proxy materials will be available to stockholders on or about April 9, 2024.
For the reasons set forth below and in the rest of this Proxy Statement, our Board recommends that you vote your shares “FOR” each of the nominees named below for director to hold office until the 2025 Annual Meeting of Stockholders and “FOR” each of the other proposals.

10	2024 Proxy Statement

Proxy Voting Roadmap

1
Election of Directors
We are asking our stockholders to vote “FOR” each of the 11 nominees for director to serve until the next Annual Meeting and until their successors are duly elected and qualified. Detailed information about each nominee’s background and experience can be found beginning on page 19.
Each of the nominees for director was nominated for election by the Board upon the recommendation of the Corporate Governance and Nominating (CGN) Committee. Three of our nominees, Barbara W. Bodem, Athena Countouriotis, and Mark J. Enyedy, were appointed to the Board and nominated for re-election in this Proxy Statement following a full review conducted pursuant to the Company’s existing practices and policies for identifying and evaluating nominees and pursuant to the Cooperation Agreement dated as of December 20, 2023 (the Cooperation Agreement), that we entered into with Elliott Investment Management L.P. and certain of its affiliates. Each of the CGN Committee and the Board believes that each nominee has the specific experiences, qualifications, attributes and skills to serve as a member of the Board, and has decided to recommend the nominees without taking into consideration any contractual obligation set forth in the Cooperation Agreement. The Board therefore recommends that our stockholders vote “FOR” each of the nominees.
We have a policy that provides that any director nominee who receives a greater number of votes “WITHHELD” for his or her election than votes “FOR” his or her election should promptly tender his or her resignation. For more information on this policy, see page 36.

The Board recommends a vote “FOR” each of the nominees.
Vote required to elect each nominee:
The 11 nominees who receive the most “FOR” votes cast by the holders of shares either present in person or represented by proxy and entitled to vote on the election of directors will be elected to our Board.
For more information, see Proposal 1 starting on page 18.

2
Ratification of the Selection of KPMG LLP as the Independent Registered Public Accounting Firm for BioMarin for the Year Ending December 31, 2024
The Board and the Audit Committee believe that the continued retention of KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024 is in the best interest of the Company and its stockholders. As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of the independent registered public accounting firm.

The Board recommends a vote “FOR” this proposal. Vote required for approval: Affirmative vote of a majority of the votes cast on the proposal. For more information, see Proposal 2 starting on page 54.

2024 Proxy Statement	11

Proxy Voting Roadmap

3
Advisory Vote on Executive Compensation
We are asking our stockholders for advisory approval of the compensation of our NEOs as disclosed in this Proxy Statement. Our executive compensation program is aligned with our business strategy and priorities and encourages executive officers to work for meaningful stockholder returns consistent with our pay-for-performance philosophy. We align our executive officers’ interests with our stockholders’ interests by rewarding our executive officers for both current performance and longer-term performance, with performance measured by both financial performance and milestones for the advancement of our long-term development programs and strategic initiatives.

The Board recommends a vote “FOR” this proposal. Vote required for approval: Affirmative vote of a majority of the votes cast on the proposal. For more information, see Proposal 3 starting on page 59.

12	2024 Proxy Statement

Proxy Voting Roadmap
Director Nominees
The following table provides summary information about each nominee for director as of March 15, 2024, each of whom is a continuing director. Mark J. Alles, Jean-Jacques Bienaimé, V. Bryan Lawlis, Ph.D., and Dennis J. Slamon, M.D., Ph.D., who were directors as of March 15, 2024, will not stand for re-election. See pages 19 to 29 for more information.

Name and Age	Independent	Director Since	Occupation	Committee Memberships(1)
				A	C	N	S	SR

Elizabeth McKee Anderson, 66		July 2019	Director, GSK PLC Director, Insmed, Inc. Director, Revolution Medicines, Inc.		●	●

Barbara W. Bodem, 56		December 2023	Director, Enovis Corp. Director, Option Care Health, Inc.					●

Athena Countouriotis, M.D., 52		December 2023	Co-founder, President, Chief Executive Officer and Chairperson, Avenzo Therapeutics Director, Iovance Biotherapeutics, Inc. Director, Passage Bio, Inc.

Willard Dere, M.D., 70		July 2016
Professor Emeritus of Internal Medicine at the University of Utah
Chief Medical Officer and Chief Advisor to the CEO, Angitia Biopharmaceuticals (Part-Time)
Director, Mersana Therapeutics, Inc.
Director, Seres Therapeutics, Inc.
Director, Metagenomi, Inc.
						●	●

Mark J. Enyedy, 60		December 2023	Former President and Chief Executive Officer of ImmunoGen, Inc.					●

Alexander Hardy, 55		December 2023	President and Chief Executive Officer					●

Elaine J. Heron, Ph.D., 76		July 2002	Director, Vaxart, Inc. Director, Visgenx, Inc. Director, Watershed Medical, Inc. Director, BlueWhale Bio, Inc.	●		●	●

Maykin Ho, Ph.D., 71		February 2021	Director, Agios Pharmaceuticals Director, FibroGen, Inc. Director, Neumora Therapeutics, Inc. Director, Parexel	●			●	●

Robert J. Hombach, 58		September 2017	Former Executive Vice President, CFO & COO, Baxalta Inc. Director, Embecta Corporation	●	●

Richard A. Meier, 64 Chair of the Board		December 2006	Chair of the Board Supervisory Board Member, Syntellix AG					●

David E.I. Pyott, M.D. (Hon.), 70		January 2016	Director, Alynlam Pharmaceuticals, Inc. Director, Pliant Therapeutics, Inc. Supervisory Board Member, Royal Philips in the Netherlands		●	●

A – Audit Committee	N – Corporate Governance & Nominating Committee	●	Committee Chair	●	Financial Expert
C – Compensation Committee	S – Science & Technology Committee	●	Member
SR – Strategic and Operating Review Committee
(1)Mark J. Alles, who is not standing for re-election is currently the Chair of the CGN Committee. The Board plans to review the composition of the committees, including the CGN Committee, following the Annual Meeting.

2024 Proxy Statement	13

Proxy Voting Roadmap

Director Nominee Dashboard Below we provide a snapshot of the diversity, skills and experience of our director nominees as of March 15, 2024:

Board Refreshment

5 of 11 director nominees are new to the board since July 2019	Key Skills
	Research and Development	Compensation/Corporate Governance Matters

4 director nominees are new to the Board since 2022	Management of Biotechnology and Pharmaceutical Organizations	Finance/Accounting/ Capital Markets

Tenure Average Tenure: 6.4 years <5 years 5-10 years >10 years	Age Average Age: 64 years <65 years 65-70 years >70 years	Independence 10 of 11 director nominees are independent

Diversity

40% Committee chairs who are female or from underrepresented minorities (based on information with respect to the five committees)	Female
	Born outside of the U.S.	Underrepresented Minorities

Skills and Experience
Have Research &
Development Expertise
Have Industry
Management Experience
Have Compensation/Corporate
Governance Expertise
Have Finance/Accounting/
Capital Markets Expertise
Have Business Development/Sales &
Marketing Experience
For more information regarding the background, expertise, skills and experience of our director nominees, see each nominee’s respective biography and the “Skill and Experience” matrix within Proposal 1.
(1)Meets one or more of the gender, ethnicity and birthplace diversity categories listed above.

14	2024 Proxy Statement

Proxy Voting Roadmap
Leadership Transitions
As the culmination of an orderly, thorough, multi-year succession planning process led by our independent directors, our Board appointed Alexander Hardy as our CEO and as a member of our Board, effective December 1, 2023, succeeding Jean-Jacques Bienaimé. Mr. Hardy brings more than 30 years of experience in the global healthcare and biotechnology industries, most recently serving as CEO of Genentech, a member of the Roche Group. In connection with this transition, we entered into an employment agreement with Mr. Hardy and also entered into a Separation Agreement and General Release, dated October 30, 2023, with Mr. Bienaimé. In addition, we entered into a Consulting Agreement, effective December 1, 2023, with Mr. Bienaimé in order to facilitate a smooth and effective CEO transition. See the “Compensation Related to Leadership Transition” section of the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information.
In addition to the CEO transition, in March 2024, we announced that Cristin Hubbard will be our new Chief Commercial Officer effective May 20, 2024, succeeding Jeff Ajer. Ms. Hubbard brings more than 20 years of experience in the biopharmaceutical and diagnostics industries. She served most recently as the head of Global Product Strategy for Roche Pharma, where she was responsible for lifecycle management, accelerating delivery of the company's medicines from development to commercialization, across five therapeutic areas.

2024 Proxy Statement	15

Proxy Voting Roadmap
Executive Compensation Highlights
Our compensation program is aligned with our business strategy and priorities, encourages executive officers to work for meaningful stockholder returns and reflects a pay-for-performance philosophy. Below are highlights of BioMarin’s executive compensation program, and we encourage our stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed overview of our executive compensation philosophy and program.
Our NEO Fiscal Year 2023 Pay
Performance-based compensation components, such as the annual cash incentive program and the performance-based restricted stock units (RSUs), have predominance in our executive compensation program. In addition, although we do not count stock options as a “performance-based” component, we believe stock options further emphasize the pay-for-performance link and that the multi-year vesting schedule provides our NEOs an incentive to add value to the Company over the long term. We also believe that our 2023 target pay mix focuses the efforts of our NEOs and other executive officers on the achievement of both our short- and long-term objectives and aligns the interests of our executive officers with those of our stockholders.
Compensation for CEO and Former CEO(1)
Mr. Hardy was not eligible to participate in the 2023 annual cash incentive plan and was not granted any performance-based equity awards for 2023 as he was appointed as our CEO effective December 1, 2023. However, for 2024, approximately 96% of Mr. Hardy’s 2024 target compensation is variable and at-risk and approximately 59% of his total 2024 target compensation is performance-based.
In addition, to further align Mr. Hardy’s compensation with stockholder experience, 60% of the performance-based RSUs granted to Mr. Hardy in 2024 are based on relative total shareholder return (as opposed to 50% of performance-based RSUs granted to Mr. Bienaimé in 2023).
With respect to Mr. Bienaimé, our former CEO, approximately 91% of Mr. Bienaimé’s total 2023 target compensation was variable and at-risk and 51% of his total 2023 target compensation was performance-based.
See the “Compensation Related to Leadership Transition” section of the Compensation Disclosure and Analysis section of this Proxy Statement for additional information.
Other NEOs’ Total Compensation Mix in 2023(1)(2)
As shown below, for 2023, at-risk compensation (annual cash incentive and equity awards) accounted for 89% of the average total direct compensation of our other NEOs. In addition, during 2023, 82% of the average total direct compensation of our other NEOs was delivered through long-term incentives (stock option awards and performance-based and service-based RSUs).
(1)Each percentage (except for those relating to 2024) is calculated as a percentage of total compensation set forth in the “Summary Compensation Table” in this Proxy Statement and is based on the amounts in such table, including the “Target Payout” amounts in footnote (2) to such table. For Mr. Bienaimé, the percentage calculation includes the aggregate incremental fair value of his equity awards that continue to vest as computed in accordance with FASB ASC Topic 718. See “Compensation Related to Leadership Transition” section of the “Compensation Discussion and Analysis” and the “Summary Compensation Table” in this Proxy Statement for additional information. For Mr. Hardy, each percentage is calculated based on target achievement.
(2)Percentages calculated based on sum of all other NEOs’ compensation. Certain percentages are rounded up or down by less than 1% so that totals equal 100%.

16	2024 Proxy Statement

Proxy Voting Roadmap
Performance-Based Achievement in 2023
2023 Short-Term Annual Cash Incentive Program
We delivered high achievement on our financial and development corporate goals in 2023, resulting in an above-target payout under our 2023 short-term annual incentive plan (Annual Incentive Plan) based on our preestablished performance criteria. See the “Compensation Discussion and Analysis–Annual Cash Incentive” section of this Proxy Statement for additional information, including how we define Managed Sales Revenue and Non-GAAP Income and the specific developmental goals for 2023.

Metric	Target	Result	Payout
Managed Sales Revenue	$2,278M	$2,241M	115%
Non-GAAP Income	$371M	$405M
Development Goals	100%	>100%
The Compensation Committee exercised negative discretion to payout the Annual Incentive Plan for Mr. Bienaimé and his direct reports at a range of 95% to 105% of target based upon individual performance, even though the overall program funding was 115%. This was in recognition of the recent experience of our stockholders and the adjusted net product revenue guidance for ROCTAVIAN, which was partially mitigated by the significant VOXZOGO revenue growth.
Three-Year Performance Period (2021 – 2023) Long-Term Performance-Based Equity Awards
Our long-term performance-based equity awards that were earned based on the three-year performance period of 2021 through 2023 were paid out above target based on our strong financial, operational and stock performance over such period. See the “Compensation Discussion and Analysis–Equity Compensation” section of this Proxy Statement for additional information, including how we define Non-GAAP Income and the specific strategic goals used.

Metric		Target	Result	Payouts
Relative Total Shareholder Return		50th percentile	84th percentile	200%
Non-GAAP Income(1)	2021	$185M	$243M	150.7%
	2022	$274M	$365M
	2023	$580M	$495M
Strategic Goals		100%	>100%	145%
(1)The Non-GAAP Income information for the three-year performance period (2021 - 2023) long-term performance-based equity awards were calculated under the Non-GAAP Income methodology used in 2021. See footnotes (1) and (2) to “Non-GAAP Income Performance-Based RSUs Earned for 2021 Through 2023 Performance Period” table set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information.
Our Executive Compensation Practices
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles.
WHAT WE DO
    Design executive compensation to align pay with performance and balance short-and long-term incentive compensation to incentivize achievement of short-and long-term business goals
    “Double trigger” vesting for CEO equity awards
    Reward performance by making a majority of executive compensation “at-risk”
    Retain independent compensation consultant reporting directly to the Compensation Committee
    Require executive officers and directors to meet stock ownership guidelines
    Provide stockholders an annual say-on-pay vote and solicit feedback on our compensation programs from stockholders
    Prohibit short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in our stock or engaging in margin activities (see the section of this Proxy Statement titled, “Stock Ownership Information – Anti-Hedging and Anti-Pledging Policy” for details)
    Maintain Clawback Policies
WHAT WE DON’T DO
    No repricing of underwater stock options without prior stockholder approval
    No excessive perquisites
    No guaranteed bonuses or base salary increases
    No tax gross-ups on severance or change in control benefits

2024 Proxy Statement	17

1
Election of Directors
Each of the 11 nominees for director listed below is currently a director of the Company and each has been recommended by the CGN Committee to the Board for re-election as our directors at the Annual Meeting, and the Board has approved such recommendations. Each of the nominees listed below was previously elected by the stockholders, except for Alexander Hardy who was appointed as CEO and a member of our Board effective December 1, 2023 and Barbara W. Bodem, Athena Countouriotis, M.D., and Mark J. Enyedy, who were appointed to the Board in December 2023 and nominated pursuant to the Cooperation Agreement. Mark J. Alles, Jean-Jacques Bienaimé, V. Bryan Lawlis, Ph.D., and Dennis J. Slamon, M.D., Ph.D. will not stand for re-election. Each director nominee to be elected and qualified will hold office until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Vote Required
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the matter. The 11 nominees receiving the highest number of ”FOR” votes will be elected.

Board Refreshment
Our Board and committee refreshment and succession planning process is designed to enable the Board and each committee to be comprised of highly qualified directors, with the independence, skills, diversity and perspectives to effectively carry out the Board’s oversight of the Company. The CGN Committee in consultation with the Chair of the Board, regularly assesses the composition of the Board and its committees to evaluate its effectiveness and whether or not changes should be considered. As a result of this process, ten of our current 15 directors are new to the Board since January 2016, which brings us to approximately one new director refresh per year over the last decade. In addition, six of our 11 director nominees included in this Proxy Statement are new to the Board since January 2019.
Specifically, in December 2023, we added three new independent directors to the Board: Ms. Bodem, Dr. Countouriotis, and Mr. Enyedy. They were appointed to the Board and nominated for re-election in this Proxy Statement following a full review conducted pursuant to the Company’s existing practices and policies for identifying and evaluating nominees and pursuant to the Cooperation Agreement. The CGN Committee and the Board believe that the deep industry experience, leadership expertise, and diverse skills of these nominees will help us determine how best to strengthen operational performance, enhance profitability, and create long-term value for our stockholders. Each of the CGN Committee and the Board has decided to recommend the nominees as of the date of this Proxy Statement, without taking into consideration any contractual obligation set forth in the Cooperation Agreement.

The Board recommends a vote in favor of each nominee named in Proposal 1.

18	2024 Proxy Statement

Proposal 1 Election of Directors
Nominees for Director
A brief biography of each nominee is set forth below, which includes information, as of March 15, 2024, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the CGN Committee and the Board to believe that the nominee should continue to serve on the Board.

Elizabeth McKee Anderson Director, GSK PLC Director, Insmed, Inc. Director, Revolution Medicines, Inc. Age: 66 Director Since: July 2019

Key Skills and Experience
The Board has nominated Ms. Anderson for her extensive experience in managing large biotechnology and pharmaceutical organizations, compensation and corporate governance matters, finance and accounting, and sales and marketing of both biotechnology and pharmaceutical products.
Professional Highlights
Elizabeth McKee Anderson joined our Board in July 2019 and serves as Chair of the Compensation Committee. Ms. Anderson held various senior leadership positions at Johnson & Johnson from 2003 until her retirement in 2014.
Prior to Johnson & Johnson, Ms. Anderson served as the Vice President and General Manager of Wyeth Lederle Vaccines, division of Wyeth, a pharmaceutical company, a role that she held from 1997 to 2002. Ms. Anderson also previously worked at Rhône-Poulenc Rorer and the American Red Cross.
Ms. Anderson currently serves on the boards of GSK plc, Insmed Inc., and Revolution Medicines, Inc., all public biopharmaceutical companies. She served on the boards of Bavarian Nordic A/S, a public vaccines and biopharmaceuticals company, until August 2022 and Huntsworth PLC, a public healthcare and communications company until December 2019. Ms. Anderson also serves on the board of Aro Biotherapeutics Company, a private biopharmaceutical company. She is a member of the Board of Trustees of the Wistar Institute, a non-profit biomedical research organization and is the Principal of PureSight Advisory, LLC.
Ms. Anderson holds a B.S. in Engineering from Rutgers University and an M.B.A. from Loyola University Maryland.

2024 Proxy Statement	19

Proposal 1 Election of Directors

Barbara W. Bodem Director, Enovis Corp. Director, Option Care Health, Inc. Age: 56 Director Since: December 2023

Key Skills and Experience
The Board has nominated Ms. Bodem for her extensive experience on serving on the boards of biotechnology and pharmaceutical organizations as well as her financial and accounting expertise.
Professional Highlights
Barbara Bodem has served on our Board since December 2023. Ms. Bodem was interim Chief Financial Officer of Dentsply Sirona Inc., a public dental equipment and supplies manufacturing company, from April 2022 to October 2022. Prior to that, she served as Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc., a medical device and medical technology provider, from 2018 until its acquisition by Baxter International Inc. in 2021. Earlier in her career, she served as Senior Vice President of Finance of Mallinckrodt Pharmaceuticals, a pharmaceutical manufacturer, from 2015 to 2018. She previously served in senior finance roles at Hospira, Inc. and Eli Lilly and Company.
Ms. Bodem currently serves on the boards of Enovis Corp., a public medical technology company, and Option Care Health, Inc., a public provider of home and alternate site infusion services. She also serves on the boards of BiomEdit LLC, a private animal health company, NorthStar Medical Radioisotopes, a radiopharmaceutical company and the non-profit Nature Conservancy of Indiana. In the past five years, Ms. Bodem served on the boards of Syneos Health, Inc., Turning Point Therapeutics, Inc., and Invacare Corporation.
She holds a B.S. in Finance and an M.B.A from Indiana University.

20	2024 Proxy Statement

Proposal 1 Election of Directors

Athena Countouriotis, M.D.
Co-founder, President, Chief Executive Officer and Chairperson, Avenzo Therapeutics
Director, Iovance Biotherapeutics, Inc.
Director, Passage Bio, Inc.
Age: 52
Director Since: December 2023

Key Skills and Experience
The Board has nominated Dr. Countouriotis for her extensive experience in managing biotechnology, pharmaceutical and clinical organizations, as well as her expertise in research and clinical development.
Professional Highlights
Athena Countouriotis, M.D. joined our Board in December 2023. Dr. Countouriotis is co-founder, President, Chief Executive Officer and Chairperson of Avenzo Therapeutics, Inc., a private biotechnology company, since October 2022. Prior to that, she served as President and Chief Executive Officer of Turning Point Therapeutics, Inc., an oncology company, from May 2018 to August 2022, leading the company through its initial public offering and eventual acquisition by Bristol Myers Squibb.
Dr. Countouriotis previously held the role of Senior Vice President and Chief Medical Officer of Adverum Biotechnologies, Inc., a clinical stage gene therapy organization, from June 2017 to May 2018, and before that served as Senior Vice President, Chief Medical Officer of Halozyme Therapeutics, Inc., a public biotechnology company, from January 2015 to May 2017. Dr. Countouriotis also served as Chief Medical Officer of Ambit Biosciences Corporation, a biopharmaceutical company, from February 2012 until its acquisition by Daiichi Sankyo Company in November 2014. Earlier in her career, Dr. Countouriotis led various clinical development organizations within Pfizer Inc. and Bristol-Myers Squibb Company.
Dr. Countouriotis currently serves on the board of directors of Iovance Biotherapeutics, Inc., a public oncology therapeutics company, Passage Bio, Inc., a public gene therapy company, Recludix Pharma, Inc., a private oncology therapeutics company, Leal Therapeutics, Inc., a private central nervous system diseases company, and Capstan Therapeutics, Inc, a private cell therapy company. Dr. Countouriotis previously served on the board of directors of Cardiff Oncology, Inc. (previously known as Trovagene, Inc.), a public oncology therapeutics company, from September 2017 to January 2020.
She holds a B.S. in Physiology from the University of California, Los Angeles, and an M.D. from Tufts University School of Medicine.

2024 Proxy Statement	21

Proposal 1 Election of Directors

Willard Dere, M.D.
Professor Emeritus of Internal Medicine at the University of Utah
Chief Medical Officer and Chief Advisor to the CEO, Angitia Biopharmaceuticals (Part-Time)
Director, Mersana Therapeutics, Inc.
Director, Seres Therapeutics, Inc.
Director, Metagenomi, Inc.
Age: 70
Director Since: July 2016

Key Skills and Experience
The Board has nominated Dr. Dere for his extensive experience in managing biotechnology and pharmaceutical organizations, clinical trial research as well as research and development in translating basic science discoveries into new clinical therapies and novel drug strategies.
Professional Highlights
Willard Dere, M.D. joined our Board in July 2016 and serves as Chair of the Science and Technology Committee. He is currently Professor Emeritus of Internal Medicine at the University of Utah and Chief Medical Officer and Chief Advisor to the Chief Executive Officer (part-time) at Angitia Biopharmaceuticals, a private biopharmaceutical company.
Dr. Dere served as Professor of Internal Medicine and the B. Lue and Hope S. Bettilyon Presidential Endowed Chair in Internal Medicine for Diabetes Research, Co-Director of the Utah Clinical and Translational Science Institute, Co-Director of the Center for Genomic Medicine, and the Associate Vice President for Research at the University of Utah Health Sciences Center from November 2014 to June 2022. Prior to returning to academia in November 2014, Dr. Dere worked in the biopharmaceutical industry for 25 years, holding multiple roles at Amgen, Inc. and Eli Lilly and Company, both public biopharmaceutical companies.
Dr. Dere currently serves on the boards of Mersana Therapeutics, Inc., Seres Therapeutics, Inc., and Metagenomi, Inc., all public biopharmaceutical companies. Dr. Dere served on the board of Ocera Therapeutics, Inc., a public biopharmaceutical company, until its acquisition by Mallinckrodt PLC in December 2017, and Radius Health, Inc., a public biopharmaceutical company, until its acquisition by a private equity firm in August 2022. Dr. Dere also serves on the external advisory board of the Utah Clinical and Translational Science Institute. Since 2014, Dr. Dere has served on the Grants Working Group of the California Institute of Regenerative Medicine.
Dr. Dere holds a B.A. and an M.D. from the University of California, Davis, and trained in Internal Medicine at the University of Utah and Endocrinology/Metabolism at the University of California at San Francisco.

22	2024 Proxy Statement

Proposal 1 Election of Directors

Mark J. Enyedy Former President and Chief Executive Officer of ImmunoGen, Inc. Age: 60 Director Since: December 2023

Key Skills and Experience
The Board has nominated Mr. Enyedy for his extensive experience in general management, business development and legal experience in the biotechnology industry.
Professional Highlights
Mark J. Enyedy has served on our Board since December 2023. Mr. Enyedy served as the President and Chief Executive Officer of ImmunoGen, Inc., a public biotechnology company, from May 2016 until February 2024, when ImmunoGen, Inc. was acquired by AbbVie Inc.
Mr. Enyedy joined ImmunoGen from Shire plc, a pharmaceutical company, where he served in various executive capacities from August 2013 to May 2016, including as Executive Vice President and Head of Corporate Development from May 2014 to May 2016. Prior to that, he served as Chief Executive Officer and a director of Proteostasis Therapeutics, Inc., a biopharmaceutical company, from September 2011 to August 2013. Prior to joining Proteostasis, he served for 15 years at Genzyme Corporation, a biopharmaceutical company. Before joining Genzyme Corporation, Mr. Enyedy was an Associate with the Boston law firm Palmer & Dodge.
Within the past five years, he served as a director of Ergomed plc, LogicBio Therapeutics, Inc., Akebia Therapeutics, Inc., Fate Therapeutics, Inc., and Keryx Biopharmaceuticals, Inc. Mr. Enyedy also served on the boards of The American Cancer Society of Eastern New England, and The Biotechnology Innovation Organization.
He holds a B.S. from Northeastern University and a J.D. from Harvard Law School.

2024 Proxy Statement	23

Proposal 1 Election of Directors

Alexander Hardy President and Chief Executive Officer Age: 55 Director Since: December 2023

Key Skills and Experience
The Board has nominated Mr. Hardy for his extensive experience in the global biopharmaceutical industry, including management of biotechnology organizations, business development, leadership expertise, and sales and marketing of both biotechnology and pharmaceutical products.
Professional Highlights
Alexander Hardy has served as our President and Chief Executive Officer and a member of our Board since December 2023. Mr. Hardy has more than 30 years in the global pharmaceutical industry.
Prior to BioMarin, he spent nearly 20 years at Genentech, Inc. and Roche, most recently serving as Chief Executive Officer of Genentech, Inc. since May 2019. At Roche, Mr. Hardy previously served as Head of Global Product Strategy from August 2016 to March 2019, and as Head, Asia Pacific, Roche Pharma, from May 2014 through August 2016. Before that, Mr. Hardy served in various leadership roles at Genentech, Inc. (prior to its acquisition by Roche) and Novartis. He currently serves on the board of directors for the Pharmaceutical Research and Manufacturers of America (PhRMA).
Mr. Hardy holds a B.A. in Land Economy from the University of Cambridge and an M.B.A. from the University of Michigan's Ross School of Business.

24	2024 Proxy Statement

Proposal 1 Election of Directors

Elaine J. Heron, Ph.D. Director, Vaxart, Inc. Director, Visgenx, Inc. Director, Watershed Medical, Inc. Director, BlueWhale Bio, Inc. Age: 76 Director Since: July 2002

Key Skills and Experience
The Board has nominated Dr. Heron for her extensive experience in life science sales and marketing, finance and accounting, corporate governance matters and research and development.
Professional Highlights
Elaine J. Heron, Ph.D. joined our Board in July 2002. From February 2009 to October 2015, Dr. Heron served as Chair and CEO of Amplyx Pharmaceuticals, Inc., a private drug development company acquired by Pfizer, Inc. in April 2021.
Dr. Heron currently serves on the boards of Vaxart, Inc., a public clinical-stage biotechnology company, Visgenx, Inc., a private early-stage therapeutics company, Watershed Medical, Inc., a private early-stage therapeutics company, and BlueWhale Bio, Inc., a private preclinical biotechnology company. Dr. Heron is also an advisor to Kyto Technology and Life Science, Inc. (OTCQB:KBPH) and Cairn Biosciences, Inc. From July 2001 to October 2008, Dr. Heron was Chair and CEO of Labcyte Inc., a private biotechnology company. Before joining Labcyte Inc., Dr. Heron spent six years in positions of increasing responsibility at the Applied Biosystems Group of Applera Corporation, a biotechnology company, including the position of General Manager and Vice President of Sales and Marketing.
Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University.

2024 Proxy Statement	25

Proposal 1 Election of Directors

Maykin Ho, Ph.D. Director, Agios Pharmaceuticals Inc. Director, FibroGen, Inc. Director, Neumora Therapeutics, Inc. Director, Parexel Age: 71 Director Since: February 2021

Key Skills and Experience
The Board has nominated Dr. Ho for her extensive experience in healthcare investment research, finance, and analysis of science and biotechnology.
Professional Highlights
Maykin Ho, Ph.D. joined our Board in February 2021. Dr. Ho has been a venture partner of Qiming Venture Partners, a venture capital firm in China and Hong Kong, since July 2015 and is a member of the Biotech Advisory Panel of the Stock Exchange of Hong Kong.
Dr. Ho is a retired partner of the Goldman Sachs Group, where she held various positions from July 1992 to February 2015, including as senior biotechnology analyst, co-head of Global Healthcare Investment Research, and advisory director for Healthcare Investment Banking. Prior to Goldman Sachs, Dr. Ho held various managerial positions in licensing, strategic planning, marketing and research at DuPont-Merck Pharmaceuticals and DuPont de Nemours & Company.
Dr. Ho currently serves on the boards of Agios Pharmaceuticals Inc., FibroGen, Inc., and Neumora Therapeutics, Inc., all public biopharmaceutical companies. She also serves on the boards of Parexel, a private biopharmaceutical services company, the Aaron Diamond AIDS Research Center at Columbia University and the Institute for Protein Innovation founded by Dr. Timothy Springer of Harvard University. Dr. Ho was previously a member of the board of directors of Grail, Inc., a private cancer detection company that was acquired by Illumina in August 2021.
Dr. Ho was a postdoctoral fellow at Harvard Medical School and a graduate of the Advanced Management Program at The Fuqua School of Business, Duke University. Dr. Ho holds a Ph.D. in Microbiology and Immunology and a B.S. from the State University of New York, Downstate Medical Center.

26	2024 Proxy Statement

Proposal 1 Election of Directors

Robert J. Hombach Former Executive Vice President, CFO & COO, Baxalta Inc. Director, Embecta Corporation Age: 58 Director Since: September 2017

Key Skills and Experience
The Board has nominated Mr. Hombach for his extensive experience in finance and accounting, capital markets and managing large biotechnology and pharmaceutical organizations.
Professional Highlights
Robert J. Hombach joined our Board in September 2017 and currently serves as Chair of the Audit Committee. Mr. Hombach served as Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta Inc., a public biopharmaceutical company, until it was acquired by Shire plc, in June 2016. Baxalta was spun off from its parent, Baxter International Inc., a public pharmaceutical company, in July 2015, where Mr. Hombach served as Vice President and Chief Financial Officer from June 2010 until the Baxalta spin-off. Mr. Hombach also served as Treasurer of Baxter from 2007 to 2011 and was Vice President of Finance, Europe, Middle East, and Africa from 2004 to 2007. Prior to this, Mr. Hombach served in a number of finance positions of increasing responsibility in the corporate planning, manufacturing, operations and treasury areas at Baxter.
Mr. Hombach currently serves on the board of Embecta Corporation, a public diabetes company. Previously, Mr. Hombach served on the boards of Aptinyx Inc., a public biotechnology company, from May 2018 to June 2023, CarMax, Inc., a public company, from April 2018 to June 2022, and Naurex, Inc., a private pharmaceutical company acquired by Allergan in August 2015.
Mr. Hombach holds an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management and a B.S. in Finance cum laude from the University of Colorado.

2024 Proxy Statement	27

Proposal 1 Election of Directors

Richard A. Meier Chair of the Board Supervisory Board Member, Syntellix AG Age: 64 Director Since: December 2006

Key Skills and Experience
The Board has nominated Mr. Meier for his extensive experience in finance and accounting, capital markets, managing large organizations in the healthcare field and information technology.
Professional Highlights
Richard A. Meier has served as the Chair of our Board since December 2023 and a director since December 2006. Before becoming the Chair of our Board, he served as our Lead Independent Director from June 2015 to November 2023.
Mr. Meier served as President and Chief Executive Officer and a member of the board of Rockley Photonics Holdings Ltd., a public medical technology company(1), from December 2022 to May 2023 and as President and Chief Financial Officer from October 2022 to December 2022.
Prior to Rockley, Mr. Meier was Executive Vice President and Chief Financial Officer of Intersect ENT, Inc., a public medical technology company, a position he held from November 2019 through June 2022 when it was acquired by Medtronic. Mr. Meier served as Executive Vice President and Chief Financial Officer of Owens & Minor, Inc., a global healthcare services company, from March 2013 to July 2015. In July 2015, he took on the added role of President-International, a position he held until July 2018. Mr. Meier was an Executive Vice President and Chief Financial Officer at TeleFlex Incorporated, a global medical device company, from January 2010 through March 2012.
Earlier in his career, Mr. Meier served as President and Chief Operating Officer of Advanced Medical Optics, Inc., a global ophthalmic medical device company, that was acquired by Abbott Laboratories in February 2009. Throughout his time at Advanced Medical Optics, Mr. Meier served as Chief Financial Officer, while also serving in a number of additional senior operating roles. Mr. Meier was the Executive Vice President and Chief Financial Officer of Bausch Health Companies Inc. (BHC) (formerly Valeant Pharmaceuticals, Inc. and ICN Pharmaceuticals, Inc.), from October 1999 to April 2002, and Senior Vice President & Treasurer from May 1998 to October 1999.
Prior to these roles in the healthcare industry, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc.
Mr. Meier is a member of the Supervisory Board of Syntellix AG, a private medical technology company, and he was a director of Staar Surgical Inc., a public ophthalmic medical device company, from June 2009 to June 2016, where he also served on the Governance, Compensation, and Audit Committees.
Mr. Meier holds a B.A. in Economics from Princeton University.

(1)In January of 2023, Rockley filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. In March 2023, the Bankruptcy Court approved Rockley’s Prepackaged Plan of Reorganization, and the company emerged from bankruptcy as a private company.

28	2024 Proxy Statement

Proposal 1 Election of Directors

David E.I. Pyott, M.D. (Hon.) Director, Alynlam Pharmaceuticals, Inc. Director, Pliant Therapeutics, Inc. Supervisory Board Member, Royal Philips in the Netherlands Age: 70 Director Since: January 2016

Key Skills and Experience
The Board has nominated Dr. Pyott for his extensive experience in managing global multi-specialty healthcare companies, sales and marketing of both biotechnology and pharmaceutical products, research and development, international regulatory requirements and business development in the pharmaceutical and biotechnology industry.
Professional Highlights
David E.I. Pyott, M.D. (Hon.), joined our Board in January 2016.
Dr. Pyott served as Chief Executive Officer of Allergan, Inc., a global pharmaceutical company, from 1998 to March 2015. Prior to Allergan, Dr. Pyott served as the Head of the Novartis Nutrition Division and a member of the Executive Committee of Novartis AG, a global healthcare company.
Dr. Pyott currently serves on the boards of Alnylam Pharmaceuticals, Inc. and Pliant Therapeutics, Inc., both public biopharmaceutical companies, and is a member of the Supervisory Board of Royal Philips in the Netherlands, a public diversified medical technology company. He is Chairman of the Governing Board of the London Business School, a member of the Board of Trustees of the California Institute of Technology and a Vice-President of the Ophthalmology Foundation. Dr. Pyott served as Lead Director at Avery Dennison Corporation, a public global labeling and packaging materials company until April 2020.
Dr. Pyott holds a Diploma in International and European Law from the Europa Institute at the University of Amsterdam, an Honorary Degree in Medicine and an M.A. degree from the University of Edinburgh, and an M.B.A. degree from the London Business School.

2024 Proxy Statement	29

Proposal 1 Election of Directors
Director Nominee Skills and Experience
We examine the experience and expertise of our Board as a whole to ensure alignment between the abilities and expertise of our Board and our strategic priorities and long-range plan, emphasizing, among other things, skills and experience in leadership of large, complex organizations, particularly in related industries; sales and marketing of biotechnology and pharmaceutical products; manufacturing of biotechnology and small molecule drug products; research and development of drug products, including managing and conducting clinical trials and the drug regulatory approval processes; medicine; finance; accounting; capital markets; business development; intellectual property; and information technology. All of our director nominees exhibit high integrity, sound business judgment, innovative thinking, collegiality and a knowledge of corporate governance requirements and practices, and our director nominees as a whole bring a balance of relevant skills and experience to our boardroom, including those listed below:

Directors

Research & Development	4/11

Management of Biotechnology and Pharmaceutical Organizations	11/11

Clinical Trial Research	3/11

U.S. & International Drug Regulatory Processes	4/11

Compensation / Corporate Governance Matters	6/11

Finance / Accounting / Capital Markets	8/11

Manufacturing of Biotechnology & Small Molecule Drug Products	2/11

Business Development / Sales & Marketing	10/11

30	2024 Proxy Statement

Proposal 1 Election of Directors
Board Diversity
We are committed to diversity across all aspects of our organization, including with respect to identifying, evaluating and nominating directors. In September 2018, the Board formalized its long-standing practice of considering women and minority candidates for open director positions by amending the Corporate Governance Principles to require that:
•the Board consider the diversity of specific skills and characteristics (including, without limitation, areas of expertise, race, ethnicity and gender) necessary for the optimal functioning of the Board over both the short and long term; and
•the CGN Committee, and any search firm that it engages, include women and minority candidates in the pool from which the Board selects candidates for director.
Board Diversity Matrix
The following Board Diversity Matrix presents our Board diversity statistics as of April 9, 2024, in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Part I: Gender Identity	Female	Male	Non-Binary	Decline to Disclose
Directors (15 total)	5	10	—	—

Part II: Demographic Background	Female	Male	Non-Binary	Decline to Disclose
Asian	1	1	—	—
White	4	9	—	—
Our Board Diversity Matrix as of April 11, 2023 can be found in the proxy statement for our 2023 Annual Meeting of Stockholders, filed with the SEC on April 11, 2023.
We remain committed to diversity throughout our process for identifying and evaluating director candidates, and we are proud that the gender and ethnic diversity of our director nominees has increased significantly in recent years, as shown in the graph below. For more information regarding the diversity and composition of our director nominees, see the “Proxy Overview— Director Nominee Dashboard – Diversity” section of this Proxy Statement. The following charts represent the evolution of the gender and ethnic diversity of our Board with the 2024 information being as of the date of the Annual Meeting based on the assumption that all 11 director nominees are elected.
Gender Diversity
Ethnic Diversity

2024 Proxy Statement	31

Proposal 1 Election of Directors
Identifying and Evaluating Candidates for Director
The CGN Committee uses a variety of methods for identifying and evaluating nominees for director. The CGN Committee, in consultation with the Chair of the Board, regularly assesses the composition of the Board and each committee of the Board to evaluate its effectiveness and whether or not changes should be considered to either the Board or any of the committees. The full Board annually determines the diversity of specific skills and characteristics that could improve the overall quality and ability of the Board to carry out its oversight of the Company and other functions.

In December 2023, we added three new independent directors to the Board: Ms. Bodem, Dr. Countouriotis, and Mr. Enyedy. They were appointed to the Board and nominated for re-election in this Proxy Statement following a full review conducted pursuant to the Company’s existing practices and policies for identifying and evaluating nominees and pursuant to the Cooperation Agreement. The CGN Committee and the Board believe that the deep industry experience, leadership expertise, and diverse skills of these nominees will help us determine how best to strengthen operational performance, enhance profitability, and create long-term value for our stockholders. Each of the CGN Committee and the Board has decided to recommend the nominees as of the date of this Proxy Statement, without taking into consideration any contractual obligation set forth in the Cooperation Agreement.

The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of our Company. The Board believes that it should be composed of persons with skills and experience in areas such as:
•biotechnology and pharmaceutical organizations (management, business development, sales & marketing);
•clinical trial research;
•finance and accounting;
•manufacturing biotechnology and other pharmaceutical products;
•U.S. and international drug regulatory processes;
•intellectual property matters;
•compensation and corporate governance matters; and
•research and development.

In September 2018, the Board formalized its long-standing practice of considering women and minority candidates for open director positions by amending the Corporate Governance Principles to require that:
•the Board consider the diversity of specific skills and characteristics (including, without limitation, areas of expertise, race, ethnicity and gender) necessary for the optimal functioning of the Board over both the short and long term; and
•the CGN Committee, and any search firm that it engages, include women and minority candidates in the pool from which the Board selects candidates for director.
Since formally adopting this policy, the Board has added six independent directors, four of whom are female and one of whom is also an underrepresented minority.

32	2024 Proxy Statement

Proposal 1 Election of Directors
The Board’s process for identifying and evaluating nominees for director is detailed below:

1
Identify Search Criteria
•The first step in the general process is to identify the type of candidate the CGN Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of the director search.

2
Identify Director Candidates
•Once the target characteristics are identified, the CGN Committee determines the best method for finding a candidate who satisfies the specified criteria.
•The CGN Committee may consider candidates recommended by management, by the members of the CGN Committee, the Board, and stockholders, or the CGN Committee may engage a third party to conduct a search for possible candidates.

3
Stockholder Recommendations
•In considering candidates submitted by stockholders, the CGN Committee will take into consideration the needs of the Board and the qualifications of the candidate.
•Any stockholder recommendations submitted for consideration by the CGN Committee should include verification of the stockholder status of the person submitting the recommendation and the information set forth in the section of this Proxy Statement titled, “Additional Information–Questions and Answers about these Proxy Materials and Voting—How can I recommend a director nominee for consideration by the CGN Committee?” and be addressed to the Board, at 105 Digital Drive, Novato, CA 94949, c/o G. Eric Davis, Executive Vice President, Chief Legal Officer and Secretary.

4
Comprehensive Candidate Review
•Once candidates are identified, the CGN Committee conducts an evaluation of qualified candidates.
•The evaluation generally includes interviews as well as background and reference checks.
•There is no difference in the evaluation process for a candidate recommended by a stockholder as compared to the evaluation process for a candidate identified by any of the other means.
•While the CGN Committee has not established specific minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include:

	•independence •lack of potential conflicts of interest •strength of character •mature judgment •business understanding •experience with the pharmaceutical and/or biotechnology industries	•career specialization •relevant technical skills •diversity •availability and level of interest •capacity to devote time to Board activities •ability to fill a present need on the Board

5
Recommendation to the Board
•If the CGN Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the full Board, and the directors may in turn conduct their own review to the extent they deem appropriate.

6
Board Appointment
•When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an Annual Meeting of Stockholders or appointed as a director by a vote of the Board as appropriate.

2024 Proxy Statement	33

Proposal 1 Election of Directors
Stockholder Nominations
In addition, our Amended and Restated Bylaws (Bylaws) permit stockholders to nominate directors (i) for inclusion in our proxy materials and consideration at an Annual Meeting of Stockholders pursuant to our proxy access bylaw and (ii) for consideration at an Annual Meeting of Stockholders without being included in our proxy materials. For a description of the process for nominating directors in accordance with our Bylaws, see the section of this Proxy Statement titled, “Additional Information–Questions and Answers about these Proxy Materials and Voting,” including the information under the headings, “How can I recommend a director nominee for consideration by the CGN Committee?” and “When are other proposals and director nominations for next year’s Annual Meeting due?”
Director Independence
The Board has affirmatively determined that, except for Mr. Hardy and Mr. Bienaimé, all of our current directors are independent within the meaning of the applicable listing standards of The Nasdaq Stock Market LLC (Nasdaq) and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the Independent Directors). There are no family relationships between any of our directors and any of our executive officers.

34	2024 Proxy Statement

Corporate Governance
This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Principles, the charters of the committees of the Board and our Global Code of Conduct and Business Ethics described below may be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: G. Eric Davis, Executive Vice President, Chief Legal Officer and Secretary, c/o BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949. Information on our website is NOT incorporated by reference in this Proxy Statement.
Corporate Governance Highlights
We are committed to exercising good corporate governance and frequently review our practices. We believe that good governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance practices include the following:

Stockholder Rights and Accountability	•Proxy access bylaw (3% holder for three years) •Plurality voting in the election of directors in uncontested elections with director resignation policy as described below

Board Independence
•All of our current directors and nominees for director are independent, other than Mr. Hardy, our CEO and, Mr. Bienaimé, our former CEO
•Separated position of independent Chair and CEO in 2023
•Regular executive sessions of the Independent Directors
•100% independent standing committee members
•Board and committees may engage outside advisors independently of management

Stock Ownership by Directors and Executives
•Stock ownership guidelines for directors and executive officers help to align their interests with stockholder interests
•In 2021, we doubled our CEO’s stock ownership guideline threshold to six times his base salary, up from three times. In 2022, we increased our directors’ stock ownership guideline threshold from four to five times cash retainers
•Prohibit short sales, transactions in put or call options, hedging transactions, or other inherently speculative transactions in our stock or engaging in margin activities

Robust Compensation- Setting Process
•Independent compensation consultant reporting directly to the Compensation Committee
•Maintain clawback policies that provide for the recovery of applicable incentive-based compensation received by current and former executive officers in the event of a required accounting restatement
•Annual advisory approval of executive compensation

Board Practices
•Commitment to diversity in terms of specific skills and characteristics (including expertise, race, ethnicity, and gender), including adoption of a formal policy to consider women and minority candidates for all open Board positions
•Annual Board and committee self-evaluations
•Risk oversight by the full Board and committees
•Corporate Governance Principles and robust Global Code of Conduct and Business Ethics
•Financial Authority Policy, under which the Board must approve spend over a specified dollar threshold

2024 Proxy Statement	35

Corporate Governance

More Stringent Limits for Service on Other Public Company Boards
Our directors acknowledge the significant time commitment required to effectively carry out their responsibilities as BioMarin Board members. In recognition of their commitment to serving on BioMarin’s Board and the ever-increasing complexity of oversight expected of directors, our Board amended the Company’s Corporate Governance Principles in December 2021 to further limit the number of public company boards on which a BioMarin director may serve from five to four boards for directors without full-time jobs. Our Board further amended the Corporate Governance Principles in December 2023 to (i) limit the service on public company boards for directors that are executives of a public company to no more than one public company board in addition to the board of the public company for which they serve as an executive and (ii) deem service as non-executive chair or lead independent director of a public company to be service on two public company boards. A director who serves on the board of a private company that subsequently becomes public, and as a result, serves on more than four public company boards, may have a six-month transition period beginning on the date the private company became public to come into compliance with the limit. Other limits for directors with full-time jobs and those serving on audit committees remain.

Director Resignation Policy
Pursuant to our Corporate Governance Principles (which are available in the Corporate Governance section of the Investors section of our website at www.biomarin.com(1)), any director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election in an uncontested election at a stockholders’ meeting should promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The CGN Committee will then make a recommendation to the Board regarding the appropriate response to such an offer of resignation and the Board will then deliberate and vote on such recommendation.
Policy in Action: Director Resignation in 2021
At the 2021 Annual Meeting of Stockholders, one of our directors was re-elected but received a greater number of votes “WITHHELD” from his election than votes “FOR” his election. The director promptly tendered his resignation pursuant to the Director Resignation Policy described above, and the Board promptly accepted it in recognition of the voting results and clear message from our stockholders.

(1)Information on our website is NOT incorporated by reference in this Proxy Statement.

36	2024 Proxy Statement

Corporate Governance
Stockholder Engagement
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, executive compensation practices, ESG matters or other aspects of our operations.
We regularly engage with our stockholders through open dialogue and direct communication, including through the channels below:

We participate in investor road shows, analyst meetings, and investor conferences, both virtually and in person.	Stockholders are generally able to listen to investor conferences via our website.

We communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website.	Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.
Stockholder Outreach
We directly reach out to stockholders to hear their views on matters most important to them as investors in BioMarin. Although we do not have any formal threshold, we generally concentrate our outreach efforts on our largest stockholders. In 2023 and in early 2024, we continued our active engagement efforts to ensure stockholder interests were incorporated into our planning process for areas such as ESG practices and the 2024 executive compensation program.

Scope of Outreach Our outreach in 2023 through January 2024 included all of our top ten stockholders and more than half of our top 30 stockholders, representing holders of approximately
BioMarin Participants
•Richard A. Meier, our Chair
•Alexander Hardy, our CEO
•Brian R. Mueller, our Executive Vice President and Chief Financial Officer
•Henry J. Fuchs, M.D., our President of Worldwide Research & Development
•G. Eric Davis, our Executive Vice President, Chief Legal Officer and Secretary
•Traci McCarty, our Group Vice President of Investor Relations
•ESG Committee Members

Topics Discussed
During our meetings with stockholders, we discussed various topics, including:
•Business outlook and strategy given recent CEO transition
•Diversity of our workforce, executives and Board
•Environmental and sustainability initiatives
•Corporate governance matters
•Executive compensation philosophy and design
Feedback from these discussions was relayed to, and considered by, the full Board and senior executives in their decision making related to these topics important to our stockholders.

59%	of our outstanding stock as of December 31, 2023.

Stockholder feedback is important, and the information we glean from stockholder engagement and outreach is highly valued by our Board and senior executives. In particular, our stockholders’ views and opinions on our executive compensation practices are extremely important to us. As stewards of good corporate governance, our Compensation Committee evaluates the design of our executive compensation program based on market conditions, stockholder views and other governance considerations. Please see the “Compensation Discussion and Analysis—Recent Say-on-Pay Vote and Stockholder Feedback” section of this Proxy Statement for details regarding how stockholder feedback has been reflected in our executive compensation program.

2024 Proxy Statement	37

Corporate Governance
Board Structure and Operations
Board Leadership Structure
The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chair and CEO in any manner that it determines to be in the best interests of the Company and its stockholders depending on the circumstances. The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches of our peers.

Change in Leadership Structure
In December 2023, the Board separated the positions of Chair and CEO in connection with our CEO transition. The Board believes that the separation of duties will strengthen our corporate governance by creating independent leadership of the Board and allow the Chair to focus more on oversight, while our new CEO will be better able to focus on day-to-day operations of the Company. In addition, the Board removed the position of Lead Independent Director in light of the independence of the Chair of the Board. As discussed further below, the Board appointed Richard A. Meier as our Chair. Mr. Meier joined our Board in December 2006 and served as our Lead Independent Director from June 2015 until his appointment as Chair effective December 1, 2023.

The Board periodically reviews its leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors to better align the operational leadership of the Company. Based on such review, and taking into consideration the change in leadership structure discussed above, the Board believes that separating the Chair and CEO positions is in the best interests of the Company and its stockholders at this time. This determination is in response to stockholder feedback and what the Board believes to be best governance practice for the Company at this time. In making this judgment, the Board took into account its evaluation of Mr. Meier’s prior performance as Lead Independent Director and as a current member of the Board, his positive relationship with the other directors, his vast expertise in the biopharmaceutical industry and proven track record of successful leadership, and the strategic perspective he would bring to the role of Chair. Mr. Meier has served as Chair since December 1, 2023.

The Chair is responsible for:
•calling meetings of the Board;
•presiding at meetings of the Board;
•approving Board meeting schedules and meeting agendas;
•approving Board meeting materials; and
•being available for consultation with major stockholders.

The Board recognizes the importance of having a Board structure that will continue to promote the appropriate exercise of independent judgment by the Board.
The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or such committee deems appropriate. Moreover, the Board holds regular executive sessions of the Independent Directors. In addition, all members of the Audit Committee, the CGN Committee, the Compensation Committee and the Science and Technology Committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

38	2024 Proxy Statement

Corporate Governance
Director Engagement
Meetings of the Board and Director Attendance

Meetings of the Board	Executive Sessions	Attendance at Annual Meeting

The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2023, the Board held 15 meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Applicable Nasdaq listing standards require that the Independent Directors meet from time to time in executive session. In fiscal year 2023, our Independent Directors met in regularly scheduled executive sessions at which only Independent Directors were present.

It is our policy to request that all Board members attend the Annual Meeting of Stockholders. However, we also recognize that attendance by all directors is not always possible. All 11 of the 11 director nominees for the 2023 Annual Meeting of Stockholders attended such meeting.

Director Orientation and Continuing Education
New directors participate in an extensive orientation which includes meetings with senior management to discuss the Company’s strategic plans, financial statements, legal and risk management, and key policies and governance practices. The CGN Committee also regularly reviews and recommends topics for director training for the year. We provide opportunities for directors to participate in external continuing director education programs and provide reimbursement for expenses associated with these events. Continuing director education is also provided during Board meetings by outside experts who present on issues relevant to the Board’s oversight duties and we provide updates regarding relevant SEC, ESG and other corporate governance developments. We recently completed new director orientation for our three new independent directors that joined in December 2023 and also provided updates regarding recent SEC cybersecurity rules to the Board.

2024 Proxy Statement	39

Corporate Governance
The Board’s Roles and Responsibilities
Board’s Role in Oversight of Strategy and Risk Management
Strategy Oversight
The Board oversees the strategic direction of the Company, including consideration of the potential rewards and risks of our business opportunities and challenges and monitoring risks that could impact achievement of our strategic goals. For example, the Board:

Dedicates a two-day Board meeting each year focused exclusively on short-term and long-term strategy.	Throughout the year, engages with senior management on business matters directly tied to BioMarin’s strategic goals.	Provides valuable input on the Company’s Annual Operating Plan and Long Range Plan.	Regularly hears reports from the next generation of leadership to ensure the talent pipeline is robust and diverse.

Risk Oversight
The discussion below provides an overview of the allocation of risk management responsibilities among the Board and committees of the Board. For additional information regarding the responsibilities of each Board committee with respect to risk management and other functions, see “The Board’s Roles and Responsibilities–Committees of the Board” section of this Proxy Statement.

Board
The Board is actively involved in the oversight of risks that could affect BioMarin. This oversight is conducted primarily through committees of the Board as described below, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding such committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. For example, the full Board receives an annual update from the Chief Information Officer regarding cyber security risks and steps taken to mitigate such risks.

Audit Committee
•Oversees risks related to our financial statements, the financial reporting process, accounting, investments, access to capital, currency risk and hedging programs, information security (including risks related to cyber security) and data protection.
•Meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures.
•Responsible for reviewing legal proceedings, litigation contingencies and other risks and exposures and compliance that could materially affect our financial statements.

Compensation Committee
•Reviews our incentive compensation arrangements to determine whether they encourage excessive risk taking, reviews and discusses at least annually the relationship between our risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate potential risks.

CGN Committee
•Oversees and evaluates compliance by the Board and management with our Corporate Governance Principles, Global Code of Conduct and Business Ethics and our Global Corporate Compliance and Ethics Program; reviews and assesses the Company’s significant ESG policies and practices; and reviews the Company’s risk management procedures for those areas deemed appropriate by the CGN Committee.

Science and Technology Committee •Annually reviews risks related to intellectual property protection and procedures.

40	2024 Proxy Statement

Corporate Governance
The full Board and its committees receive regular updates on key enterprise risks throughout the year. From time to time, management also completes company-wide risk assessments, focusing on risks that may directly impact BioMarin achieving its core business and strategic objectives. The results of such assessments are periodically reviewed by the full Board and the applicable committees. The risk assessment process is global in nature and has been developed to identify and assess BioMarin’s current and emerging risks, including the nature of risks, as well as to identify steps to mitigate and manage each risk. This process is supported by a cross-functional global steering committee that seeks input and perspective from key employees, managers, and senior leadership across the organization. The assessment also involves holding discussions of risk mitigation strategies with process owners and subject matter experts. The full Board and the applicable committees receive updates to ensure appropriate risk mitigation plans are implemented to monitor and manage risks.
Oversight of ESG

Board of Directors
Our Board believes in setting the right tone at the top at BioMarin about the critical importance of ESG matters to the long-term success of the Company. The Board focuses on ESG practices that it believes are most important to our investors, patients, employees, collaboration partners, suppliers and distributors, governments and regulators, community and non-governmental organizations, and other BioMarin stakeholders. Board members regularly receive reports on BioMarin’s environmental and social activities and offer valuable insights and recommendations in addition to providing appropriate oversight.
BioMarin’s Board committees also oversee ESG initiatives from a strategic and risk-management perspective. In December 2022, the Board amended the CGN Committee Charter to formally assign ESG oversight to the CGN Committee in coordination with other Board committees and the full Board, as described below.

Areas of ESG Oversight by Board Committee
CGN Committee
•Environmental sustainability, including Enhanced ESG Disclosures
•Employee relations
•Code of Conduct and Business Ethics
•Corporate compliance and governance
Compensation Committee
•DEI initiatives
•Pay equity
•Talent development and management
•Employee recruitment and retention
Audit Committee
•Information security, including cybersecurity
•ESG Disclosures

Senior Executives
BioMarin’s senior leadership works together to advance our ESG efforts across the Company. Specifically, senior executives sponsor and oversee a cross-functional ESG Committee that spearheads many of our efforts to protect the environment and the communities in which we operate and provide a diverse, inclusive, safe and healthful workplace for our employees.

2024 Proxy Statement	41

Corporate Governance
Oversight of Talent Management Succession Planning
Our Board regularly reviews short-and long-term succession plans for the CEO and for other senior management positions. Our executive leadership conducts annual performance assessments that include succession plans for each of our senior management positions. These succession plans are reviewed and approved by our CEO and the details of these succession plans, including potential successors of our executive officers, are presented to the full Board.

Recent Management Successions
As the culmination of an orderly, thorough, multi-year succession planning process led by our independent directors, our Board appointed Alexander Hardy as our CEO and as a member of our Board effective December 1, 2023, succeeding Jean-Jacques Bienaimé. Mr. Hardy brings more than 30 years of experience in the global healthcare and biotechnology industries, most recently serving as CEO of Genentech, a member of the Roche Group.
In March 2024, we also announced that Cristin Hubbard will be our new Chief Commercial Officer effective May 20, 2024, succeeding Jeff Ajer. Ms. Hubbard brings more than 20 years of experience in the biopharmaceutical and diagnostics industries. She served most recently as the head of Global Product Strategy for Roche Pharma, where she was responsible for lifecycle management, accelerating delivery of the company's medicines from development to commercialization, across five therapeutic areas.

Committees of the Board
The Board has a number of committees that perform certain functions for the Board. The standing committees of the Board that meet regularly are the Audit Committee, the Compensation Committee, the CGN Committee and the Science and Technology Committee. As described below, the Strategic and Operating Review Committee was established in December 2023 as an ad hoc committee pursuant to the Cooperation Agreement. Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to our Company. Given that Mark J. Alles, Jean-Jacques Bienaimé, V. Bryan Lawlis, Ph.D., and Dennis J. Slamon, M.D., Ph.D. will not stand for re-election, the Board plans to review the composition of the committees following the Annual Meeting.

Audit Committee

Meetings in 2023: 11 Chair Members
Robert J. Hombach	Mark J. Alles	Elaine J. Heron, Ph.D.	Maykin Ho, Ph.D.
The Audit Committee is responsible for overseeing our accounting and financial reporting processes, internal control and financial risk management systems, internal and external audit functions and the audit of our financial statements, including reviewing:
•financial information;
•our systems of internal accounting and financial controls;
•the annual independent audit of our financial statements;
•the qualifications, independence and performance of our independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review and attest services; and
•the Company’s management of risks related to the matters overseen by the Committee.

42	2024 Proxy Statement

Corporate Governance

Among Other Duties and Responsibilities, the Audit Committee:
•reviews and discusses with management and the independent auditors our annual and quarterly financial statements, and as appropriate, our disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports to be filed with the SEC, earnings press releases and the substance of the financial information and earnings guidance provided to analysts and ratings agencies;
•determines whether to recommend to the Board inclusion of the audited financial statements in our Form 10-K filing;
•at the completion of the annual audit, reviews with management and the independent auditors the independent auditors’ audit and its report on the financial statements and internal control over financial reporting, comments and recommendations of the independent auditors, any significant changes in the auditors’ initial audit plan, and other matters related to the audit;
•reviews legal proceedings, litigation contingencies, information technology and security risks and other risks and exposures that could materially affect the financial statements, including attorneys’ reports of evidence of material violations of securities laws and breaches of fiduciary duty and similar violations of U.S. state or other applicable law;
•reviews and assesses the Company’s management of risks related to its financial statements, the financial reporting process, accounting, investments, access to capital, currency risk and hedging programs, information security (including risks related to cybersecurity), privacy and data protection;
•meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the appropriateness of the Company’s insurance coverage;
•implements, in conjunction with the CGN Committee, the internal audit function;
•reviews the independence of our auditors and appoints and, where appropriate, replaces our independent auditors;
•approves all arrangements and fees for work, including all audit, review and attest services and non-audit services, to be performed by the independent auditors’ firm prior to the commencement of the engagement;
•reviews with the independent auditors and, if appropriate, management, any management or internal control letter issued or proposed to be issued by the independent auditors and management’s response to such letter;
•reviews with management and any registered public accounting firm engaged to perform review or attest services, any material conflicts or disagreements between management and such accounting firm regarding financial reporting, accounting practices or policies or other matters;
•reviews with the independent auditors that firm’s assessment of our financial staff (including internal audit) and the adequacy and effectiveness of our financial and accounting internal controls;
•establishes and oversees procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•review and approve in advance or ratify all related party transactions in accordance with the Company’s Corporate Governance Principles.
The Audit Committee is currently composed of four directors: Mr. Hombach (Chair), Mr. Alles, Dr. Heron, and Dr. Ho. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Nasdaq Listing Rules 5605(c)(2)(A)(i) and (ii)). The Board has determined that Mr. Hombach qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Hombach’s level of knowledge and experience based on a number of factors, including his prior experience as the CFO of public companies and his experience and education in finance. In making this determination with respect to Mr. Hombach, the Board relied on his past business experience. Please see the description of the business experience for Mr. Hombach under the heading “Nominees for Director.”
The Audit Committee is governed by a written charter adopted by the Board. The Audit Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The charter of the Audit Committee grants the Audit Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties. As required by its charter, the Audit Committee conducts a self-evaluation at least annually. The Audit Committee also periodically reviews and assesses the adequacy of its charter, including the Audit Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

2024 Proxy Statement	43

Corporate Governance

Compensation Committee

Meetings in 2023: 6 Chair Members
Elizabeth McKee Anderson	Robert J. Hombach	V. Bryan Lawlis, Ph.D.	David E.I. Pyott, M.D. (Hon.)
The Compensation Committee is responsible for:
•reviewing and recommending to the Board changes to the compensation of our CEO and approving the compensation for executives who report directly to the CEO;
•assisting the Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human resources function;
•overseeing our incentive compensation plans and equity-based plans; and
•preparing any report on executive compensation required by applicable rules and regulations.

Among Other Duties and Responsibilities, the Compensation Committee:
•makes recommendations to the Board as to our general compensation philosophy and oversees the development and implementation of compensation programs (including salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, change of control related arrangements and other related benefits and benefit plans);
•makes recommendations to the Board regarding corporate performance goals and objectives relevant to the compensation of the CEO and sets performance goals and objectives relevant to the compensation of executives who report directly to the CEO and other senior management, and the type and amount of compensation (including any new compensation programs);
•evaluates, at least annually, the performance of the CEO relative to Board-approved goals and objectives, and recommends to the Board the CEO’s compensation and other terms of his or her employment based on this evaluation, and approves the compensation of executives who report directly to the CEO;
•considers the results of the most recent say-on-pay vote in reviewing and making recommendations to the Board with respect to our incentive compensation plans and equity-based plans;
•reviews material compensation programs applicable to our employees generally;
•reviews and makes recommendations to the Board regarding compensation for non-employee members of the Board;
•oversees all incentive compensation plans and equity-based plans and discharges any responsibilities imposed on the Committee by these plans;
•discusses with management periodically, as it deems appropriate, reports from management regarding the development, implementation and effectiveness of our policies and strategies relating to its human resources function and our regulatory compliance with respect to compensation matters;
•reviews and periodically approves the benefits and perquisites provided to the CEO and other senior management, as well as the employment, severance and change in control agreements relating to the CEO and other senior management;
•reviews our incentive compensation arrangements to determine whether they encourage excessive risk-taking, and reviews and discusses at least annually the relationship between our risk management policies and practices and compensation;
•reviews and recommends to the Board for approval the frequency with which we will conduct say-on-pay votes; and
•produces and provides to the Board an annual report of the Committee on executive compensation for inclusion in our annual proxy statement in accordance with applicable rules and regulations.

44	2024 Proxy Statement

Corporate Governance
The Compensation Committee is currently composed of four directors: Ms. Anderson (Chair), Mr. Hombach, Dr. Lawlis and Dr. Pyott. The Board has determined that all members of our Compensation Committee are independent (as independence is currently defined in Nasdaq Listing Rule 5605(a)(2)).
The Compensation Committee is governed by a written charter adopted by the Board. The Compensation Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Information regarding consultants engaged by the Compensation Committee is provided in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Under the Compensation Committee Charter, the Compensation Committee may, in its discretion, delegate its duties to a subcommittee or to the Chair of the Compensation Committee. As required by its charter, the Compensation Committee conducts a self-evaluation at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.
The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2023 and certain elements of compensation for 2023 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
During 2023, the Compensation Committee was composed of Ms. Anderson (Chair), Mr. Hombach, Dr. Lawlis and Dr. Pyott. No member of our Compensation Committee has ever been an executive officer or employee of us or any of our subsidiaries. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. During 2023, no members of our Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

2024 Proxy Statement	45

Corporate Governance

Corporate Governance and Nominating Committee

Meetings in 2023: 4 Chair Members
Mark J. Alles	Elizabeth McKee Anderson	Willard Dere, M.D.	Elaine J. Heron, Ph.D.	David E.I. Pyott, M.D. (Hon.)
The CGN Committee is responsible for:
•overseeing the composition of the Board to ensure that qualified individuals meeting the criteria of applicable rules and regulations serve as members of the Board and its committees;
•overseeing the development and implementation of corporate governance principles, policies, codes of conduct and codes of ethics relating to the operation of the Board and its committees;
•making recommendations to the Board regarding such corporate governance issues; and
•keeping informed on issues related to corporate responsibility.

Among Other Duties and Responsibilities, the CGN Committee:
•identifies, reviews and evaluates individuals qualified to serve on the Board consistent with criteria approved by the Board as vacancies arise and seeks out nominees to enhance the diversity, expertise and independence of the Board;
•considers and assesses the independence of directors, including whether a majority of the Board continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by the listing standards of Nasdaq;
•recommends potential director nominees for selection by the Board;
•considers recommendations for Board nominees and proposals appropriately submitted by our stockholders;
•develops and recommends to the full Board corporate governance policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board;
•performs an annual evaluation of the Board and each committee of the Board;
•makes recommendations to the full Board concerning the appropriate size and needs of the Board, including regarding committees of the Board to be maintained or created and chairmanship and membership of the Board committees;
•at least annually, reviews and assesses our Corporate Governance Principles applicable to the Board and the Company and recommends to the Board from time to time any amendments to such principles;
•reviews and assesses our Global Code of Conduct and Business Ethics and Corporate Compliance and Ethics Program and recommends to the Board from time to time any amendments to such code and program;
•oversees and evaluates compliance by the Board and our management with our Corporate Governance Principles, Global Code of Conduct and Business Ethics and Corporate Compliance and Ethics Program
•reviews and assesses the Company’s significant ESG policies and practices from time to time and make recommendations to the Company regarding ESG matters
•reviews and approves all board memberships for a for-profit company, other commercial entity, or advisory board, for our CEO and other executive officers and directors, to assess whether such proposed membership creates or has the potential to create either a conflict of interest or an appearance of one
•implements, in conjunction with the Audit Committee, the internal audit function;
•establishes a toll-free telephone number for employees to anonymously report complaints relating to financial fraud, environmental hazards, illegal or unfair employment practices, and unethical behavior;
•reviews our non-financial risk management procedures for those areas deemed appropriate by the Committee; and
•recommends guidelines to the Board for corporate succession planning as it relates to our CEO, if appropriate.

46	2024 Proxy Statement

Corporate Governance
A detailed discussion of the CGN Committee’s procedures for recommending candidates for election as a director appears above under the caption “Identifying and Evaluating Candidates for Director.”
The CGN Committee is currently composed of five directors, each of whom is “independent” under the listing standards of Nasdaq. The members of the CGN Committee are Mr. Mark J. Alles (Chair), Ms. Anderson, Dr. Dere, Dr. Heron and Dr. Pyott.
The CGN Committee is governed by a written charter adopted by the Board. The CGN Committee Charter and our Corporate Governance Principles can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The CGN Committee Charter complies with the guidelines established by Nasdaq. The charter of the CGN Committee grants the CGN Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the CGN Committee considers necessary or appropriate in the performance of its duties.
As required by its charter, the CGN Committee conducts a self-evaluation at least annually. The CGN Committee also periodically reviews and assesses the adequacy of its charter, including the CGN Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Science and Technology Committee

Meetings in 2023: 4 Chair Members
Willard Dere, M.D.	Elaine J. Heron, Ph.D.	Maykin Ho, Ph.D.	V. Bryan Lawlis, Ph.D.	Dennis J. Slamon, M.D., Ph.D.
The Science and Technology Committee is responsible for assisting the Board in overseeing our operations. Among other duties and responsibilities, the Science and Technology Committee:
•reviews matters relating to scientific capabilities and programs and reports to the Board regarding such review in order to help facilitate the Board’s oversight of our scientific technology, intellectual property portfolio and strategy and help promote our effective decision-making on science;
•reviews and considers management’s decisions regarding the allocation, deployment, utilization of, and investment in our scientific assets; and
•reviews and considers management’s decisions regarding acquiring or divesting scientific technology or otherwise investing in research or development programs.

The Science and Technology Committee is currently composed of five directors: Dr. Dere (Chair), Dr. Heron, Dr. Ho, Dr. Lawlis and Dr. Slamon.
The Science and Technology Committee is governed by a written charter adopted by the Board. The Science and Technology Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The charter of the Science and Technology Committee grants it the resources and authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate in the performance of its duties and responsibilities. As required by its charter, the Science and Technology Committee conducts a self-evaluation at least annually. The Science and Technology Committee also periodically reviews and assesses the adequacy of its charter, including the Science and Technology Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

2024 Proxy Statement	47

Corporate Governance

Strategic and Operating Review Committee

Meetings in 2023: 0 Chair Members
Richard A. Meier	Barbara W. Bodem	Mark J. Enyedy	Alexander Hardy	Maykin Ho, Ph.D
The Strategic and Operating Review Committee was established in December 2023 as an ad hoc committee pursuant to the Cooperation Agreement. The Strategic and Operating Review Committee is responsible for assisting the Board in conducting a review of the Company to maximize its long-term value. Among other duties and responsibilities, the Strategic and Operating Review Committee reviews, evaluates and makes recommendations to the Board regarding the following matters, including (to the extent applicable) the timing for, and implementation of, such matters:
•the business, strategy and operations of the Company, including identifying potential operational improvements and strategic opportunities that may enhance the Company’s long-term value;
•the Company’s financial and capital allocation priorities, including relevant operational targets, including margins;
•reviews the Company’s long-term planning and priorities, including multi-year financial planning; and
•any other related matters as may be determined by the Board from time to time.

The Strategic and Operating Review Committee is currently composed of five directors: Mr. Meier (Chair), Ms. Bodem, Mr. Enyedy, Mr. Hardy and Dr. Ho.
The Strategic and Operating Review Committee is governed by a written charter adopted by the Board. The Strategic and Operating Review Charter can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The charter of the Strategic and Operating Review Committee grants it the resources and authority to retain such advisors as it determines appropriate to assist in the review, which may include advisors already retained by the Company, in each case at the expense of the Company without seeking approval of the Board or management.
Other Board Governance Information
Global Code of Conduct and Business Ethics
The CGN Committee regularly reviews our Global Code of Conduct and Business Ethics, which is applicable to all employees and directors, including our CEO, CFO, other executive officers and senior financial personnel. A copy of our Global Code of Conduct and Business Ethics is available in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. If we make any substantive amendments to our Global Code of Conduct and Business Ethics or grant any waiver from a provision of our Global Code of Conduct and Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website in accordance with the requirements of Item 5.05 of Form 8-K.
Transactions with Related Persons, Promoters and Certain Control Persons
Since January 1, 2023, there has not been nor is there currently proposed any transaction or series of similar transactions to which we or one or more of our subsidiaries were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

48	2024 Proxy Statement

Corporate Governance
Review, Approval, and Ratification of Transactions with Related Parties
Our Audit Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.
We have several processes that we use to ensure that we identify and review all related party transactions. First, each executive officer is required to notify either our Chief Legal Officer or CFO of any potential transaction that could create a conflict of interest, and the Chief Legal Officer or CFO is required to notify the Audit Committee of the potential conflict. The directors, CEO, CFO and Chief Legal Officer are required to notify the Audit Committee of any potential transaction that could create a conflict of interest. Second, each year, we require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.
The Audit Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. Our Board or its committees only approve a related party transaction if it is determined that a transaction is in the best interest of the stockholders or is at least not inconsistent with those interests. This includes situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
These policies and procedures are included in our Corporate Governance Principles, which are available in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference into this Proxy Statement.
Indebtedness of Directors and Executive Officers
We have a policy not to lend money to our directors or executive officers or associates of any director or executive officer. None of our directors or executive officers or associates of any director or executive officer is or at any time since January 1, 2023 has been indebted to us.
Stockholder Communications with the Board
The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director at 105 Digital Drive, Novato, CA 94949, c/o G. Eric Davis, Executive Vice President, Chief Legal Officer and Secretary. All communications received by Mr. Davis will be sent directly to the Board or any particular director to whom such communication was addressed.
We continue to engage constructively with stockholders, and we reach out to all or nearly all of our top non-affiliated stockholders annually. For details regarding our stockholder outreach efforts specific to 2023, please see the “Proxy Overview—Stockholder Engagement,” Proxy Overview—Stockholder Outreach“ and ”Compensation Discussion and Analysis—Recent Say-on-Pay Vote and Stockholder Feedback“ sections of this Proxy Statement.

2024 Proxy Statement	49

Independent Director Compensation
Our directors play a critical role in guiding our strategic direction and overseeing the management of BioMarin. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Independent Directors receive a combination of annual cash retainers and RSU grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. The Board reviews our Independent Director compensation levels and program design biennially for competitiveness against the confirmed executive compensation peer group.
To assist with the Board’s review, an independent compensation consultant (the Compensation Consultant) prepares a comprehensive biannual assessment of our Independent Director compensation program. The assessment includes benchmarking director compensation against the same peer group used for executive compensation purposes, an update in recent trends in director compensation and a review of related corporate governance best practices. Specifically, in 2022, the Compensation Consultant assessed the competitiveness of our director pay program relative to the 2022 Peer Group using a “typical director” profile approach. For this, the Compensation Consultant assumed a “typical director” profile as a director who is a non-chair member of Board Committees and not the Lead Independent Director. The Compensation Consultant reviewed our Board and Committee governance structure as well as the total compensation for our non-employee directors relative to members of the 2022 Peer Group. The Compensation Consultant noted that the total compensation for our “typical director” was positioned at approximately the 2022 Peer Group’s median. After reviewing and discussing the Compensation Consultant’s report, the Board determined to maintain the existing director pay structure and levels, other than providing for a modest increase of $1,250 to the cash retainer for members of the CGN Committee in order to bring such retainer closer to the 2022 Peer Group’s median.
In 2024, the Compensation Consultant prepared a compensation proposal for members of the Board’s newly formed Strategic and Operating Review Committee, which was based on benchmarking data, the expected workload, required expertise, and the expected frequency of the committee’s meetings. The Compensation Consultant also prepared a compensation proposal for the independent Chair of the Board, which was based on benchmarking data and in recognition of the additional time and effort commitment the Chair role requires as compared to the Lead Independent Director position. After reviewing and discussing the Compensation Consultant’s proposals and at the recommendation of the Compensation Committee, the Board determined to set the annual cash retainer for the Strategic and Operating Review Committee Chair to be $26,500 and $13,500 for other committee members and to increase the annual cash retainer for the independent Chair of the Board by $15,000, from $65,000 to $80,000. These changes were made effective retroactively to January 1, 2024.
Pursuant to the biennial schedule, the Compensation Committee plans to conduct further review of Independent Director compensation in the second half of 2024. For more information regarding the Compensation Consultant, see the “Compensation Discussion and Analysis—Compensation Consultant” section of this Proxy Statement.

50	2024 Proxy Statement

Independent Director Compensation

Highlights
•To align our directors’ interests with those of our stockholders, the annual equity award granted to non-employee directors, which vests in full on the date immediately prior to the date of the Company’s next regular annual meeting of stockholders (approximately on the one-year anniversary of the grant date), makes up the vast majority of total director compensation.
•To discourage short-term risk taking, the annual equity award granted to non-employee directors is made in RSUs only and no longer includes stock options.
•To align director compensation with the duration of Board service, new directors do not receive an initial equity award and instead receive an RSU grant on the same terms as the annual award made on the date of our Annual Meeting of Stockholders, pro-rated to the nearest quarter for the time the new director is expected to serve prior to our next Annual Meeting of Stockholders.
•The annual cash compensation that the Company pays to its non-employee directors is based on their positions on the Board or the committees of the Board, and the Company does not compensate Board members on a per meeting basis.

•To align our directors’ interests with those of our stockholders, the Board approved stock ownership guidelines for our directors. In 2022, the Board increased the ownership guideline threshold for our directors to a value of stock equal to or greater than five times their cash retainers, up from four times. See the “Director and Officer Stock Ownership Guidelines” section of this Proxy Statement for a more detailed discussion of our stock ownership guidelines.
•The compensation levels for our directors (annual equity award and cash compensation) remain unchanged from the amounts reported in our Proxy Statements for the 2020, 2021, 2022, and 2023 Annual Meetings, other than other a modest increase of $1,250 to the cash retainer for members of the CGN Committee (from $8,750 to $10,000), an increase of $15,000 to the cash retainer for the independent Chair of the Board (from $65,000 to $80,000) in connection with the separation of the position of the Chair of the Board and CEO, and the compensation for the newly established Strategic and Operating Review Committee.
•We provide an annual limit on non-employee director compensation under the terms of the 2017 Plan.
•Our only employee director, Mr. Hardy, receives no separate compensation for his service as a director.

2024 Proxy Statement	51

Independent Director Compensation
Cash Compensation
The following table is a summary of the annual cash compensation payable to the Independent Directors. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation(1)
All Independent Directors	$65,000
Independent Chair of the Board(2) (premium in addition to Independent Director membership retainer)	$80,000
Lead Independent Director(2) (premium in addition to Independent Director membership retainer)	$65,000
Audit Committee Member	$13,500
Audit Committee Chair (premium in addition to committee membership retainer)	$13,000
Compensation Committee Member	$10,000
Compensation Committee Chair (premium in addition to committee membership retainer)	$10,000
Corporate Governance and Nominating Committee Member	$10,000
Corporate Governance and Nominating Committee Chair (premium in addition to committee membership retainer)	$10,000
Science and Technology Committee Member	$10,000
Science and Technology Committee Chair (premium in addition to committee membership retainer)	$10,000
Strategic and Operating Review Committee Member	$13,500
Strategic and Operating Review Committee Chair (premium in addition to committee membership retainer)	$13,500
(1)The annual cash compensation the Company pays to its Board members, other than Mr. Hardy, is based on their positions on the Board or the committees of the Board, and the Company does not compensate the Board members on a per meeting basis. The amounts reflected in the table above are unchanged from the amounts reported in the Company’s Proxy Statement for the 2020, 2021, 2022 and 2023 Annual Meetings, other than other a modest increase of $1,250 to the cash retainer for members of the CGN Committee (from $8,750 to $10,000), an increase of $15,000 to the cash retainer for the independent Chair of the Board (from $65,000 to $80,000) in connection with the recent separation of the position of the Chair of the Board and CEO, and the compensation for the newly established Strategic and Operating Review Committee. As described above, the cash retainers for the Chair of the Board and the Strategic and Operating Review Committee became effective on January 1, 2024.
(2)The Independent Chair of the Board line item was not applicable for most of 2023 because the roles of the Chair and CEO were combined under Mr. Bienaimé until November 30, 2023. In connection with the separation of the roles of the Chair of the Board and CEO effective December 1, 2023, the Lead Independent Director line item is no longer applicable.
Equity Compensation
The Board uses a “fixed value” equity grant approach rather than a “fixed share” equity grant approach to better manage the Board’s equity competitiveness. Consistent with the equity awards granted since 2020, on the date of our Annual Meeting of Stockholders, each re-elected director is granted RSUs valued at $400,000, which is converted to a number of shares using a 30-day trailing average closing price of our common stock. The shares of common stock subject to the RSUs vest in full on the date immediately prior to the date of the Company’s next regular annual meeting of stockholders (approximately on the one-year anniversary of the grant date), subject to each respective director providing services to the Company through the vesting date. The annual equity award for a director who has served for less than a year is prorated to the nearest quarter. The RSUs only vest if the director provides services to the Company through the vesting date.
In fiscal year 2023, 48,440 RSUs were awarded to the Independent Directors under our 2017 Plan in connection with annual awards to our Independent Directors as of the 2023 Annual Meeting and the pro-rated new director grants to Mr. Bienaimé in connection with his commencing service as a non-employee director after stepping down from the CEO position on December 1, 2023, as well as Ms. Bodem, Dr. Countouriotis, and Mr. Enyedy, who joined our Board on December 27, 2023. Our Board members are eligible to enroll in our Nonqualified Deferred Compensation Plan under which participants may elect to defer all or a portion of their fees and RSU awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. The table below lists actual compensation paid to each of the directors during 2023, other than Messrs. Hardy and Bienaimé, who are also NEOs. While Mr. Hardy received no additional compensation for serving on our Board in 2023, Mr. Bienaimé received pro-rated service-based RSUs for his service as a non-employee director. Messrs. Hardy’s and Bienaimé’s compensation is described under the “Executive Compensation” section of this Proxy Statement.

52	2024 Proxy Statement

Independent Director Compensation
2023 Independent Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mark J. Alles	98,500	385,438	483,938
Elizabeth McKee Anderson	95,000	385,438	480,438
Barbara W. Bodem	—	213,378	213,378
Athena Countouriotis, M.D.	—	213,378	213,378
Willard Dere, M.D.	95,000	385,438	480,438
Mark J. Enyedy	—	213,378	213,378
Elaine J. Heron, Ph.D.	101,000	385,438	486,438
Maykin Ho, Ph.D.	88,500	385,438	473,938
Robert J. Hombach	101,500	385,438	486,938
V. Bryan Lawlis, Ph.D.	85,000	385,438	470,438
Richard A. Meier	130,000	385,438	515,438
David E.I. Pyott, M.D. (Hon.)	85,000	385,438	470,438
Dennis J. Slamon, M.D., Ph.D.	75,000	385,438	460,438
(1)The amounts in this column represent director fees earned in 2023. Director fees are generally paid quarterly in arrears within four weeks after the close of a quarter. Accordingly, director fees earned in the fourth quarter of 2023 were paid in early 2024. Ms. Bodem, Dr. Countouriotis, and Mr. Enyedy joined the Board on December 27, 2023 and therefore did not receive any director fees in 2023.
(2)The amounts in this column reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718. The grant date fair value of the annual RSU grants made on May 23, 2023 to all directors other than Ms. Bodem, Dr. Countouriotis, and Mr. Enyedy was $91.99 per share. Each of Ms. Bodem, Dr. Countouriotis, and Mr. Enyedy received pro-rated new director RSU grants valued at $200,000 on December 27, 2023. The grant date fair value of the pro-rated new director RSU grants made on December 27, 2023 to Ms. Bodem, Dr. Countouriotis, and Mr. Enyedy was $97.88 per share. The aggregate number of shares subject to RSU awards held by the Independent Directors listed in the table above as of December 31, 2023 was as follows:

Name	RSU Awards
Mark J. Alles	4,190
Elizabeth McKee Anderson	4,190
Barbara W. Bodem	2,180
Athena Countouriotis, M.D.	2,180
Willard Dere, M.D.	4,190
Mark J. Enyedy	2,180
Elaine J. Heron, Ph.D.	4,190
Maykin Ho, Ph.D.	4,190
Robert J. Hombach	4,190
V. Bryan Lawlis, Ph.D.	4,190
Richard A. Meier	4,190
David E.I. Pyott, M.D. (Hon.)	4,190
Dennis J. Slamon, M.D., Ph.D.	4,190
In September 2017, the Board modified the annual equity grant to be awarded in RSUs only, eliminating the stock option component. Accordingly, no stock options were granted to directors during 2023. The aggregate number of shares subject to stock option awards (from stock option grants made prior to September 2017) held by the Independent Directors listed in the table above as of December 31, 2023 was as follows:

Name	Stock Option Awards
Mark J. Alles	—	(3)
Elizabeth McKee Anderson	—	(3)
Barbara W. Bodem	—	(3)
Athena Countouriotis, M.D.	—	(3)
Willard Dere, M.D.	14,790
Mark J. Enyedy	—	(3)
Elaine J. Heron, Ph.D.	17,697
Maykin Ho, Ph.D.	—	(3)
Robert J. Hombach	—	(3)
V. Bryan Lawlis, Ph.D.	19,250
Richard A. Meier	19,250
David E.I. Pyott, M.D. (Hon.)	13,230
Dennis J. Slamon, M.D., Ph.D.	24,300
(3)Mr. Alles, Ms. Anderson, Ms. Bodem, Dr. Countouriotis, Mr. Enyedy, Dr. Ho, and Mr. Hombach joined the Board after September 2017, when we stopped providing options awards to Independent Directors, so all of their equity awards have been made in RSUs and they have not been granted any stock options.

2024 Proxy Statement	53

2
Ratification of the Selection of the Independent Registered Public Accounting Firm for BioMarin
The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has served as our independent registered public accounting firm since June 11, 2002. Representatives of KPMG plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.
Independent Registered Public Accounting Firm
The following is a summary of the fees and services provided by KPMG to the Company for fiscal years 2023 and 2022.

	Description of Services Provided by KPMG LLP	Year Ended December 31, 2023	Year Ended December 31, 2022
	Audit Fees(1):	$2,874,474	$2,275,166
	Tax Fees(2):	$33,811	$27,612
	All Other Fees(3):	$63,988	$96,423
	Total Fees:	$2,972,273	$2,399,202

(1)Includes fees for non-routine transactions.
(2)Reflects fees for tax consulting.
(3)Reflects fees for assurance services not reasonably related to the performance of the audit or review the Company’s financial statements.
The Audit Committee has the sole authority to approve the scope of the audit and any audit related services as well as all audit fees and terms. The Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws, Nasdaq requirements or Public Company Accounting Oversight Board (PCAOB) rules. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, the Audit Committee strives to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. The Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than by another firm.

54	2024 Proxy Statement

Proposal 2 Ratification of the Selection of the Independent Registered Public Accounting Firm for BioMarin

The Audit Committee annually reviews and pre-approves the statutory audit fees that can be provided to the independent registered public accounting firm. Any proposed services exceeding pre-set levels or amounts requires separate pre-approval by the Audit Committee, although our CFO and Chief Accounting Officer can approve up to an additional $100,000 in the aggregate for global statutory audits. In addition, any pre-approved services for which no pre-approved cost level has been set or which would exceed the pre-approved cost by an amount that would cause the aggregate $100,000 amount to be exceeded must be separately pre-approved by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee within the guidelines discussed above. The Chair of the Audit Committee is required to inform the Audit Committee of each pre-approval decision at the next regularly scheduled Audit Committee meeting.
All the services provided by KPMG during 2023 were pre-approved in accordance with this policy.

The Board recommends a vote in favor of Proposal 2.

Report of the Audit Committee of the Board(1)
The Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company. In addition, the Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG the independence of KPMG from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2023.
Respectfully submitted on March 4, 2024 by the members of the Audit Committee of the Board:
Robert J. Hombach, Chair
Mark J. Alles
Elaine J. Heron, Ph.D.
Maykin Ho, Ph.D.
(1)The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and is not to be incorporated by reference into any filing of BioMarin under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2024 Proxy Statement	55

Executive Officers
The following table sets forth certain information concerning our executive officers as of March 15, 2024.

Name	Age	Position with BioMarin
Alexander Hardy	55	President and Chief Executive Officer
Jeff Ajer	61	Executive Vice President and Chief Commercial Officer
Erin Burkhart	45	Group Vice President and Chief Accounting Officer
G. Eric Davis	53	Executive Vice President, Chief Legal Officer and Secretary
Henry J. Fuchs, M.D.	66	President of Worldwide Research & Development
C. Greg Guyer, Ph.D.	62	Executive Vice President and Chief Technical Officer
Brian R. Mueller	50	Executive Vice President and Chief Financial Officer
There are no family relationships between any of our directors and any of our executive officers. The biographical information for Mr. Hardy is set forth above under “Proposal 1: Election of Directors – Nominees for Director.”

Jeff Ajer Executive Vice President and Chief Commercial Officer Joined BioMarin in: August 2005

Jeff Ajer joined BioMarin in August 2005 and currently serves as Executive Vice President and Chief Commercial Officer. Mr. Ajer will step down from his role as Executive Vice President and Chief Commercial Officer effective May 20, 2024. From October 2012 to January 2014, Mr. Ajer served as our Senior Vice President and Chief Commercial Officer. From April 2009 to October 2012, Mr. Ajer served as our Vice President, Commercial Operations, The Americas, where he had responsibility for commercial operations throughout the Americas and led product marketing, reimbursement, and sales operations for BioMarin. Prior to joining BioMarin, Mr. Ajer served in various roles at Genzyme Corporation (Genzyme) beginning in November 2003 and lastly as Vice President, Global Transplant Operations from December 2004 to August 2005. Mr. Ajer’s experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals, Inc. Mr. Ajer holds both a B.S. in Chemistry and an M.B.A. from the University of California, Irvine. Mr. Ajer is currently a director of Nektar Therapeutics, a public biopharmaceutical company.

Erin Burkhart Group Vice President and Chief Accounting Officer Joined BioMarin in: May 2022

Erin Burkhart joined BioMarin in May 2022 and currently serves as Group Vice President and Chief Accounting Officer. Ms. Burkhart previously worked at Eli Lilly & Company, a public pharmaceutical company, from August 2014 to April 2022, where she held various accounting and finance roles of increasing responsibility during her tenure, including Associate Vice President, US Gross-to-Net Business Analysis from April 2021 to April 2022, Associate Vice President, Accounting Operations and Reporting from January 2018 to April 2021, and Senior Director, Corporate Audit Services from August 2016 to December 2017. Prior to Eli Lilly & Company, she worked at Stonegate Mortgage Corporation, a public mortgage company, from May 2013 to May 2014, where she served as the Financial Reporting Director, and at Anthem Inc., a public health care company, from June 2005 to May 2013, where she served as the Technical Accounting Director. Ms. Burkhart started her career in public accounting with Arthur Andersen LLP & Deloitte. Ms. Burkhart is a CPA and holds a B.S. in Accounting from Butler University.

56	2024 Proxy Statement

Executive Officers

G. Eric Davis Executive Vice President, Chief Legal Officer and Secretary Joined BioMarin in: March 2004

G. Eric Davis joined BioMarin in March 2004 and currently serves as Executive Vice President, Chief Legal Officer and Secretary. From March 2016 to March 2022, Mr. Davis served as our Executive Vice President, General Counsel and Secretary, from March 2005 to March 2016, Mr. Davis served as our Senior Vice President, General Counsel and Secretary and from 2004 to December 2005, Mr. Davis served as our Vice President, General Counsel and Secretary. From 2000 to 2004, Mr. Davis worked in the San Francisco office of Paul Hastings LLP (formerly Paul, Hastings, Janofsky & Walker LLP), where he served on the firm’s national securities practice committee. Mr. Davis has represented public and private companies and venture capital and investment banking firms in a wide range of corporate and securities matters, mergers and acquisitions, strategic alliance matters, and intellectual property-related business transactions. His experience involves a variety of industries, including biotechnology and life sciences. Mr. Davis holds a B.A. in Political Economy from the University of California, Berkeley, and a J.D. from the University of San Francisco School of Law.

Henry J. Fuchs, M.D. President of Worldwide Research & Development Joined BioMarin in: March 2009

Henry J. Fuchs, M.D. joined BioMarin in March 2009 and currently serves as our President of Worldwide Research & Development. From December 2009 to October 2016, Dr. Fuchs served as our Executive Vice President and Chief Medical Officer. From March 2009 to December 2009, Dr. Fuchs served as our Senior Vice President and Chief Medical Officer. From September 2005 until December 2008, Dr. Fuchs served as Executive Vice President and Chief Medical Officer for Onyx Pharmaceuticals Inc., a biopharmaceutical company. Dr. Fuchs served as CEO of Ardea Biosciences, Inc. from January 2003 until June 2005. Dr. Fuchs first joined Ardea Biosciences, Inc. as Vice President, Clinical Affairs in October 1996 and was appointed President and Chief Operating Officer in November 2001. From 1987 to 1996, Dr. Fuchs held various positions at Genentech, Inc. where, among other responsibilities, he led the clinical program that resulted in the approval of Pulmozyme, a therapeutic for cystic fibrosis. Dr. Fuchs was also responsible for the Phase III development program that led to the approval of Herceptin to treat metastatic breast cancer. Dr. Fuchs received an M.D. from George Washington University and a B.A. in biochemical sciences from Harvard University. Dr. Fuchs previously served as a director of Mirati Therapeutics, Inc., a public biopharmaceutical company, and was formerly on the board of Genomic Health, Inc., a public molecular diagnostics company, until its acquisition by Exact Sciences in November 2019.

2024 Proxy Statement	57

Executive Officers

C. Greg Guyer, Ph.D. Executive Vice President and Chief Technical Officer Joined BioMarin in: May 2020

C. Greg Guyer, Ph.D. joined BioMarin in May 2020 and currently serves as Executive Vice President and Chief Technical Officer. Dr. Guyer is responsible for overseeing our manufacturing, process development, quality, supply chain, engineering and analytical chemistry departments. From 2015 to 2019, Dr. Guyer served in a number of positions of increasing responsibility at Bristol Myers Squibb (BMS), primarily leading all of operations and biologic development. Prior to BMS, Dr. Guyer worked for Merck & Co., Inc., from 1994 to 2015, leading various global organizations in biologic and pharmaceutical operations, quality, regulatory, emerging markets strategy and enterprise systems. Dr. Guyer currently serves on the board of the University of Georgia Research Foundation. Dr. Guyer holds a Ph.D. in Analytical Chemistry from American University, a B.S. in Chemistry from the University of Georgia, and an M.B.A. from Lehigh University.

Brian R. Mueller Executive Vice President and Chief Financial Officer Joined BioMarin in: December 2002

Brian R. Mueller joined BioMarin in December 2002, currently serves as Executive Vice President and Chief Financial Officer and from March 2011 to June 2020 he served as Chief Accounting Officer. Prior to his role as Chief Accounting Officer, Mr. Mueller served in accounting roles of increasing responsibility, including Corporate Controller. Prior to joining BioMarin in 2002, Mr. Mueller worked for KPMG as a senior manager in the firm’s audit practice. Mr. Mueller joined KPMG after Arthur Andersen LLP ceased operations in June 2002, prior to which he spent seven years with Arthur Andersen LLP in the firm’s audit and business advisory services practice. Mr. Mueller holds a B.S. in Accountancy from Northern Illinois University in DeKalb, Illinois, and is a member of the American Institute of Certified Public Accountants.

58	2024 Proxy Statement

3
Advisory Vote on Executive Compensation
The Company’s stockholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), Section 14A of the Exchange Act, and SEC rules (commonly known as the “say-on-pay” vote). This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this Proxy Statement. At the 2023 Annual Meeting, consistent with the Company’s recommendation, stockholders holding a majority of our shares voted to recommend that the Company hold an annual advisory vote on the compensation of the NEOs. The Company has acted in accordance with the 2023 vote by including this proposal and intends to continue to hold an annual advisory vote on NEO compensation.
The compensation of the Company’s NEOs subject to the vote is disclosed in the “Compensation Discussion and Analysis,” compensation tables, and related narrative disclosure contained in this Proxy Statement. The Company’s compensation philosophy is to provide competitive overall compensation that attracts and retains top performers and aligns their interests with those of our stockholders. To achieve these goals, our compensation program is structured to:
•provide total compensation and compensation elements that are competitive with companies with which we compete for talent and appropriate to NEO background and experience;
•provide a mix of compensation that offers (i) a market competitive base salary, (ii) annual incentive compensation based on achieving defined corporate goals within 12 months, and (iii) the opportunity to share in the long-term growth of our Company through equity compensation; and
•reward exceptional performance by individuals.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s NEOs as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and any related material.”
The “Compensation Discussion and Analysis” section of this Proxy Statement contains more details on the Company’s executive compensation; we urge you to read it carefully before casting your vote on this proposal. Because the vote is advisory, it is not binding on the Company, the Board or the Compensation Committee of the Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to our management, the Board and the Compensation Committee. Our management, the Board and Compensation Committee intend to consider the results of this vote in making decisions about executive compensation arrangements and the Company’s executive compensation principles, policies and procedures. The next scheduled advisory vote on executive compensation will be at the 2025 Annual Meeting.

The Board recommends a vote in favor of Proposal 3.

2024 Proxy Statement	59

Letter from Our Compensation Committee
Dear BioMarin Pharmaceutical Inc. Stockholders:
2023 was a transitional year for BioMarin as we navigated through key events such as the long-awaited approval of ROCTAVIAN by the FDA in June, the continued expansion of VOXZOGO opportunities, and the appointment of Mr. Hardy as our CEO, succeeding Mr. Bienaimé in December. We thank our investors for their continued support of BioMarin during the challenges and positive developments throughout the year.
We recognize that a well-designed executive compensation program is even more important during such times of transition, and as members of the Compensation Committee, we are committed to developing and overseeing an executive compensation program that attracts, motivates and retains key executives critical to the success of our business and the creation of long-term stockholder value. We seek to ensure that our compensation program remains competitive with the companies with which we compete for talent, balances short- and long-term perspectives, reward exceptional individual and corporate performance and closely aligns the interests of our executives with those of our stockholders.
We appreciate the fact that our last say-on-pay proposal received support from 84% of the votes cast. However, we do not take stockholder support for granted and we take a critical view of our executive compensation program each year.
Looking Ahead: 2024 Compensation Program Design
In 2024, we made changes to further align executive compensation with stockholder experience. In particular, the compensation design changes for 2024 include:
•Increased percentage of performance-based RSUs based on total shareholder return: 60% of the performance-based RSUs granted to our executives are based on total shareholder return, as compared to 50% in 2023.
•Tougher goals for performance-based RSUs based on relative total shareholder return: We increased the target achievement (for 100% of the target number of performance-based RSUs to be earned) from 50th percentile to 55th percentile and increased the maximum achievement (for 200% of the target number of performance-based RSUs to be earned) from 75th percentile to 80th percentile, to challenge management to increase stockholder value and outperform peers.
•New CEO compensation lower than predecessor: Both the annual and long-term incentive targets for Mr. Hardy in 2024 have been set below those of our prior CEO and below market median. Mr. Hardy’s 2024 equity grant is also subject to double trigger vesting and other termination benefits are less favorable than those of our prior CEO.
2023 Compensation Program Design
Our NEOs’ 2023 compensation remained largely consistent with our 2022 program, which was designed to directly respond to stockholder feedback. The 2023 compensation program features are intended to reward performance over the long term and align realized pay with the experience of our stockholders. We sought to ensure a strong alignment between pay and performance and sharpen the focus on the Company’s most critical short-and long-term goals. The new or enhanced elements for 2022, which we continued for our 2023 executive compensation program, include:
•Increasing performance-based pay for the former CEO: Continuing a trend we started in 2015 of making a greater proportion of NEO equity grants be performance-based RSUs, the percentage of the former CEO’s equity awards that are subject to performance conditions was set at 60%.
•No overlap of financial metrics used in the short-term and long-term incentive programs: Consistent with 2022, we maintained no overlap of financial metrics used in the annual cash incentive program and the performance-based equity awards by using core operating margin performance-based equity awards measured over a 3-year performance period rather than Non-GAAP Income performance-based equity awards that we used prior to 2022.

60	2024 Proxy Statement

Letter from Our Compensation Committee
•No Compensation Committee discretion to award funding above 100% for target performance: As in 2022, we did not include the component of the annual cash incentive program that gave the Compensation Committee limited discretion to award up to an additional 20% of funding for value-creating activities, such that the overall potential funding for target performance was 100%, not 120% as in 2021.
We hope to have your support on this year’s say-on-pay proposal. If we do garner the high level of support we hope to achieve, we pledge that we will not take stockholder support for granted. We will continue to take a critical view of our executive compensation program and conduct outreach efforts to ensure stockholder feedback is incorporated into our decision-making process. We look forward to continuing the valuable dialogue with our stockholders and together driving BioMarin’s success.

Elizabeth McKee Anderson (Chair)	Robert J. Hombach	V. Bryan Lawlis, Ph.D.	David E.I. Pyott, M.D. (Hon.)

2024 Proxy Statement	61

Executive Compensation
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (this CD&A) provides information about our 2023 compensation program for our NEOs: the individuals who served as our principal executive officer and principal financial officer at any point during fiscal year 2023 and the three other most highly-compensated executive officers as of December 31, 2023. Each NEO’s compensation is set forth in the “Summary Compensation Table” and other compensation tables included in this Proxy Statement. Our NEOs for fiscal year 2023 are:

Alexander Hardy President and CEO(1)	Jean-Jacques Bienaimé Former CEO(2)	Brian R. Mueller Executive Vice President and Chief Financial Officer	Jeff Ajer Executive Vice President and Chief Commercial Officer	Henry Fuchs, M.D. President of Worldwide Research & Development	C. Greg Guyer, Ph.D. Executive Vice President and Chief Technical Officer
(1)Mr. Hardy was appointed CEO effective December 1, 2023.
(2)Mr. Bienaimé stepped down as CEO effective November 30, 2023.

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Executive Compensation
CD&A Overview
Compensation Objectives and Philosophy
The Compensation Committee believes that our executive compensation program is designed to achieve our primary goal of providing appropriate incentives to attract and retain the executive talent necessary to advance our business and increase stockholder value in the short- and long-term. The Compensation Committee also believes that our executive compensation program is appropriate in that it both encourages executive officers to work for meaningful stockholder return and reflects our pay-for-performance philosophy, without encouraging our executive officers to assume excessive risks.
Our compensation program is structured to achieve the following main objectives:

Market Competitiveness and Retention	+	Alignment with Business Strategy and Goals	+	Balance Between Short- and Long-Term Perspectives	+	Pay-For-Performance	+	Stockholder Alignment

Provide total compensation levels and compensation elements that are competitive with companies with which we compete for talent and appropriate to NEO background and experience		Incentivize our executives to execute our corporate strategy and achieve short-term and long-term goals
Balance short-and long-term perspectives by including a mix of compensation that includes: base salary, annual cash incentives based on achieving short-term corporate milestones, and opportunities to share in long-term company growth through equity compensation
						Reward executives for exceptional corporate and individual performance		Closely align the interests of executive officers with those of our stockholders
Leadership Transitions
As the culmination of an orderly, thorough, multi-year succession planning process led by our independent directors, our Board appointed Alexander Hardy as our CEO and as a member of our Board effective December 1, 2023, succeeding Jean-Jacques Bienaimé. Mr. Hardy brings more than 30 years of experience in the global healthcare and biotechnology industries, most recently serving as CEO of Genentech, a member of the Roche Group. In connection with this transition, we entered into an employment agreement with Mr. Hardy and also entered into a Separation Agreement and General Release dated October 30, 2023 (the Separation Agreement) with Mr. Bienaimé. In addition, we entered into a Consulting Agreement effective December 1, 2023 (the Consulting Agreement) with Mr. Bienaimé in order to facilitate a smooth and effective CEO transition. See the “Compensation Related to Leadership Transition” section of this CD&A for additional information.
In addition to the CEO transition, in March 2024, we announced that Cristin Hubbard will be our new Chief Commercial Officer effective May 20, 2024, succeeding Jeff Ajer. Ms. Hubbard brings more than 20 years of experience in the biopharmaceutical and diagnostics industries. She served most recently as the head of Global Product Strategy for Roche Pharma, where she was responsible for lifecycle management, accelerating delivery of the company's medicines from development to commercialization, across five therapeutic areas.

2024 Proxy Statement	63

Executive Compensation
Key Aspects of 2023 Executive Compensation: Strong Emphasis on Performance(1)
Performance-Based Compensation Framework
Compensation for CEO and Former CEO(2)
Mr. Hardy was not eligible to participate in the 2023 annual cash incentive plan and was not granted any performance-based equity awards for 2023 as he was appointed as our CEO effective December 1, 2023. However, for 2024, approximately 96% of Mr. Hardy’s 2024 target compensation is variable and at-risk and approximately 59% of his total 2024 target compensation is performance-based.
In addition, to further align Mr. Hardy’s compensation with stockholder experience, 60% of the performance-based RSUs granted to Mr. Hardy in 2024 are based on relative total shareholder return (as opposed to 50% of performance-based RSUs granted to Mr. Bienaimé in 2023).
With respect to Mr. Bienaimé, our former CEO, approximately 91% of Mr. Bienaimé’s total 2023 target compensation was variable and at-risk and 51% of his total 2023 target compensation was performance-based.
See the “Compensation Related to Leadership Transition” section of this CD&A for additional information.
Short-Term Annual Cash Incentive(3)
At the beginning of 2023, the Compensation Committee established goals under the annual cash incentive plan.

FINANCIAL GOALS
The Compensation Committee established annual cash incentive plan targets for Managed Sales Revenue and Non-GAAP Income. These goals were considered rigorous, aggressive and challenging, attainable only with strong performance, and took into account the relevant opportunities and risks. The financial goal target levels used for the 2023 program were higher than the 2022 results, demonstrating the Compensation Committee’s commitment to challenge management to excel and focusing senior leadership on achieving profitability.
•Managed Sales Revenue: Goal was set at $2,278 million, which is 19% higher than 2022 results of $1,914 million
•Non-GAAP Income: Goal was set at $371 million, which is 27% higher than 2022 results of $291 million(4).
See the “Annual Cash Incentive” section of this CD&A for additional information.

DEVELOPMENTAL GOALS
Near-term value drivers (35%) included:
•regulatory process approval advances and regulatory approval in multiple markets.
Mid-term value drivers (15%) included:
•preclinical and clinical milestones and preclinical and clinical development program decision-making.
Long-term value drivers (10%) included:
•value-creating activities, such as strategic collaborations and business development transactions, lifecycle management activities, and initiation of investigational new drug application (IND)-enabling studies.
We had very strong performance achievement on the near-term value drivers, a significant factor in the payout determination. See the “Annual Cash Incentive” section of this CD&A for additional information.

(1)For details regarding each key aspect of 2023 executive compensation, see the applicable discussion below in this CD&A.
(2)Each percentage (except for those relating to 2024) is calculated as a percentage of total compensation set forth in the “Summary Compensation Table” in this Proxy Statement and is based on the amounts in such table, including the “Target Payout” amounts in footnote (2) to such table. For Mr. Bienaimé, the percentage calculation includes the aggregate incremental fair value of his equity awards that continue to vest as computed in accordance with FASB ASC Topic 718. See “Compensation Related to Leadership Transition” section of this CD&A and the “Summary Compensation Table” in this Proxy Statement for additional information. For Mr. Hardy, each percentage is calculated based on target achievement.
(3)As Mr. Hardy was appointed as our CEO effective December 1, 2023, he was not eligible to participate in the 2023 annual cash incentive plan. See the “Compensation Related to Leadership Transition” section of this CD&A for additional information.

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Executive Compensation
(4)The 2022 Non-GAAP Income result above has been calculated consistent with the Non-GAAP Income methodology that has been used by the Company since the first quarter of 2023 and such calculation is available in the “Events & Presentations” subsection of the “Investor” section on our website at www.biomarin.com. Information on our website is NOT incorporated by reference into this Proxy Statement. See footnote (2) to “2023 Program Goals and Results” table set forth in this CD&A for the definition of Non-GAAP Income used since the first quarter of 2023.
2023 Long-Term Incentive Equity
Former CEO Equity Grant Mix(1)
Other NEOs’ Equity Grant Mix(2)

PERFORMANCE-BASED RSUs
In 2023, 60% of our former CEO’s and 50% of our other NEOs’ target long-term incentive equity grant was in the form of performance-based RSUs. The performance-based RSUs are based on the following metrics, all measured over a three-year performance period and will vest, if at all, at the end of the performance period subject to continued service:
•50% on relative total shareholder return
•25% on strategic corporate goals
•25% on core operating margin
This enhances the strong link between pay and performance for our NEOs and the alignment of their interests with those of BioMarin and its stockholders. In 2023, the financial performance metric used for the performance-based RSUs was core operating margin, which replaced Non-GAAP Income used for performance-based RSUs prior to 2022 and eliminated any overlap with the metric used in the annual cash incentive plan. See the “Equity Compensation” section of this CD&A for additional information.

SERVICE-BASED RSUs AND STOCK OPTIONS
The other 40% of our former CEO’s long-term incentive equity grant was allocated 15% to stock options and 25% to service-based RSUs, both of which vest over a period of three years. The other 50% of our other NEOs’ long-term incentive equity grant was split equally between stock options (25%) and service-based RSUs (25%), both of which vest over a period of four years. See the “Equity Compensation” section of this CD&A for additional information.

(1)Mr. Hardy was appointed as CEO effective December 1, 2023. See the “Compensation Related to Leadership Transition” section of this CD&A for additional information. The statistics set forth for 2023 equity award grants above exclude grants made to Mr. Hardy in connection with his appointment.
(2)The Company awarded each of Dr. Fuchs and Dr. Guyer a special retention grant of service-based RSUs in December 2023 valued at $1.5 million and $1.0 million, respectively, in each case before conversion to a number of RSUs (the Retention Grants). The Compensation Committee made the Retention Grants to Dr. Fuchs and Dr. Guyer in connection with the CEO transition, and to incentivize them to remain with the Company to support key, upcoming research and development initiatives. The Retention Grants vest in full 15 months after the grant date, subject to their continued service on the vesting date. The statistics set forth above for the Other NEOs’ 2023 equity award grants exclude the Retention Grants.

2024 Proxy Statement	65

Executive Compensation
2023 Achievement and Performance Alignment
We delivered high achievement on our financial and development corporate goals in 2023, resulting in an above-target payout under our short-term Annual Incentive Plan based on our pre-established performance criteria. However, as shown below, the Compensation Committee exercised negative discretion to payout the Annual Incentive Plan for Mr. Bienaimé and his direct reports at a range of 95% to 105% of target based upon individual performance, even though the overall program funding was 115%. This was in recognition of the recent experience of our stockholders and the adjusted net product revenue guidance for ROCTAVIAN, which was partially mitigated by the significant VOXZOGO revenue growth.
The Compensation Committee set the 2023 program financial goal targets at a level that it considered rigorous, aggressive and challenging, attainable only with strong performance, and that took into account the relevant opportunities and risks. The financial goal target levels used for the 2023 program were higher than the 2022 results, demonstrating the Compensation Committee’s commitment to challenge management to excel and focusing senior leadership on achieving profitability. Specifically, (i) the Managed Sales Revenue goal was set at $2,278 million, which is 19% higher than 2022 results of $1,914 million, and (ii) the Non-GAAP Income goal was set at $371 million, which is 27% higher than 2022 results of $291 million(1). With respect to development goals (e.g., goals related to clinical and preclinical programs), the Compensation Committee establishes the target levels for each of the goals to be reasonable “stretch” goals, with a maximum payout only in the event of superior performance. See the “Annual Cash Incentive” section of this CD&A for additional information.

2023 Short-Term Annual Cash Incentive Program
Managed Sales Revenue		Non-GAAP Income		Development Goals
Target	Result	Target	Result	Target	Result
$2,278M	$2,241M	$371M	$405M	100%	>100%
Overall Payout as a percentage of Target based on performance compared to preestablished criteria:
115%
Payout as a percentage of Target based on performance compared to preestablished criteria for Mr. Bienaimé and his direct reports after the Compensation Committee exercised negative discretion:
95% - 105%
Our long-term performance-based equity awards that were earned based on the three-year performance period of 2021 through 2023 were paid out above target based on our strong financial, operational and stock performance over such period. See the “Equity Compensation” section of this CD&A for additional information.

Three-Year Performance Period (2021 – 2023) Long-Term Performance-Based Equity Awards
Relative Total Shareholder Return		Non-GAAP Income(2)		Strategic Goals
Target	Result	Target	Result	Target	Result
50th percentile	84th percentile	2021: $185M	2021: $243M	100%	>100%
		2022: $274M	2022: $365M
		2023: $580M	2023: $495M
Payouts as a percentage of Target based on performance compared to preestablished criteria:

200%	150.7%	145%
(1)The 2022 Non-GAAP Income result above has been calculated consistent with the Non-GAAP Income methodology that has been used by the Company since the first quarter of 2023 and such calculation is available in the “Events & Presentations” subsection of the “Investor” section on our website at www.biomarin.com. Information on our website is NOT incorporated by reference into this Proxy Statement See footnote (2) to “2023 Program Goals and Results” table set forth in this CD&A for the definition of Non-GAAP Income used since the first quarter of 2023.
(2)The Non-GAAP Income information for the three-year performance period (2021 - 2023) long-term performance-based equity awards were calculated under the Non-GAAP Income methodology used in 2021. See footnotes (1) and (2) to “Non-GAAP Income Performance-Based RSUs Earned for 2021 Through 2023 Performance Period” table set forth in this CD&A for additional information.

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Executive Compensation
Recent Say-on-Pay Vote and Stockholder Feedback
Our stockholders’ views and opinions on our executive compensation practices are extremely important to us. We appreciate the fact that our last say-on-pay proposal received support from 84% of the votes cast; however, we do not take stockholder support for granted and each year the Compensation Committee takes a critical view of our executive compensation program. As stewards of good corporate governance, our Compensation Committee members evaluate the design of our executive compensation program based on market conditions, stockholder views, and other governance considerations. We regularly engage with our stockholders through open dialogue and direct individual communication on topics related to the business, financial performance, corporate governance, and compensation of the Company. For details regarding our stockholder outreach efforts specific to 2023, please see the “Proxy Overview—Stockholder Engagement” and “Proxy Overview—Stockholder Outreach” sections of this Proxy Statement.
The information we glean from these stockholder engagements and outreach is highly valued, and we appreciated the opportunity to hear from stockholders who did not support our most recent Say-on-Pay proposal. We believe that the compensation changes we made in recent years addressed many of the concerns raised by stockholders to further align pay and performance and address feedback from our investors.
The evolution of our executive compensation practices in recent years is in direct response to what we heard from our stockholders. For example:
•Since 2019, 50% of our performance-based equity awards are based on relative total shareholder return as compared to the Nasdaq Biotechnology Index to ensure that realized executive compensation is more closely correlated with stockholder experience.
•We included significantly more detail regarding achievement of development goals for each clinical and preclinical program underlying the annual cash incentive program since 2019. In recent years and in this Proxy Statement, we further enhanced disclosure regarding achievement of development goals by specifying the threshold, target and exceed level criteria, as applicable to the result.
•We steadily increased the percentage of performance-based equity awards so that in 2022 and 2023, the proportion of the former CEO’s equity grant in the form of performance-based equity awards was increased to 60%. In addition, 60% of the equity awards granted to Mr. Hardy, our CEO, in 2024 is also in the form of performance-based equity awards. For other NEOs, we increased the proportion of the performance equity awards to 50% since 2021.
•We eliminated overlap of financial metrics used in short-term and long-term incentive programs since 2022 by replacing the Non-GAAP Income performance-based awards with core operating margin performance-based awards.
•We eliminated the component of the annual cash incentive program that allowed for limited Compensation Committee discretion to award funding above 100% for target performance. Since 2022, the weighting assigned to long-term value-creating activities was lowered to 10% and that component counted toward the overall potential funding for target performance of 100%, not 120%.
•We increased the proportion of the performance-based RSUs based on relative total shareholder return to 60% of the total performance-based RSUs granted in the 2024 program, as compared to 50% in 2023, in order to further align executive compensation with stockholder experience.
•For 2024, we increased the percentile achievement levels for performance-based RSUs based on relative total shareholder return by 5% for both target achievement (for 100% of the target number of performance-based RSUs to be earned) from 50th percentile to 55th percentile and maximum achievement (for 200% of the target number of performance-based RSUs to be earned) from 75th percentile to 80th percentile, to challenge management to increase stockholder value and outperform peers.

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Executive Compensation
Highlights of Compensation Policies and Practices
Our Compensation Committee and Board have implemented compensation policies and practices designed to enhance governance of our executive compensation program and further our compensation objectives. These policies and practices include those listed below, and more information about many of these items can be found elsewhere in this Proxy Statement.

Annual Advisory Say-on-Pay Vote	Our Board elected to hold an annual advisory say-on-pay vote, consistent with the preference of our stockholders as expressed in response to our “say on frequency” proposal at our 2023 Annual Meeting. The Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

Compensation Committee Oversight; Executive Sessions	The Compensation Committee regularly meets in executive sessions without management present.

Equity Incentive Plan Features	The BioMarin Pharmaceutical, Inc. 2017 Equity Incentive Plan, as amended (the 2017 Plan), which the stockholders initially approved at our 2017 Annual Meeting, contains a number of features that represent good corporate governance, including a limit on non-employee director compensation and restrictions on payment of dividends on unvested shares, among other stockholder-favorable features.

Independent Compensation Committee	The Compensation Committee is composed solely of Independent Directors.

Independent Compensation Consultant	The Compensation Committee has engaged an independent compensation consultant for advice on topics related to Board and NEO compensation. The independent compensation consultant reports directly to the Compensation Committee, which has sole authority to direct the consultant’s work.

Policy Against Excise Tax Gross-Ups	In March 2015, the Compensation Committee formally adopted a policy against granting excise tax gross-ups to executives going forward. In December 2016, our CEO voluntarily forfeited his right to income tax gross-up payments in connection with a change in control as provided in his then-current employment agreement.

Clawback Policies
We adopted a clawback policy on October 4, 2023 that complies with the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq listing rules. We have also historically maintained a clawback policy, and this policy is in addition to any policies or recovery requirements provided under the new SEC rules. See the “Other Considerations and Policies—Clawback Policies” section of this CD&A for additional information. Our clawback policies can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement.

Peer Group: Rigorously Determined and Appropriate	Each year, the Compensation Committee reassesses the group of peer companies used as a reference point for evaluating executive compensation. In connection with determining the compensation of the CEO and other executive officers, in the second half of each year, the Compensation Committee conducts a review of our peer group to be used for setting compensation for the following year to ensure the peer group’s continued appropriateness. The Compensation Committee gives careful consideration to the selection criteria, the range of values on such criteria and the companies included, ultimately to determine that the companies included in our peer group represent an appropriate and stable peer group.

Prohibition Against Hedging and Pledging of Securities	Our trading policy prohibits directors and employees from engaging in short sales, transactions in put or call options, hedging transactions or other speculative transactions in our stock or engaging in pledges or margin activities.

Prohibition on Stock Option Repricing	Our equity incentive plans prohibit stock option repricing without stockholder approval.

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Risk Management
Our executive compensation policies are structured to discourage inappropriate risk-taking by our executives. The “Compensation Risk Assessment” section below describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable and not likely to have a material adverse effect on BioMarin and that the programs are in the best interests of stockholders.

Securities Trading Policy
We maintain a comprehensive securities trading policy which provides, among other things, that our employees who possess material non-public information may not disclose, or trade while in possession of, such information or buy or sell our securities during any designated blackout period. Individuals classified as “Designated Insiders” (which include our NEOs) may not buy or sell our securities at any time without prior approval, except for sales under approved Rule 10b5-1 trading plans.

Stock Ownership Guidelines	We have established stock ownership guidelines for our executives to increase the link between the interests of executives and those of stockholders. In 2021, we doubled our CEO’s stock ownership guideline threshold to six times his base salary, up from three times.

Transparent Equity Granting Process and Practices	The Compensation Committee grants equity awards annually to eligible employees according to a regular, pre-set schedule.

Structure of Executive Compensation Program
In furtherance of our compensation objectives, we use a balance of compensation elements and benefits, which are summarized in the table below. The focus of our compensation program is on total direct compensation opportunity (base salary, annual incentive compensation and long-term incentive compensation), with an explicit role for each element.

Purpose
Compensation Element	Market Competitiveness and Retention	Balance Short-and Long-Term Perspectives	Pay for Performance	Stockholder Alignment
Base Salary
Annual Cash Incentive
Equity Grants
Limited Perquisites and Other Personal Benefits
Potential Severance Benefits
The Compensation Committee considered each of our compensation objectives in determining the 2023 compensation of our NEOs, as discussed in greater detail below. We provide our NEOs with competitive annual cash compensation in the form of salary and annual incentives but believe that a majority of our NEO compensation should be earned through long-term, equity-based incentives. Our focus on long-term, equity-based incentives is appropriate because of the lengthy time period required to develop pharmaceutical products, as well as the time required for pharmaceutical products to obtain regulatory approval on a worldwide basis and to reach peak sales.
The Compensation Committee focuses on providing NEOs and other executive officers with competitive compensation based on a variety of factors, including the experience of the NEO, competitive market data and individual and corporate performance. Executive pay is not targeted to a specific market percentile. The Compensation Committee and the Board believe that this approach can efficiently set NEO compensation to appropriately compensate each individual based on his or her skill and performance and/or expected future contribution to the Company’s business, and the performance of the Company as a whole.
Each year, the Compensation Committee conducts a comprehensive analysis of the compensation program to ensure it provides competitive compensation necessary to attract and retain qualified executives, while focusing on the performance of individual executives and the performance of the Company as a whole. We generally review our compensation practices annually at several meetings of the Compensation Committee and the Board. To ensure independence and candid communication, the Compensation Committee regularly meets with the Compensation Consultant in executive sessions without management present. For more information regarding the Compensation Committee’s evaluation and design of BioMarin’s executive compensation program and the role of the Compensation Consultant in such activities, see the “Our Decision-Making Process” section of this CD&A.

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Executive Compensation
In 2023, the compensation of our former CEO, Mr. Bienaimé, and the other NEOs consisted primarily of performance-based cash compensation and long-term incentives. In addition, although stock options are not counted as “performance-based” compensation, we believe stock options further emphasize the pay-for-performance link and that the multi-year vesting schedule provides our NEOs an incentive to add value to the Company over the long term.
Compensation for CEO and Former CEO(1)
Mr. Hardy was not eligible to participate in the 2023 annual cash incentive plan and was not granted any performance-based equity awards for 2023 as he was appointed as our CEO effective December 1, 2023. However, for 2024, approximately 96% of Mr. Hardy’s 2024 target compensation is variable and at-risk and approximately 59% of his total 2024 target compensation is performance-based.
In addition, to further align Mr. Hardy’s compensation with stockholder experience, 60% of the performance-based RSUs granted to Mr. Hardy in 2024 are based on relative total shareholder return (as opposed to 50% of performance-based RSUs granted to Mr. Bienaimé in 2023).
With respect to Mr. Bienaimé, our former CEO, approximately 91% of Mr. Bienaimé’s total 2023 target compensation was variable and at-risk and 51% of his total 2023 target compensation was performance-based.
See the “Compensation Related to Leadership Transition” section of this CD&A for additional information.
Other NEOs’ Total Compensation Mix in 2023(1)(2)
As shown below, for 2023, at-risk compensation (annual cash incentive and equity awards) accounted for 89% of the average total direct compensation of our other NEOs. In addition, during 2023, 82% of the average total direct compensation of our other NEOs was delivered through long-term incentives (stock option awards and performance-based and service-based RSUs).
(1)Each percentage (except for those relating to 2024) is calculated as a percentage of total compensation set forth in the “Summary Compensation Table” in this Proxy Statement and is based on the amounts in such table, including the “Target Payout” amounts in footnote (2) to such table. For Mr. Bienaimé, the percentage calculation includes the aggregate incremental fair value of his equity awards that continue to vest as computed in accordance with FASB ASC Topic 718. See “Compensation Related to Leadership Transition” section of this CD&A and the “Summary Compensation Table” in this Proxy Statement for additional information. For Mr. Hardy, each percentage is calculated based on target achievement.
(2)Percentages calculated based on sum of all other NEOs’ compensation. Certain percentages are rounded up or down by less than 1% so that totals equal 100%.

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Elements of 2023 Compensation
Our executive compensation program consists of the following three principal components:

BASE SALARY	+	ANNUAL CASH INCENTIVE	+	EQUITY GRANTS

Base salary rates are reviewed each year based on each executive’s responsibilities, individual performance, achievement of corporate goals and a review of competitive salary and total compensation data.		The annual cash incentive program is based on achievement of corporate goals and an individual performance assessment. The details of the performance goals are discussed below.		Equity grants serve as long-term incentives to ensure that a portion of executives’ total compensation is linked to the Company’s long-term success and to align compensation with the interests of stockholders.
The Compensation Committee establishes a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives, as described above. Generally, the percentage of compensation at risk, either in the form of annual cash incentive or equity compensation, is higher for more senior employees than for those with more limited responsibility, with our executive officers having the highest percentage of their total compensation at risk and allocated to equity compensation. We believe this is appropriate as the more senior employees have more influence over whether we achieve our strategic imperatives and long-term goals.
Base Salary
General Principles
We provide base salaries to our NEOs to compensate them with a fair and competitive base level of compensation for services during the year. Base salaries for our NEOs are intended to be competitive with those of other individuals in similar positions at the companies with which we compete for talent, taking into consideration that certain of our executive officers have differing scopes of responsibilities than the market data positions. Base salaries are initially based on the job profile, individual experience, skills and expected contributions, the Compensation Committee’s understanding of what executives in similar positions at other peer companies are paid and negotiations with certain executives during the hiring process.
The base salary of each NEO is reviewed annually and may be adjusted to reflect market conditions, the NEO’s performance during the prior year, the financial position of the Company and any change in scope of an NEO’s responsibilities. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives.
Merit-based increases in base salary for all of our executive officers, other than our CEO, are approved by the Compensation Committee based on an assessment of their performance and recommendation by the CEO. Any merit-based increase in base salary for our CEO is approved by the Board and based on an assessment of his performance and recommendation by the Compensation Committee and a review by the Compensation Committee of the base salaries of CEOs in our peer group.

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Executive Compensation
2023 Salaries
In reviewing our 2022 performance and its impact on salary increases in 2023, the Compensation Committee considered the following: the Company achieved over 20% growth in total revenues (excluding sales from Kuvan) in 2022 as compared to 2021, the successful global commercial expansion of VOXZOGO in 2022, and greater inflationary pressure, among other factors. In setting the salaries below, each NEO was individually evaluated based on tenure, performance and other factors specific to the NEO, including benchmarking for comparable positions at peer companies. Mr. Hardy’s base salary was set below the market median in consideration of this being his first role as CEO of a public company, among other factors. See the “Compensation Related to Leadership Transition” section of this CD&A for additional information.

	2023 Salary Adjustments Effective March 2023
Name	2023 Salary($)	Increase from 2022	2022 Salary($)
Alexander Hardy CEO	1,050,000	N/A	N/A
Jean-Jacques Bienaimé Former CEO	1,390,000	4.8%	1,326,800
Brian R. Mueller Executive Vice President, Finance and CFO	675,000	7.1%	630,000
Jeff Ajer Executive Vice President, Chief Commercial Officer	675,000	4.7%	645,000
Henry J. Fuchs, M.D. President of Worldwide Research & Development	825,000	4.4%	790,000
C. Greg Guyer, Ph.D. Executive Vice President, Chief Technical Officer	670,000	6.3%	630,000
Annual Cash Incentive
General Principles and the 2023 Program
We maintain a company-wide annual cash incentive program under which awards are generally based on corporate and individual performance. Our program has one annual cash incentive pool, which is not separated into corporate and individual performance pools. We believe this allows for more managerial discretion company-wide in determining individual annual cash incentive payouts based on performance and encourages employees at all levels to focus on achieving corporate goals. The Compensation Committee’s assessment of achievement of the corporate goals determines the funding of the cash incentive pool. The annual cash incentive is paid in the first half of each year, based on the Company’s and each employee’s performance in the prior year.
The annual cash incentive program, including corporate goals and target payouts by level, is generally reviewed and approved by the full Board in December at the time the Board considers the budget for the following year. The goals are prepared in an interactive process in which the Compensation Committee works with the CEO and other members of management to develop corporate performance goals that are set at levels that the Compensation Committee believes management can reasonably achieve if we, as a whole, execute on our business plan. The corporate goals are designed to reward specific activities that the Board and Compensation Committee believe will enhance long-term stockholder value. They do this by providing a foundation that will enable us to achieve operational goals that directly support our longer-term goals of commercializing new products and profitability. We believe that this type of structure motivates executives to challenge their teams to not only meet but exceed goals that ultimately create value for our stockholders. However, because many of the goals, particularly the development goals, are tied to activities intended to enhance long-term stockholder value, the achievement of any particular goal may not have a meaningful impact on our valuation during the cash incentive year.
As in previous years, the cash incentive pool was determined by two main categories of corporate performance, achievement of financial goals and achievement of goals for our development programs during the measurement year. Each year, we determine the allocation of the target annual cash incentive between financial goals and development goals while recognizing that current and future stockholder value is dependent on the success of each element of our business, but that over the one-year performance period of the annual cash incentive program, one aspect may be more important than the other. In recognition of the importance of our clinical programs, we allocated the annual cash incentive 40% to financial goals and 60% to development goals, which is the same allocation used in 2022. For 2023, the weighting assigned to long-term value-creating activities was at 10%, which is the

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same allocation used in 2022, and this component counted toward the overall potential funding for target performance of 100% (i.e., this component no longer provides for up to 120% potential funding for target performance, as was the case in 2021).
Financial Goals
With respect to the financial goals for the 2023 annual cash incentive program, the Managed Sales Revenue goal payout was based on a scale that emphasizes the importance of revenue growth to the Company, recognizes the difficulty in exceeding the goal and is consistent with many of our peers’ short-term incentive programs (and is consistent with the scale we used since 2018). To incentivize progress toward profitability, the other financial metric under the annual cash incentive program is a Non-GAAP Income goal. The Non-GAAP Income payout is determined using a scale that emphasizes the importance of the Company achieving profitability (and is consistent with the scale we used since 2017). The maximum funding level for both financial goals remained at 200% in 2023, which is competitive with peer company practices and serves as a valuable incentive for employees and a tool for recruitment and retention. The Compensation Committee set the 2023 program financial goal targets at a level that it considered rigorous, aggressive and challenging, attainable only with strong performance, and that took into account the relevant opportunities and risks. The financial goal target levels used for the 2023 program were higher than the 2022 results, demonstrating the Compensation Committee’s commitment to challenge management to excel and focusing senior leadership on achieving profitability. Specifically, (i) the Managed Sales Revenue goal was set at $2,278 million, which is 19% higher than 2022 results of $1,914 million, and (ii) the Non-GAAP Income goal was set at $371 million, which is 27% higher than 2022 results of $291 million(1). See the “2023 Program Goals and Results” table below for details on the payout scales for the financial goals, including threshold, target and maximum achievement levels.
Development Goals
With respect to development goals (e.g., goals related to clinical and preclinical programs), the Board determines broad program expectations for our primary programs in the first quarter of the year and the annual cash incentive weighting for each program. The broad goals may include, for example, timing of initiation or completion of clinical trials, achieving specific enrollment goals, completing filings or other milestones with the FDA, European Medicines Agency (EMA) or similar regulatory agencies, achieving manufacturing targets, completing research programs and similar events as well as long-term value-creating activities. At the time the development goals are set, the Compensation Committee establishes the target levels for each of the goals to be reasonable “stretch” goals, with a maximum payout only in the event of superior performance.
In January, the Compensation Committee reviews the prior year development programs and determines an annual cash incentive payout attributable to that aspect of our business. In making the determination, the Compensation Committee assesses each program individually and its total impact on the Company. The factors the Compensation Committee considers in evaluating the achievement of each development goal include:
•our effectiveness in advancing the development of a program and our portfolio as a whole;
•our effectiveness in adapting to new data generated or other changes to the assumptions implementing the original development plan; and
•the overall value created by the development efforts.
Based on this assessment, the Compensation Committee determines a percentage payout attributable to our development efforts. Similar to the financial goals, the performance rating can be up to 200% of target. However, if the Compensation Committee determines that the development performance does not meet a minimum achievement level, no annual cash incentive associated with the development programs will be paid. See the “2023 Program Goals and Results” table below for details regarding the specific program goals that were established and achieved and what achievement level (threshold, target, or exceed) such performance constituted.
The table below describes our financial and development goals for the cash incentive for 2023 and our actual performance against those goals. During our stockholder outreach in recent years, some investors requested we provide greater detail regarding the development goals for each clinical and preclinical program underlying the annual cash incentive program. As a result of such feedback, starting in 2022 and continuing for this Proxy Statement, we have provided significantly more detail regarding the development goals than we have historically provided. For this Proxy Statement, we also included detail regarding assessment of the achievement of development goals by specifying the threshold, target and exceed level criteria, as applicable to the result. We believe providing any further detail could lead to competitive harm.
(1)The 2022 Non-GAAP Income result above has been calculated consistent with the Non-GAAP Income methodology that has been used by the Company since the first quarter of 2023 and such calculation is available in the “Events & Presentations” subsection of the “Investor” section on our website at www.biomarin.com. Information on our website is NOT incorporated by reference into this Proxy Statement See footnote (2) to “2023 Program Goals and Results” table set forth in this CD&A for the definition of Non-GAAP Income used since the first quarter of 2023.

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2023 Program Goals and Results
Financial Goals

	Financial Goal Achievement Levels					Funding Pool Contribution(1) (%)
Performance Metrics	Threshold (75%)	Target (100%)	Exceeds (200%)	Weighting	Result

Managed Sales Revenue(2) ($ million)				25%	$2,241 million	23.4%
Non-GAAP Income(2) ($ millions)				15%	$405 million	18.7%
Sub-Total (Financial Goals)				40%		42.1%
Development Goals*

	Development Goal Achievement Levels					Funding Pool Contribution(1) (%)
Performance Metrics	Threshold (75%)	Target (100%)	Exceeds (200%)	Weighting	Result

Near-Term Value Drivers
ROCTAVIAN for the treatment of severe hemophilia A	See the next page			20%	Exceeds	30% - 40%
VOXZOGO for the treatment of achondroplasia	See the next page			15%	Exceeds	22.5% - 30%
Mid-Term Value Drivers
Advance to Proof of Concept(3) as approved by the Board	See the next page			15%	Threshold and Exceeds	11.3% - 15.0%
Long-Term Value Drivers
Value-Creating Activities(4)	See the next page			10%	Target	7.5% - 10.0%
Sub-Total (Development Goals)				60%		72.9%(4)

Total (Financial and Development Goals)				100%		115%
*    For more information regarding Development Goals, see the next page.
(1)Based on results.
(2)2023 Managed Sales Revenue is based on total net product revenue calculated in accordance with U.S. GAAP, except that it excludes net product revenue attributable to ALDURAZYME. (Revenue attributable to ALDURAZYME is excluded because the product is commercialized by Sanofi under a collaboration agreement with the Company. For further discussion regarding our collaboration with Sanofi, see “Commercial Products—ALDURAZYME” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024. As shown in the reconciliation below, the target for the financial goal as presented above was adjusted to take into account the difference between foreign currency exchange rates in effect at the time the goal was set in January 2023 and at the end of the performance period.

Managed Sales Revenue Target (unadjusted)	$ 2,265 million
Foreign Currency Exchange Rate Impact	13 million
Managed Sales Revenue Target (adjusted)	$ 2,278 million
Beginning with the first quarter of 2023, we define Non-GAAP Income as reported GAAP Net Income (Loss) excluding amortization of intangible assets, stock-based compensation expense, and contingent consideration expense, and, other specified items. We also include a Non-GAAP adjustment for the estimated tax impact of the reconciling items. As shown in the reconciliation below, the target for the financial goal as presented above was adjusted to take into account the difference between foreign currency exchange rates in effect at the time the goal was set in January 2023 and at the end of the performance period.

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Non-GAAP Income Target (unadjusted)	$ 388 million
Foreign Currency Exchange Rate Impact	(17) million
Non-GAAP Income Target (adjusted)	$ 371 million
(3)The “Proof of Concept” for any particular molecule is the occurrence of either: (i) such molecule demonstrating a meaningful effect as determined by predetermined criteria approved by the Board; or (ii) notwithstanding that the molecule did not meet such criteria as approved by the Board, the Company advances such molecule to a subsequent human clinical trial following review by the Board.
(4)For the annual cash incentive opportunity allocated to development goals, which had a target of 60%, the Compensation Committee set the overall performance achievement for all development goals at 72.9%. This determination was based on synthesizing the achievement levels of the individual components, which collectively ranged from 71.3% to 95.0%.
Near-Term Value Drivers

ROCTAVIAN for the treatment of severe hemophilia A	VOXZOGO for the treatment of achondroplasia

Threshold: Adolescent EMA Paediatric Investigation Plan (PIP) Approval
•Result: Achieved in May 2023
Target: Regulatory approval in U.S.
•Result: Achieved in June 2023
Exceeds: Agreement reached with regulatory agency in Japan on steps required to register ROCTAVIAN in Japan
•Result: Achieved in July 2023

Threshold: (1) Initiation of bioequivalence study as part of manufacturing milestone; and (2) health authority feedback on additional indication expansion activities
•Result: Achieved (1) and (2) in April 2023
Target: (1) Secure label-expansion into younger patients in either the EU or the U.S.; and (2) submit four of six new global market authorizations
•Result: Achieved (1) and (2) in October 2023
Exceeds: Final protocol submitted to the IND in an additional indication
•Result: Achieved in November 2023 (hypochondroplasia)

Mid-Term Value Drivers

Advance to Proof of Concept as Approved by the Board

Threshold: (1) One IND cleared; (2) health authorities agree to the plan for Phase 1b study for BMN 255 for the treatment of hyperoxaluria; and (3) obtain pre-IND feedback from FDA for BMN 293 for the treatment of MYBPC3 hypertrophic cardiomyopathy and BMN 349 for the treatment of alpha-1 antitrypsin deficiency (AATD)
•Result: Achieved (1) in October 2023 for BMN 349 for the treatment of AATD; achieved (2) and (3) in May 2023
Target: (1) Two INDs submitted; (2) first participant enrolled for BMN 351 for Duchenne muscular dystrophy; and (3) dose fifth patient in BMN 331 for the treatment of hereditary angioedema
•Result: Achieved (1) in November 2023 with the IND submission for BMN 349 for the treatment of AATD in September 2023 and the IND submission for BMN 293 for the treatment of MYBPC3 hypertrophic cardiomyopathy in November 2023; did not achieve (2); achieved (3) in December 2023
Exceeds: Achieve one positive proof of concept
•Result: Achieved in November 2023 with the submission of the final protocol to proceed directly into Phase 3 for hypochondroplasia with VOXZOGO

Long-Term Value Drivers

Value-Creating Activities

Result: Strategic collaborations and business development transactions, lifecycle management activities, and IND-enabling studies for early-stage development programs.
We believe providing any further detail regarding value-creating activities could lead to competitive harm. The Compensation Committee believes that it set the performance goals at a rigorous and challenging level so as to require significant effort and achievement by our executive officers to be attained. For 2024, the weighting assigned to value-creating activities was set at 10%, and this component counted toward the overall potential funding for target performance of 100% (i.e., this component no longer provides for up to 120% potential funding for target performance, as was the case in 2021).

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Executive Compensation
Based on the results tabulated above, the Compensation Committee determined to fund the 2023 annual cash incentive pool at 115% of target, a significantly lower funding level compared with the 132.5% funding in the prior year.
However, the Compensation Committee exercised negative discretion to payout the Annual Incentive Plan for Mr. Bienaimé and his direct reports at a range of 95% to 105% of target based upon individual performance, even though the overall program funding was 115%. This was in recognition of the recent experience of our stockholders and the adjusted net product revenue guidance for ROCTAVIAN, which was partially mitigated by the significant VOXZOGO revenue growth. Due to the fact that Mr. Hardy was appointed as our CEO effective December 1, 2023, he was not eligible to participate in the 2023 annual cash incentive plan.
The 2023 cash incentive targets for each NEO other than Mr. Hardy expressed as a percentage of base salary is determined by the employee’s position and set forth in the table below. The 2023 target percentage for each NEO was unchanged from 2022. The target amounts for the NEOs for 2023 cash incentives (which were paid in March 2024) are set forth in the table below. The specific cash incentive amount paid to each NEO for 2023 is set forth below and in the “Summary Compensation Table” in this Proxy Statement.

Name and Principal Position	2023 Cash Incentive Target (% of base salary)	2023 Corporate Funding Level	2023 Cash Incentive Amount ($)
Jean-Jacques Bienaimé Former CEO	120%	100.0%	1,668,000
Brian R. Mueller Executive Vice President, Finance and CFO	60%	95.0%	384,750
Jeff Ajer Executive Vice President, Chief Commercial Officer	60%	100.0%	405,000
Henry J. Fuchs, M.D. President of Worldwide Research & Development	65%	105.0%	563,063
C. Greg Guyer, Ph.D. Executive Vice President, Chief Technical Officer	60%	105.0%	422,100

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Equity Compensation
2023 Annual Grant
The annual grant to our NEOs other than Mr. Hardy in 2023 was made in March 2023 to coincide with all employees’ year-end performance reviews and other compensation changes (base salary adjustment and annual cash incentive).
Equity Grant Mix
As shown below, the mix of equity vehicles for the former CEO 2023 annual grant was 60% performance-based RSUs, 25% service-based RSUs and 15% stock options(1), and for the other NEOs the 2023 annual grant was 50% performance-based RSUs, 25% service-based RSUs and 25% stock options(1)(2). Descriptions of each type of equity award are below. Details regarding equity awards granted to the NEOs in 2023 are set forth in the “Grants of Plan-Based Awards” table in this Proxy Statement.
Former CEO Equity Grant Mix
Other NEOs’ Equity Grant Mix(2)
(1)Based on equity award values before conversion to a number of RSUs and options, which is converted to a number of shares using a 30-day trailing average closing price of our common stock.
(2)The statistics set forth above for the Other NEOs’ 2023 equity award grants exclude the Retention Grants.

Equity Grant Mix for Former CEO and CEO
60% of the annual equity awards granted to Mr. Bienaimé, our former CEO, in 2023 and to Mr. Hardy, our new CEO, in 2024 are subject to performance-based conditions. In addition, approximately 96% of Mr. Hardy’s 2024 target compensation is variable and at-risk.

Performance-Based RSUs
Rapid Increase in Proportion of Performance-Based RSUs
To better align the interests of our executive officers with those of our stockholders, we have greatly enhanced the link between pay and performance by increasing the proportion of performance-based RSUs as compared to service-based RSUs. In 2023, 60% of the former CEO’s equity grant and 50% of the equity grants for the other NEOs were performance-based RSUs. Prior to 2019, performance-based RSUs made up only 30% of equity grants in 2018 and 2017, 25% in 2016, and 20% in 2015. Prior to 2015, we did not grant performance-based RSUs.
Performance Period
For 2023, 100% of the performance-based RSUs granted to our NEOs will be earned based on the Company’s performance over a three-year period. Mr. Hardy was not granted any performance-based RSUs in 2023 as he was appointed as our CEO on December 1, 2023. However, for 2024, approximately 96% of Mr. Hardy’s 2024 target compensation is variable and at-risk and approximately 59% of his total 2024 target compensation is performance-based. In addition, to further align Mr. Hardy’s compensation with stockholder experience, 60% of the performance-based RSUs granted to Mr. Hardy in 2024 are based on relative total shareholder return (as opposed to 50% of performance-based RSUs granted to Mr. Bienaimé in 2023), with higher target and maximum percentile achievement goals than those granted to other NEOs in 2023. See the “Compensation Related to Leadership Transition” section of this CD&A for additional information.

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Executive Compensation
Mix of Performance-Based Awards
As in recent years, 50% of the total performance-based RSUs granted in 2023 continued to be based on relative total shareholder return over a three-year performance period. The other half of performance-based RSUs granted in 2023 will be earned based on other metrics intended to increase stockholder value over the long term: profitability as measured by core operating margin(1) (comprising 25% of the total performance-based RSUs granted in 2023) and strategic corporate goals as measured by the number of development programs that demonstrate proof of concept as determined by predetermined criteria approved by the Board and the number of INDs and/or clinical trial applications (CTAs) submitted with the FDA and EMA, respectively (comprising the remaining 25% of the total performance-based RSUs granted in 2023). The breakout of performance-based RSUs granted in 2023 by type is shown below:
(1)We define Core Operating Margin as total revenues less: cost of sales; R&D expense; selling, general and administrative expense; intangible asset amortization and contingent consideration, each as determined for such period in accordance with GAAP, subject to specified adjustments for the foreign exchange currency rates assumed for purposes of setting the targets and business development transactions with an upfront payment of $100 million or more, divided by total revenues.

Changes to 2024 Performance-based RSU Program
For 2024, 60% of the performance-based RSUs granted in 2024 are based on relative total shareholder return (as opposed to 50% of performance-based RSUs granted in 2023), with higher target and maximum achievement goals than those granted to NEOs in 2023. Specifically, the target achievement (for 100% of the target number of performance-based RSUs to be earned) was increased 5%, from 50th percentile to 55th percentile, and the maximum percentile achievement (for 200% of the target number of performance-based RSUs to be earned) was increased 5%, from 75th percentile to 80th percentile.

2023 Annual Grant
Relative Total Shareholder Return Awards
To further align executive compensation with stockholder experience, we introduced relative total shareholder return performance-based RSUs in 2019. The Compensation Committee views the inclusion of relative total shareholder return as critical because it ties executive compensation to the shareholder experience and the creation of shareholder value, and it aligns the interests of our executive officers with those of BioMarin and its shareholders. By measuring our stock performance relative to an index, it mitigates the impact of macroeconomic factors, both positive and negative, that affect the industry and/or stock price performance and are beyond the control of management, and it provides rewards that are more directly aligned with performance through different economic cycles. We continued to include relative total shareholder return performance-based RSUs since 2019, including in the 2023 grant.

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The multiplier for the relative total shareholder return performance-based RSUs granted in 2023 will be determined based on the Company’s performance during 2023 through 2025 measured as a percentile compared to the aggregate performance over the same period of companies that made up the Nasdaq Biotechnology Index as of January 1, 2023 (with no changes to the comparator group during the performance period other than removing and not replacing any delisted or suspended companies). The multiplier used to determine the number of earned RSUs could be between 50% and 200%, with a threshold achievement level at the 25th percentile required for earning any RSUs, a target level at the 50th percentile and a ceiling achievement level at the 75th percentile. If BioMarin’s performance is above the 50th percentile but the Company’s relative total shareholder return is negative on an absolute basis over the three-year performance period, then the multiplier is capped at 100%. The earned relative total shareholder return performance-based RSUs, if any, vest in full on the third anniversary of the grant date, subject to the recipient’s continued service.
Core Operating Margin Awards
To further incentivize executives to focus on cost control and profitability, we granted core operating margin performance-based RSUs in 2023. The core operating margin performance-based RSUs replaced the Non-GAAP Income performance-based awards granted in 2020 and 2021. The 2023 awards are earned based on the level of core operating margin over three, one-year periods spanning 2023 through 2025. The target levels of core operating margin differ depending on the occurrence and timing of the FDA’s and EMA’s approval of ROCTAVIAN. The multiplier for each year during the three-year performance period is determined based on the Company’s performance during 2023, 2024 and 2025, respectively. The multipliers for each year will be averaged at the end of the three-year performance period to calculate the final multiplier used to calculate the number of earned RSUs, if any. The average multiplier used to determine the number of earned RSUs could be between 50% and 200%, with a threshold core operating income level required to earn any RSUs in each year’s tranche. The Compensation Committee based the core operating margin targets used for these awards on the Company’s budget and long-range plan, and payouts above target are dependent on achievement of reasonable “stretch” goals representing superior performance. We have not disclosed the specific core operating margin targets as they are confidential and disclosure could lead to competitive harm. The Compensation Committee believes that it has set the performance goals at a rigorous and challenging level so as to require significant effort and achievement by our executive officers to be attained, and that such goals have been established in light of the macroeconomic and industry environments, as well as our internal forecast. After the end of the performance period, we plan to disclose the targets and achievement relative to such targets. The earned core operating margin performance-based RSUs, if any, vest in full on the third anniversary of the grant date, subject to the recipient’s continued service.
Strategic Goals Awards
For the third component of the performance-based RSUs, we use various strategic goals as measures in order to further incentivize executives to focus on execution of corporate strategy over the long term. The 2023 awards are earned based on the number of development programs that demonstrate proof of concept as determined by predetermined criteria approved by the Board and the number of IND/CTAs submitted with the FDA and EMA over the three-year performance period of 2023 through 2025. The multiplier used to determine the number of earned RSUs could be between 50% and 200%, with a threshold achievement level required for earning any RSUs. The Compensation Committee based the strategic goal targets used for the awards on the Company’s long-term plan, and payouts above target are dependent on achievement of reasonable “stretch” goals representing superior performance. We have not disclosed the specific strategic goal targets as they are confidential and disclosure could lead to competitive harm. After the end of the performance period, we plan to disclose the targets and achievement relative to such targets. The earned strategic goals performance-based RSUs, if any, vest in full on the third anniversary of the grant date, subject to the recipient’s continued service.
Performance-Based RSUs Earned for 2021 Through 2023 Performance Period
Relative Shareholder Return Performance-Based RSUs Earned for 2021 Through 2023 Performance Period
In early 2024, we determined the number of earned RSUs under the relative shareholder return performance-based RSUs granted in 2021. BioMarin’s performance for the three-year performance period of 2021 through 2023 was at the 84th percentile, which was greater than the ceiling achievement level at the 75th percentile. Accordingly, the multiplier for the 2021 relative shareholder return performance-based RSUs was 200%. The earned 2021 relative shareholder return performance-based RSUs vested in full on the third anniversary of the grant date, March 15, 2024. For more information regarding the relative shareholder return performance-based RSUs granted in 2021, see the Company’s Proxy Statement for the 2022 Annual Meeting.

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Executive Compensation
Non-GAAP Income Performance-Based RSUs Earned for 2021 Through 2023 Performance Period
In early 2024, we determined the number of earned RSUs under the Non-GAAP Income performance-based RSUs granted in 2021. BioMarin’s performance for each year in the three-year performance period of 2021 through 2023 based on the Non-GAAP Income for each year as compared to the 2021 Non-GAAP Income performance-based RSU award targets for each year is set forth below:

Year	Target	Result	Multiplier
2021	$185 million(1)	$243 million	159.2%
2022	$274 million(1)	$365 million	200.0%
2023	$580 million(1)	$495 million(2)	92.9%
			150.7%
(1)The targets as presented above were set in 2021 and therefore were calculated under the Non-GAAP Income methodology used at such time. Until the first quarter of 2023, Non-GAAP Income was defined by the Company as reported GAAP Net Income (Loss), excluding net interest income (expense), provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items. For the definition of Non-GAAP Income used since the first quarter of 2023, see footnote (2) to “2023 Program Goals and Results” table set forth in this CD&A. As shown in the reconciliation below, the targets as presented above were adjusted to take into account the difference between foreign currency exchange rates in effect at the time the goal was set and at the end of the performance period.

	2021	2022	2023
Non-GAAP Income Target (unadjusted)	$195 million	$287 million	$600 million
Foreign Currency Exchange Rate Impact	(10) million	(13) million	(20) million
Non-GAAP Income Target (adjusted)	$185 million	$274 million	$580 million
(2)For purposes of determining the number of earned RSUs under the Non-GAAP Income performance-based RSUs for the 2023 performance period, we made adjustments to the reported Non-GAAP Income for fiscal year 2023 to make it consistent with the Non-GAAP Income methodology that was used in 2021 to establish the target. See below for the reconciliation.

2023
Non-GAAP Income Result (as reported)	$405 million
Income Tax Effect of Adjustments to arrive at reported Non-GAAP Income	70 million
Net Interest Income to align with historical methodology	(41) million
Provision for Income Taxes to align with historical methodology	21 million
Depreciation Expense to align with historical methodology	40 million
Non-GAAP Income Result (adjusted)	$495 million
Based on the results above, the multiplier for the 2021 Non-GAAP Income performance-based RSUs was 150.7%. The earned 2021 Non-GAAP Income performance-based RSUs vested in full on the third anniversary of the grant date, March 15, 2024. For more information regarding the Non-GAAP Income performance-based RSUs granted in 2021, see the Company’s Proxy Statement for the 2022 Annual Meeting.
Strategic Goals Performance-Based RSUs Earned for 2021 Through 2023 Performance Period
In early 2024, we determined the number of earned RSUs under the strategic goals performance-based RSUs granted in 2021. BioMarin’s performance over the three-year performance period of 2021 through 2023 based on the nature and number of regulatory approval filings and product approvals and IND/CTA activity, each in the U.S. or EU, is set forth below:

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Executive Compensation

Multiplier:
Goal:	50%	100%	150%	200%

Non-ROCTAVIAN Product Regulatory Approval Activity (30% weighting)	Pivotal data for a new compound	1 approval in 1 jurisdiction	1 approval in 2 jurisdictions by June 30, 2023(1)	1 approval in 2 jurisdictions by June 30, 2023 AND pivotal data for a new compound

ROCTAVIAN Regulatory Approval Activity (40% weighting)	Approval in 1 jurisdiction	Approval in 1 jurisdiction by December 31, 2022 OR Approval in 2 jurisdictions(2)	Approval in 1 jurisdiction by June 30, 2023 AND an approval in a second jurisdiction	Approval in 2 jurisdictions by December 31, 2022

INDs/CTAs (30% weighting)	1 IND/CTA	2 INDs/CTAs (for different molecules or indications)	3 INDs/CTAs (for different molecules or indications) OR 2 INDs/CTAs (for different molecules or indications), with one in gene therapy	4 INDs/CTAs (for different molecules or indications) OR 3 INDs/CTAs (for different molecules or indications), with one in gene therapy(3)

(1)In 2021, VOXZOGO was approved in the U.S. and EU.
(2)In 2022, ROCTAVIAN was approved in the EU.
(3)In 2021, we submitted an IND for BMN 331 (gene therapy). In 2022, we submitted an IND for BMN 351. In 2023, we submitted an IND for BMN 349.
Based on the results above, the multiplier for the 2021 Strategic Goals performance-based RSUs was 145%. The earned 2021 Strategic Goals performance-based RSUs vested in full on the third anniversary of the grant date, March 15, 2024. For more information regarding the Strategic Goals performance-based RSUs granted in 2021, see the Company’s Proxy Statement for the 2022 Annual Meeting.
Service-Based RSUs
The service-based RSUs awarded to our former CEO in 2023 (except those granted to him for his continuing service as a non-employee director on December 1, 2023, which will vest in full on the date immediately prior to the date of the Annual Meeting) are subject to a three-year service period. The serviced-based RSUs awarded to the other NEOs in 2023 (other than the retention grants made to Dr. Fuchs and Dr. Guyer described below and the grants made to Mr. Hardy) are subject to a four-year service period, which is the same vesting schedule for service-based RSUs awarded as part of the company-wide annual equity grants in recent years. Service-based RSUs are complementary to performance-based RSUs because they have direct connection to stockholder experience, while also reinforcing an ownership culture and commitment to us.
The Company awarded each of Dr. Fuchs and Dr. Guyer a special retention grant of service-based RSUs in December 2023 valued at $1.5 million and $1.0 million, respectively, in each case before conversion to a number of RSUs (the Retention Grants). The Compensation Committee made the Retention Grants to Dr. Fuchs and Dr. Guyer in connection with the CEO transition, and to incentivize them to remain with the Company to support key, upcoming research and development initiatives. The Retention Grants vest in full 15 months after the grant date, subject to their continued service on the vesting date. The Retention Grants are excluded from the retirement benefit policy and do not automatically vest if the grantee retires prior to the vesting date. See the “Compensation Related to Leadership Transition” section of this CD&A for additional information regarding grants made to Mr. Hardy in 2023.
Stock Options
Stock options granted to the former CEO in 2023 vest 12/36ths on the 12-month anniversary of the date of grant, and 1/36th per month thereafter for the next three years. Stock options granted to the other NEOs in 2023 vest 12/48ths on the 12-month anniversary of the date of grant, and 1/48th per month thereafter for the next three years, which is the same vesting schedule for stock options awarded as part of the company-wide annual equity grants in recent years. Stock options have an exercise price equal to 100% of the fair value of our common stock (the closing price of our common stock on the Nasdaq Global Select Market) on the date of grant. They have value only to the extent that the market price of our common stock increases after the grant date. Stock options remain exercisable until expiration of the stock option (10 years after the date of grant) or earlier in some cases, such as after termination of service. See the “Compensation Related to Leadership Transition” section of this CD&A for additional information regarding grants made to Mr. Hardy in 2023.

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Executive Compensation
We believe stock options further emphasize the pay-for-performance link and that the multi-year vesting schedule provides our NEOs an incentive to work to generate increased stockholder value to the Company over the long term.
Compensation Committee Considerations
The equity compensation granted to the NEOs in March 2023 was determined based on a number of factors. The Compensation Committee gave particular consideration to our performance, and also considered equity grants of the 2023 Peer Group, data from the Radford Life Sciences survey and the Compensation Consultant, as well as burn rate and dilution. For a discussion of the methodology and assumptions used in determining the valuation of our equity awards, see Notes 1 and 13, respectively, to our financial statements for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024.
In determining the allocation of stock options and RSUs (service-based and performance-based), the Compensation Committee considered a variety of factors, including the effect on the total number of shares to be issued under our equity plan, peer group practices and the comparative value of stock options and RSUs. Overall, the Compensation Committee sought to set equity compensation to be competitive in the market to retain the talent that the Company needs. The considerations in differentiating the value of grants among the NEOs were principally level of responsibility and experience. The Compensation Committee also considered historic grants, retention value, level of responsibility, experience of individual, individual contribution and expected future contribution.
We have reviewed our historical stock option grant practices to consider if the stock options were properly dated. Based on such review, we believe that all stock options were issued on the date approved by the Board or a properly authorized committee and that the exercise price for each stock option issued since the date of our initial public offering was the closing price of our common stock on the date of issuance, unless the stock option grant specifically approved a different price in accordance with the terms of the applicable stock option plan pursuant to which such stock option was granted.

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Executive Compensation
Compensation Related to Leadership Transitions
New CEO Compensation
We entered into an employment agreement with Mr. Hardy in connection with his appointment as our CEO effective December 1, 2023 (the Effective Date). Under the employment agreement, Mr. Hardy’s compensation consists of sign-on components and regular ongoing components. The sign-on components are generally intended as “make whole” compensation for the potential bonus and equity forfeited by Mr. Hardy in connection with his departure from his prior employer, given the timing of the transition late in the year.
The sign-on compensation components consist of:
•a signing bonus of $900,000 (as a “make whole” component for a potential forfeited bonus at his prior employer, given the timing of the transition late in the year);
•service-based RSUs with value of $5.75 million, 25% of which shall vest on each of the first, second, third and fourth anniversaries of the Effective Date, subject to Mr. Hardy’s continued service;
•service-based RSUs with value of $4 million (as a “make whole” component for equity forfeited at his prior employer), which shall vest as to one third (1/3) of the shares on each of the first, second and third anniversaries of the Effective Date, subject to Mr. Hardy’s continued service (the Three-Year RSUs); and
•non-statutory stock options with value of $5.75 million, 25% of which shall vest on the first anniversary of the Effective Date and 1/48th of which shall vest on the same day of each month thereafter, subject to Mr. Hardy’s continued service.
As discussed above, Mr. Hardy was not eligible to participate in the 2023 annual cash incentive plan and was not granted any performance-based equity awards for 2023 as he was appointed as our CEO effective December 1, 2023. The vesting of all of the equity awards granted to Mr. Hardy will only accelerate upon a both a change-in-control and a qualifying termination of employment (commonly referred to as a “double trigger”) and, except as described below with respect to the Three-Year RSUs, are otherwise subject to the same vesting treatment as equity awards granted to other NEOs in the event of a voluntary termination, involuntary termination without cause, and termination in connection with a change in control. See the “Retirement, Severance and Change in Control Arrangements” section in this CD&A and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” section of this Proxy Statement. Upon an involuntary termination without cause, the Three-Year RSUs, which is intended as a “make whole” for equity forfeited by Mr. Hardy in connection with his departure from his prior employer, will vest in full, and the remaining equity awards will accelerate as if the separation date were one year later and, for any award with performance based vesting, as if the Company achieved 100% of target levels for such award.
Mr. Hardy’s regular ongoing compensation components consist of:
•base salary of $1.05 million;
•2024 bonus opportunity of 110% of base salary; and
•2024 equity grant that is majority performance-based with a target value of $11.5 million (60% performance-based RSUs, 25% service-based RSUs and 15% options).
Mr. Hardy’s base salary was set in connection with his hiring and the related arm’s length negotiations, and the Compensation Committee and the Board took into account and considered peer group data, role and responsibilities, recognition for achievements, regulatory or contractual requirements, budgetary constraints, and market trends. In setting Mr. Hardy’s base compensation, the Compensation Committee and the Board exercised prudence in response to stockholder concerns on CEO compensation by setting his base salary below the market median in consideration of this being his first role as CEO of a public company, among other factors.
In addition, the Compensation Committee and the Board established more stringent goals for the performance-based RSUs, which constitute 60% of Mr. Hardy’s total 2024 equity grant. Specifically, 60% of the performance-based RSUs granted to Mr. Hardy are based on relative total shareholder return and:
•the target achievement (for 100% of the target number of performance-based RSUs to be earned) was increased 5%, from 50th percentile to 55th percentile; and
•the maximum achievement (for 200% of the target number of performance-based RSUs to be earned) was increased 5%, from 75th percentile to 80th percentile.
Both the annual and long-term incentive targets for Mr. Hardy in 2024 have been set below those of our prior CEO and below market median. The 2024 target pay mix contains approximately 96% “at risk,” consistent with prior practice. Mr. Hardy’s 2024 equity grant is also subject to double trigger vesting and other termination benefits that are less favorable than those of our prior CEO, as described below under the “Retirement, Severance and Change in Control Arrangements” section of this CD&A.

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Executive Compensation
Former CEO Compensation
To facilitate a smooth and effective CEO transition, we entered into the Separation Agreement and the Consulting Agreement with Mr. Bienaimé, our outgoing CEO. The compensation Mr. Bienaimé is entitled to receive in connection with his retirement pursuant to the Separation Agreement and Consulting Agreement, subject to confidentiality and non-disparagement obligations, consists of:
•Mr. Bienaimé’s annual cash incentive for 2023 as if he had remained employed as CEO in recognition of Mr. Bienaimé’s 2023 contribution and in light of the fact that he served as CEO for most of the year;
•paid premiums under COBRA for up to 13 months following his retirement date of November 30, 2023;
•$146,000 per month for the first six months of the initial term of the Consulting Agreement, and $73,000 per month for the next seven months of the initial term (the initial term ending on December 31, 2024);
•as previously disclosed, continued vesting of Mr. Bienaimé’s unvested equity awards during the term of the Consulting Agreement in accordance with the applicable award agreements and, pursuant to the existing terms of the Company’s retirement benefit policy, except in the case of a termination of the Consulting Agreement by the Company due to Mr. Bienaimé’s material breach thereof, such awards shall continue to vest even after the term of the Consulting Agreement and remain exercisable through the natural life of the award; and
•upon a Change in Control (as defined in the Consulting Agreement), 100% vesting of all his outstanding service-based vesting equity awards and target amounts of outstanding performance-based equity awards.
Mr. Bienaimé did not receive severance pay associated with his transition from the CEO role and no new equity (other than the pro-rated new director grant awarded to him in connection with his service as a non-employee director after stepping down from the CEO position on December 1, 2023), bonus or other executive benefits were included in the agreements. The continued vesting of outstanding equity awards is the same benefit that Mr. Bienaimé would have received under the applicable policy if he had stayed as CEO through December 31, 2024. In addition, the consulting fees are designed to reflect a full-time commitment to support the success of the leadership transition for six months in support of the later phase of the transition. Consulting fees, and commitment, decrease by half after six months. These provisions were determined by the Board to facilitate a timely and smooth transition to a new CEO.
Other Benefits and Perquisites
We provide a comprehensive benefits package, including health insurance, dental insurance, life insurance, disability insurance, a 401(k) matching program, and an employee stock purchase plan, which is intended to meet the requirements of Section 423 of the Internal Revenue Code (the Code). These benefits are generally available to all employees, including our NEOs. The 401(k) matching program matches 100% of an employee’s contribution up to the lesser of 6% of his or her annual salary or the Internal Revenue Service compensation limit, with immediate vesting of all 401(k) matches.
We provide our NEOs, along with other officers, a limited number of perquisites. The specific perquisite amounts for each NEO for 2021, 2022 and 2023 are set forth under “All Other Compensation” in the “Summary Compensation Table” in this Proxy Statement in accordance with SEC rules.
An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.
We provide perquisites, including the following, to our NEOs:
•Sporting and Event Tickets. When sporting, cultural and other event tickets are provided to our NEOs for personal use, the value of the tickets is taxable. These tickets are not used for the entertainment of healthcare professionals.
•Financial Planning and Tax Preparation Services. We reimburse our NEOs for personal financial planning and tax preparation, limited to $5,000 annually for our CEO and $3,500 annually for our other NEOs. The benefit is taxable to the executive. In lieu of reimbursement described above, NEOs may elect to obtain integrated financial counseling with a financial advisor, which is taxable to the executive.
•Life Insurance. In accordance with the terms of our employment agreement with Mr. Bienaimé, we provided Mr. Bienaimé with a fully paid, whole life insurance policy with a stated death benefit of $500,000 in 2023. The premium for this benefit is taxable to Mr. Bienaimé. In addition, in 2023, we provided Mr. Bienaimé with term life insurance coverage generally provided to all employees with a death benefit up to two times an employee’s salary (Mr. Bienaimé’s death benefit is subject to a $1,000,000 cap; all other employees are subject to a $600,000 cap). Mr. Hardy receives the same term life insurance coverage provided to all employees with a death benefit up to two times base salary. Similar to Mr. Bienaime’s policy, the death benefit is subject to a $1,000,000 cap and all other employees are subject to a $600,000 cap.

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•Health Assessments. We offer our executive officers, including our NEOs, annual comprehensive health assessments at a local medical facility.
•Personal Security. The personal safety and security of our employees, including our NEOs, is of the utmost importance. As such, we provided certain security services to Mr. Bienaimé, namely the installation and maintenance of security measures for his personal residence. Although we viewed the security services provided for Mr. Bienaimé as a necessary and appropriate business expense, because they may be viewed as conveying a personal benefit to him, we have reported the aggregate incremental costs to the Company of these services under “All Other Compensation” in the “Summary Compensation Table” in this Proxy Statement. These security services are valued at actual costs billed by outside vendors. The Compensation Committee believes the amounts paid by the Company for these services are reasonable, necessary and for our company’s benefit. Mr. Bienaimé is no longer entitled to this benefit given his transition from the CEO role.
•Aircraft Use. The Company has a fractional ownership interest in corporate aircraft. In 2023, a personal guest of Mr. Bienaimé accompanied him on eight business trips on corporate aircraft in which the Company has a fractional interest. In August 2021, Mr. Bienaimé entered into a Board-approved U.S. Federal Aviation Administration (FAA) compliant timeshare agreement with the Company pursuant to which Mr. Bienaimé will reimburse the Company for all incremental costs associated with non-business related flights taken by Mr. Bienaimé on a corporate aircraft in which the Company has a fractional interest in accordance with FAA regulations. In 2023, Mr. Bienaimé did not take any non-business related flights utilizing the aircraft timeshare agreement. In February 2024, we terminated the timeshare agreement with Mr. Bienaimé.
We also offer our NEOs certain retirement, severance, and change in control benefits. See the “Retirement, Severance and Change in Control Arrangements” section below.
Nonqualified Deferred Compensation
Our NEOs are eligible to enroll in our Nonqualified Deferred Compensation Plan under which they may elect to defer up to 100% of RSU awards and up to 50% of salary and annual cash incentive awards, in each case subject to limitations to allow us to make necessary withholding payments, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. See the table within the “Nonqualified Deferred Compensation Plan” section of this Proxy Statement for detailed information regarding the account balances for each NEO.
Retirement, Severance and Change in Control Arrangements
We have employment agreements with all of our executive officers (including all of our NEOs) that provide severance benefits if the executive is terminated without cause or in connection with a corporate transaction or change in control or if an executive terminates employment with us for a good reason specified in the employment agreement (e.g., a change in work location of more than a specified distance from the previous location). See the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for a more detailed discussion of the terms of these arrangements and the amounts payable to our NEOs under them.
We believe that these arrangements enhance retention in the face of the disruptive impact of a highly competitive industry and any possible change in control of the Company. In addition, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment.
No post-employment benefits are payable to our NEOs under their employment agreements if their termination is for cause, for a voluntary resignation (other than as set forth above), retirement or due to death (except for company-provided life insurance policies described under the “Other Benefits and Perquisites” section of this CD&A and the acceleration of vesting upon death described below).
To be consistent with peer company practices and serve as a valuable benefit for employee recruitment and retention, we have a policy for the acceleration of equity awards upon the death of an employee (including our NEOs). Upon the death of an employee, all the employee’s unvested equity awards with service-based vesting vest in full and all unvested equity awards with performance-based vesting vest in full as if the target level of performance had been achieved, and options remain exercisable for one year after death. As of December 31, 2023, each of our NEOs was eligible for this benefit.
To reward long-standing service to the Company, our Retirement Benefit for Directors and Senior Officers provides that directors and officers with a title of “Vice President” or above who have a combined age and total term of employment (or service as director) of at least 65 years at the time of terminating service to the Company for any reason other than cause are permitted to exercise all their stock options that were both vested and outstanding as of the date of termination of service through the 10-year contractual term of their stock options, as if their service were continuing. As of December 31, 2023, each of our NEOs other than Mr. Hardy was eligible for this benefit.

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We also have a retirement benefit policy applicable to certain of the Company’s senior executives at the Senior Vice President level or above, including the NEOs, but excluding the CEO. The retirement benefit provides that, upon a senior executive’s attainment of age 64 and completion of at least five years of service with the Company, (i) the executive’s then-unvested RSUs and (ii) RSU grants and non-qualified stock option award grants made after adoption of the retirement benefit (except award grants made pursuant to award agreements that specifically exclude the retirement benefit), whether service-based or performance-based, will continue to vest according to their terms, whether or not the executive’s service is continuing; provided, however, that the executive’s service is not terminated for cause. As of December 31, 2023, Dr. Fuchs was the only NEO eligible for this benefit. This retirement benefit policy was amended in December 2022 to provide that the benefit described above applies upon a termination for any reason except for cause if the senior executive attained (i) age 64 and completed at least five years of continuous service with the Company or (ii) age 55 and completed at least seven years of continuous service with the Company; provided, however, that the executive provides the Company at least 12 months’ but not more than 18 months’ prior notice before their continuous service terminates, if the termination is by the executive’s voluntary decision. The amended retirement benefit policy only applies to awards granted in December 2022 and afterwards, whereas the old policy would apply for awards made prior to December 2022. As of December 31, 2023, Mr. Ajer and Dr. Fuchs were the only NEOs eligible for this benefit under the amended retirement benefit policy.
Furthermore, in May 2020, the Compensation Committee approved a retirement benefit applicable to the former CEO to encourage his retention and provide parity with the Company’s other senior executives. The retirement benefit provided that, if the former CEO remained in his position through December 31, 2024, then any RSU grants and non-qualified stock option award grants made after adoption of the retirement benefit (except award grants made pursuant to award agreements that specifically exclude the retirement benefit), whether service-based or performance-based, would continue to vest according to their terms, whether or not the former CEO’s service continues; provided, however, that his service was not terminated for cause. As described above, the Consulting Agreement provides for the continued vesting of outstanding equity awards held by Mr. Bienaimé, which is the same benefit he would have received under the retirement benefit. Mr. Hardy is not eligible for this benefit.
Our Decision-Making Process
The Compensation Committee supervises the implementation of our compensation program to ensure it is consistent with our compensation philosophy. The Compensation Committee Charter requires that the Compensation Committee meet when deemed necessary or desirable by the Compensation Committee or its Chair, generally at least four times per year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our CEO, head of Human Resources, Chief Legal Officer and the Compensation Consultant. The Compensation Committee meets regularly in executive session. However, Mr. Hardy, our CEO, Mr. Davis, our Executive Vice President, Chief Legal Officer and Secretary, and Ms. Amy Wireman, our Executive Vice President, Chief People Officer, in addition to the Compensation Consultant, regularly attend portions of the Compensation Committee meetings to provide analysis and information to assist the Compensation Committee with its recommendations on various human resources and compensation matters. The members of management generally do not participate in the executive sessions of the Compensation Committee unless invited by the Compensation Committee to provide specific information during closed session. No individual member of management is present for votes related to such individual’s compensation.
Compensation Risk Assessment
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.
The Compensation Committee, with the assistance of the Compensation Consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:
•significant weighting toward long-term incentive compensation discourages short-term risk taking;
•for most employees, base salary makes up a significant portion of compensation;
•the mix of short-and long-term compensation (base salary, annual cash incentive, equity grants) is consistent with industry norms;
•goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•the prohibition on hedging or pledging of our stock and the Clawback Policies discourage short-term and excessive risk taking; and
•stock ownership guidelines discourage excessive risk taking.

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Furthermore, as described later in this CD&A, compensation decisions include subjective considerations to moderate the effects that formulae or objective factors might have on excessive risk taking.
Compensation Committee
The Compensation Committee establishes our compensation philosophy and objectives, determines the structure, components and other elements of executive compensation, and reviews and approves the compensation of the NEOs or recommends it for approval by the Board. The Compensation Committee structures the executive compensation program to accomplish our articulated compensation objectives in light of the compensation philosophy described above. In accordance with its charter, the Compensation Committee establishes total compensation for the CEO (generally at its February meeting). The Compensation Committee also reviews and evaluates the performance of the CEO and develops base salary and incentive compensation recommendations. Our CEO does not play any role with respect to any matter affecting his own compensation and is not present when the Compensation Committee discusses and formulates the compensation recommendation. The duties and responsibilities of the Compensation Committee are set forth above in the “Information Regarding Committees of the Board” section of this Proxy Statement and detailed in the charter of the Compensation Committee. The full text of the Compensation Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement. The composition of the Compensation Committee is determined by our Board, after a recommendation by the CGN Committee.
Compensation Consultant
The Compensation Committee is authorized to select and retain independent advisors and counsel to assist in carrying out its duties and responsibilities. The Company provides appropriate funding to the Compensation Committee to do so. The Compensation Consultant reports directly to the Compensation Committee, which retains sole authority to direct the work and employ the Compensation Consultant.
Since May 2021, Aon’s Human Capital Solutions practice, a division of Aon plc (Aon) has served as the Compensation Consultant to the Compensation Committee. The Compensation Consultant conducts analyses and provides advice on, among other things, the appropriate peer group, executive compensation for our CEO and other executive officers, equity compensation, and compensation trends in the biotechnology industry. As part of its analysis, the Compensation Consultant collects and analyzes compensation information from a comparative group of biotechnology companies or “peer group” approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually, to ensure that it appropriately represents the companies competing with us to attract and retain talent and represents a sufficiently broad group to provide meaningful data trends across multiple years. The Compensation Committee seeks input from management in addition to the Compensation Consultant to ensure the peer group is consistent with our current business model. The peer group used for 2023 is discussed below.
The Compensation Committee regularly reviews the services provided by the Compensation Consultant and believes that the engagement is consistent with Nasdaq listing standards and does not raise any conflicts of interest. The Compensation Committee continues to monitor the independence of its Compensation Consultant on a periodic basis. In March 2024, Aon affirmed to the Compensation Committee that the total fees paid to it by BioMarin do not represent a significant concentration of its revenue for its most recent fiscal year, that it had policies in place to mitigate conflicts of interest, that it was not aware of any business or personal relationships between the members of its consulting team serving BioMarin and any member of the Compensation Committee, that it was not aware of any member of its consulting team serving BioMarin owning any stock of BioMarin, and that it is not aware of any business or personal relationships between Aon or the Company’s executive officers. The total dollar amount of services that Aon provided to BioMarin in 2023 was $569,649, of which approximately $552,281 was paid in connection with executive and director remuneration services, including pay-for-performance disclosure and governance support, and approximately $17,368 was paid in connection with non-compensation related services. The Compensation Committee has reviewed the level of services provided to BioMarin by Aon and does not believe the services give rise to a conflict of interest or compromise Aon’s independence in advising the Compensation Committee.

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Peer Group Process
The Compensation Committee, with the support of the Compensation Consultant and management, reviews trends in biotechnology company compensation practices and reviews and approves the list of peer companies used in the later stages of the process. The Compensation Committee seeks input from management and the Compensation Consultant to ensure the peer group is consistent with our current business model. The Compensation Committee evaluates the criteria used in establishing the peer group to ensure that it appropriately represents the companies competing with us to attract and retain the best employees, who are necessary to drive long-term stockholder value.
The selection of peer group companies is based on various factors including size, market capitalization, development stage, product revenue and product focus. The peer group companies used to set executive compensation for 2023 (the 2023 Peer Group) included commercial biotechnology and specialty pharmaceutical companies with the following features:

business models with a therapeutic focus and development stage product candidates	revenue generally between $1.0 billion and $5.0 billion	located predominantly in major biotechnology centers

The Compensation Committee sets the ranges for the criteria to ensure that it will capture a broad set of companies. The Compensation Committee believes that this provides the best long-term trend data and minimizes year-to-year changes caused by excessive numbers of companies being added or removed due to acquisitions or product successes or failures or other major corporate events.
The Compensation Committee deliberately did not include in the 2023 Peer Group any companies outside the biotechnology and specialty pharmaceutical industries, such as contract research organizations and scientific instrument and materials manufacturing and testing companies. Those companies were excluded for the following reasons:

their business models are very different from biotechnology companies like BioMarin	they lack the growth and risk profiles of companies in the biotechnology and specialty pharmaceutical industries	they do not share common financial and operational characteristics of biopharmaceutical companies (for example, high gross margins and significant R&D expenses)

The 2023 Peer Group is below:

Alnylam Pharmaceuticals, Inc. BeiGene Ltd. Biogen Inc. Exelixis, Inc. Horizon Therapeutics plc(1)	Incyte Corporation Ionis Pharmaceuticals Jazz Pharmaceuticals plc Neurocrine Biosciences, Inc.	Regeneron Pharmaceuticals, Inc. Seagen Inc.(1) United Therapeutics Corporation Vertex Pharmaceuticals Incorporated

(1)Horizon Therapeutics plc and Seagen Inc. were acquired during 2023 and no longer public as of December 29, 2023.
As shown below, when comparing BioMarin against the companies in its 2023 Peer Group (using data as of December 29, 2023 and excluding companies that were no longer public as of such date), our number of employees, our one-year revenue growth and our market capitalization each falls between the median and the 75th percentile, our revenue falls just above the median, our net income falls between the 25th percentile and the median, our total shareholder return (TSR) over the most recent one year is at median, and our TSR over the most recent three years falls between the 25th percentile and the median.

	Employees	Revenue (in millions)	1-Year Revenue Growth	Net Income (in millions)	Market Capitalization (in millions)	1-Year TSR	3-Year TSR
75th Percentile	6,763	$6,724	23%	$1,181	$29,310	29%	14%
50th Percentile (Median)	2,324	$2,205	8%	$191	$13,353	-6%	6%
25th Percentile	1,212	$1,779	1%	$-165	$9,371	-20%	-6%
BioMarin	3,082	$2,311	15%	$147	$17,948	-6%	4%
BioMarin Percentile Rank	61%	51%	65%	46%	58%	50%	44%
The Compensation Committee also reviews the compensation levels and disclosed program design for executives of Amgen, Inc., and Gilead Sciences, Inc., as we regularly compete with these companies for employees, particularly for senior positions. However, we generally do not use compensation data from these companies in making pay decisions that directly impact the CEO or other NEO positions because revenues and market capitalizations for these companies are significantly higher than BioMarin’s.

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After the list of peer companies is approved, management presents recommendations to the Compensation Committee regarding proposed adjustments to compensation elements and a variety of supporting data, including compensation information from the peer group and the Radford Global Life Sciences Compensation survey and additional survey sources from the Compensation Consultant. This is presented individually for each executive officer, including the NEOs, and based on classes of positions for all other employees. Management and the Compensation Consultant each include significant supporting data with the presentation. These recommendations are discussed with and without management present and are discussed with the Compensation Consultant. The Compensation Committee then determines what, if any, adjustments to the compensation elements are appropriate for employees other than the CEO.
The Compensation Committee also reviews market information provided by the Compensation Consultant, considers the CEO’s performance and experience and makes recommendations for adjustments to the CEO’s compensation. These discussions are conducted in executive sessions without involvement by management. In particular, our CEO does not play any role with respect to any matter affecting his own compensation and is not present when the Compensation Committee discusses and formulates the compensation recommendation. The Compensation Committee then presents the recommendations for the CEO to the Board for consideration and approval. The Board must approve each of the CEO’s individual compensation elements.
Other Considerations and Policies
Clawback Policies
We adopted a clawback policy on October 4, 2023 that complies with the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq listing rules. The newly adopted policy provides that BioMarin will seek recovery of applicable incentive-based compensation received by current and former executive officers in the event of a required accounting restatement. We have also historically maintained a clawback policy, and this policy is in addition to any policies or recovery requirements provided under the new SEC rules. Under these clawback policies, we can recoup certain cash and equity incentive compensation paid to current or former executive officers in the event we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws. These policies are designed to reverse, to the extent possible, any economic benefit resulting from incentive compensation paid to executive officers based on erroneously prepared financial statements. If BioMarin is required to prepare an accounting restatement because of material non-compliance with any financial reporting requirement, all incentive compensation paid or credited to each current or former executive officer for the restated period will be recalculated based on restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to such executive officer for that period, the excess amount must be forfeited or returned to BioMarin. Our clawback policies can be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement.
Accounting and Tax Considerations
Nonqualified Deferred Compensation — Code Section 409A regulates nonqualified deferred compensation arrangements, including the time and form of payment. A discussion of our nonqualified deferred compensation arrangements is provided under the “Nonqualified Deferred Compensation” section of this CD&A.
Accounting for Stock-Based Compensation — Stock-based compensation is accounted for in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718, Compensation – Stock Compensation, which requires us to estimate and record an expense for each equity award over the vesting period of the award. For valuation methodology and assumptions used in determining these values, see Notes 1 and 13, respectively, to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024. Generally, the Compensation Committee does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation; however, it has considered and approved and may in the future consider the grant of alternative equity incentives to our NEOs in lieu of certain forms of equity grants in light of the accounting impact of FASB ASC Topic 718 with respect to equity grants and other considerations.
Section 162(m) — Section 162(m) of the Code (Section 162(m)) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

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Executive Officer Stock Ownership Guidelines
To preserve the link between the interests of executives and those of stockholders, the Compensation Committee and the Board established stock ownership guidelines for our executives. See the “Director and Officer Stock Ownership Guidelines” section of this Proxy Statement for a more detailed discussion of our stock ownership guidelines.
Anti-Hedging and Anti-Pledging Policy
The Board has approved an anti-hedging and anti-pledging policy for our directors and employees. Under this policy, all of our directors and employees are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in BioMarin equity securities or engaging in margin and other pledging activities. Under the policy, a contribution of the Company’s securities to an exchange fund not designed to hedge any decrease in the market value of BioMarin’s equity securities is not considered a form of hedging; however, such contribution by an employee designated as an insider remains subject to the other provisions of the Company’s Insider Trading Policy, including provisions regarding quarterly trading blackout periods and pre-clearance requirements.

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Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed the CD&A contained herein with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into BioMarin’s Annual Report on Form 10-K for the year ended December 31, 2023.
Respectfully submitted on April 3, 2024 by the members of the Compensation Committee of the Board:
Elizabeth McKee Anderson, Chair
Robert J. Hombach
V. Bryan Lawlis, Ph.D.
David E.I. Pyott, M.D. (Hon.)
(1)The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference into any filing of BioMarin under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Executive Compensation Tables
Summary Compensation Table
The following table discloses compensation awarded to, earned by or paid to the following persons during 2023, 2022 and 2021: (i) Alexander Hardy, our CEO since December 1, 2023, (ii) Jean-Jacques Bienaimé, who served as our CEO until November 30, 2023, (iii) Brian R. Mueller, our CFO, and (iv) Jeff Ajer, Henry J. Fuchs, M.D., and Greg Guyer, Ph.D., the three most highly-compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of fiscal year 2023 and whose salary and bonus exceeded $100,000. These individuals are referred to throughout this Proxy Statement as the “Named Executive Officers” or NEOs. For further information regarding amounts below for 2023, see the footnotes that follow the table. For further information regarding amounts below for 2022 and 2021, see our Proxy Statement for the 2023 and 2022 Annual Meetings, respectively.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Alexander Hardy President and CEO	2023	$64,615	$900,000(6)	$10,662,587	$6,207,816	$—	$40,218	$17,875,236
	(7)	—	—	—	—	—	—	—
	(7)	—	—	—	—	—	—	—
Jean-Jacques Bienaimé Former CEO and Former Chairman of the Board	2023	$1,479,423	—	$15,949,610(8)	$2,370,990(9)	$1,668,000	$507,997	$21,976,020
	2022	1,313,954	—	12,962,836	1,866,566	2,109,612	98,912	18,351,880
	2021	1,260,000	—	11,342,306	3,247,040	2,343,600	69,592	18,262,538
Brian R. Mueller Executive Vice President, Finance and CFO	2023	$666,346	—	$2,947,369	$832,004	$384,750	$23,723	$4,854,192
	2022	624,231	—	3,104,558	852,883	500,850	24,762	5,107,284
	2021	600,000	—	2,773,957	793,742	511,500	19,966	4,699,165
Jeff Ajer Executive Vice President, Chief Commercial Officer	2023	$669,231	—	$3,094,233	$873,661	$405,000	$28,232	$5,070,357
	2022	638,269	—	3,357,648	922,027	512,775	26,619	5,457,338
	2021	610,000	—	2,941,280	841,896	567,300	24,933	4,985,408
Henry J. Fuchs, M.D. President, Worldwide R&D	2023	$818,269	—	$6,792,991	$1,456,102	$563,063	$30,393	$9,660,818
	2022	782,308	—	6,063,957	1,152,293	680,388	25,508	8,704,454
	2021	750,000	—	4,202,276	1,202,572	755,600	18,918	6,929,366
C. Greg Guyer, Ph.D. Executive Vice President, Chief Technical Officer	2023	$662,308	—	$3,817,386	$769,518	$422,100	$29,807	$5,701,119
	2022	624,231	—	3,104,558	852,883	500,850	27,028	5,109,550
	2021	600,000	500,000	2,858,206	817,979	558,000	93,064	5,427,248
(1)See the “Compensation Discussion and Analysis—Base Salary” section of this Proxy Statement for further information regarding amounts in this column.
(2)The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of service-based RSUs and performance-based RSUs granted in 2023. For the service-based RSUs and core operating margin and strategic goals performance-based RSUs awarded in March 2023, the grant date fair value was computed using the closing price of our common stock on the date of grant, $87.74. For the service-based RSUs awarded in December 2023, the grant date fair value was computed using the closing price of our common stock on the date of grant, $92.42. For the relative total shareholder return performance-based RSUs awarded in 2023, the Company utilized a Monte Carlo simulation model to determine a weighted-average grant date fair value of $130.49 per RSU. For valuation methodology and assumptions used in determining these values, see Notes 1 and 13, respectively, to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024. See the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement for further information regarding amounts in this column. The table below shows the target and maximum payouts that were possible for the performance-based RSUs awarded in 2023 based on the value at the date of grant and the payout ranges.

NEO	Target Payout	Maximum Payout
Alexander Hardy	$—	$—
Jean-Jacques Bienaimé	9,452,419	18,904,838
Brian R. Mueller	2,102,433	4,204,866
Jeff Ajer	2,207,182	4,414,364
Henry J. Fuchs, M.D.	3,674,994	7,349,988
C. Greg Guyer, Ph.D.	1,942,247	3,884,494

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The performance-based RSUs awarded in 2023 will be earned based on the Company’s performance under three metrics: (1) relative total shareholder return, (2) core operating margin and (3) strategic goals, with the Company’s performance for all awards measured over the three-year period of 2023 through 2025. The numbers of performance-based RSUs that will be earned based on the Company’s performance over the three-year period of 2023 through 2025 will not be determined until after the performance period ends on December 31, 2025. See the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement for further information regarding amounts in this column.
(3)Amounts noted for 2023 reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For valuation methodology and assumptions used in determining these values, see Notes 1 and 13, respectively, to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024. See the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement for further information regarding amounts in this column.
(4)Amounts noted for 2023 represent amounts earned by the NEOs during 2023 but paid in 2024. See the “Compensation Discussion and Analysis—Annual Cash Incentive” section of this Proxy Statement for further information regarding amounts in this column.
(5)Amounts noted for 2023 represent the amounts paid for tickets to sporting, cultural and other events, reimbursements for personal financial and tax planning and preparation, imputed income associated with life insurance premium payments, health assessments and vested 401(k) matching for each NEO. For Mr. Bienaimé, the 2023 amount includes: $46,137 for maintenance of personal security measures at Mr. Bienaimé’s residence, $25,125 for amounts paid for tickets to sporting, cultural and other events, as well as amounts for vested 401(k) matching, imputed income associated with term insurance premium payments, imputed income associated with whole life insurance premium payments, reimbursements for personal financial and tax planning and preparation, and incremental cost to us for a personal guest of Mr. Bienaimé accompanying him on eight business trips on corporate aircraft in which the Company has a fractional interest. In addition, for Mr. Bienaimé, the 2023 amount also includes consulting fees of $149,514, which was paid for Mr. Bienaimé’s services following his retirement from his position as CEO pursuant to the Consulting Agreement, as well as $219,035, which reflects the aggregate grant date fair value of the pro-rated RSU grant made on December 1, 2023 in connection with Mr. Bienaimé’s continuing services as a non-employee director until the 2024 Annual Meeting. The pro-rated RSU grant for Mr. Bienaimé’s continuing services as a non-employee director is consistent with the Company’s practice of awarding pro-rated grants to non-employee directors serving who serve for less than a year. See the “Summary of Independent Director Compensation—Equity Compensation” section of this Proxy Statement for further information regarding director compensation. In addition, see the “Compensation Discussion and Analysis— Compensation Related to Leadership Transitions” section of this Proxy Statement for further information regarding Mr. Bienaimé’s consulting fees. For Mr. Hardy, the 2023 amount includes $40,000 for reimbursement of his legal expenses in connection with the review of his employment agreement and imputed income associated with life insurance premium payments totaling less than $1,000. See the “Compensation Discussion and Analysis—Other Benefits and Perquisites” section of this Proxy Statement for further information regarding amounts in this column.
(6)Amount represents the signing bonus paid to Mr. Hardy in connection with his appointment as CEO effective December 1, 2023. See the “Compensation Discussion and Analysis—Compensation Related to Leadership Transitions” section of this Proxy Statement for further information regarding the signing bonus payable to Mr. Hardy.
(7)Mr. Hardy was appointed as the CEO of the Company effective December 1, 2023.
(8)Pursuant to Mr. Bienaimé’s Consulting Agreement, all unvested RSUs as of December 31, 2024 shall continue to vest in accordance with the applicable award agreements. See the “Compensation Discussion and Analysis—Compensation Related to Leadership Transitions” section of this Proxy Statement for further information regarding continued vesting under the Consulting Agreement. The amount represents (i) the aggregate grant date fair value of $3,167,414 with respect to service-based RSUs granted in March 2023 and December 2023, (ii) the aggregate grant date fair value of $9,452,419 with respect to performance-based RSUs granted in March 2023, and (iii) the aggregate incremental fair value of $3,329,777, computed in accordance with FASB ASC Topic 718, associated with the modification of the service-based RSUs granted in March 2021, March 2022, and March 2023 and performance-based RSUs granted in March 2022 and March 2023.
(9)Pursuant to Mr. Bienaimé’s Consulting Agreement, all unvested options as of December 31, 2024 shall continue to vest in accordance with the applicable award agreements. The amount represents (i) the aggregate grant date fair value of $1,871,914 with respect to the options granted in March 2023, and (ii) the aggregate incremental fair value of $499,076, computed in accordance with FASB ASC Topic 718, associated with the modification of the options granted in March 2021, March 2022, and March 2023.

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Grants of Plan-Based Awards
The following table sets forth certain information for each plan-based award during fiscal year 2023 to each of the NEOs.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alexander Hardy	12/1/2023	10/30/2023	—	—	—	—	—	—	—	150,529	92.42	6,207,816
	12/1/2023	10/30/2023	—	—	—	—	—	—	47,332	—	—	4,374,423
	12/1/2023	10/30/2023	—	—	—	—	—	—	68,039	—	—	6,288,164
Jean- Jacques Bienaimé	3/15/2023	3/1/2023	—	—	—	—	—	—	—	49,430	87.74	1,871,914
	3/15/2023	3/1/2023	—	—	—	—	—	—	36,100	—	—	3,167,414
	12/1/2023	10/30/2023	—	—	—	—	—	—	2,370(6)	—	—	219,035
	3/15/2023	3/1/2023	—	—	—	10,830	21,660	43,320(7)	—	—	—	1,900,448
	3/15/2023	3/1/2023	—	—	—	10,830	21,660	43,320(8)	—	—	—	1,900,448
	3/15/2023	3/1/2023	—	—	—	21,655	43,310	86,620(9)	—	—	—	5,651,522
	n/a	n/a	(10)	1,668,000	3,336,000(11)	—	—	—	—	—	—	—
	12/1/2023(12)	12/1/2023(12)	—	—	—	—	—	—	—	101,820	78.39	107,303(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	—	—	—	—	58,040	78.27	98,967(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	—	—	—	—	49,430	87.74	292,805(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	—	—	—	41,350	—	—	145,042(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	—	—	—	40,280	—	—	193,798(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	—	—	—	36,100	—	—	113,200(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	12,085	24,170	48,340	—	—	—	476,414(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	12,085	24,170	48,340	—	—	—	427,507(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	24,170	48,340	96,680	—	—	—	1,565,249(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	10,830	21,660	43,320	—	—	—	99,544(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	10,830	21,660	43,320	—	—	—	25,342(13)
	12/1/2023(12)	12/1/2023(12)	—	—	—	21,655	43,310	86,620	—	—	—	283,680(13)
Brian R. Mueller	3/15/2023	2/28/2023	—	—	—	—	—	—	—	21,970	87.74	832,004
	3/15/2023	2/28/2023	—	—	—	—	—	—	9,630	—	—	844,936
	3/15/2023	2/28/2023	—	—	—	2,410	4,820	9,640(7)	—	—	—	422,907
	3/15/2022	2/28/2023	—	—	—	2,410	4,820	9,640(8)	—	—	—	422,907
	3/15/2023	2/28/2023	—	—	—	4,815	9,630	19,260(9)	—	—	—	1,256,619
	n/a	n/a	(10)	405,000	810,000(11)	—	—	—	—	—	—	—
Jeff Ajer	3/15/2023	2/28/2023	—	—	—	—	—	—	—	23,070	87.74	873,661
	3/15/2023	2/28/2023	—	—	—	—	—	—	10,110	—	—	887,051
	3/15/2023	2/28/2023	—	—	—	2,530	5,060	10,120(7)	—	—	—	443,964
	3/15/2022	2/28/2023	—	—	—	2,530	5,060	10,120(8)	—	—	—	443,964
	3/15/2023	2/28/2023	—	—	—	5,055	10,110	20,220(9)	—	—	—	1,319,254
	n/a	n/a	(10)	405,000	810,000(11)	—	—	—	—	—	—	—
Henry J. Fuchs, M.D.	3/15/2023	2/28/2023	—	—	—	—	—	—	—	38,450	87.74	1,456,102
	3/15/2023	2/28/2023	—	—	—	—	—	—	16,840	—	—	1,477,542
	12/1/2023	10/30/2023	—	—	—	—	—	—	17,750	—	—	1,640,455
	3/15/2023	2/28/2023	—	—	—	4,210	8,420	16,840(7)	—	—	—	738,771
	3/15/2022	2/28/2023	—	—	—	4,555	8,420	18,220(8)	—	—	—	738,771
	3/15/2023	2/28/2023	—	—	—	8,420	16,840	33,680(9)	—	—	—	2,197,452
	n/a	n/a	(10)	536,250	1,072,500(11)	—	—	—	—	—	—	—
C. Greg Guyer, Ph.D.	3/15/2023	2/28/2023	—	—	—	—	—	—	—	20,320	87.74	769,518
	3/15/2023	2/28/2023	—	—	—	—	—	—	8,900	—	—	780,886
	12/1/2023	10/30/2023	—	—	—	—	—	—	11,840	—	—	1,094,253
	3/15/2023	2/28/2023	—	—	—	2,225	4,450	8,900(7)	—	—	—	390,443
	3/15/2023	2/28/2023	—	—	—	4,555	4,450	18,220(8)	—	—	—	390,443
	3/15/2023	2/28/2023	—	—	—	4,450	8,900	17,800(9)	—	—	—	1,161,361
	n/a	n/a	(10)	402,000	804,000(11)	—	—	—	—	—	—	—

94	2024 Proxy Statement

Executive Compensation
(1)Annual Cash Incentive: Amounts represent potential payments under our 2023 cash incentive program, which were paid in 2024. For further discussion of our annual cash incentive program, see the “Compensation Discussion and Analysis—Annual Cash Incentive” section of this Proxy Statement and see the “Summary Compensation Table” above for amounts actually paid under the 2023 cash incentive program.
(2)Service-Based RSUs: Except for the Retention Grants awarded to Dr. Fuchs and Dr. Guyer, the Three-Year RSUs granted to Mr. Hardy, and the non-employee director RSUs granted to Mr. Bienaimé as described below, the service-based RSUs vest over a four-year period, vesting at the rate of one fourth on the anniversary of the grant date and one fourth each anniversary of the grant date thereafter, subject to the recipient’s continued service as of each such date. As described earlier in this Proxy Statement, Dr. Fuchs and Dr. Guyer were each awarded the Retention Grants, consisting of 17,750 service-based RSUs and 11,840 service-based RSUs, respectively. The Retention Grants vest in full 15 months after the grant date, subject to the recipient’s continued service on the vesting date. See the “Compensation Discussion and Analysis—Equity Grants” section of this Proxy Statement for further information regarding the Retention Grants. In connection with his appointment as CEO, Mr. Hardy received a grant of Three-Year RSUs, consisting of 47,332 service-based RSUs. The Three-Year RSUs vest over a three-year period, vesting at the rate of one third on the anniversary of the grant date and one third each anniversary of the grant date thereafter, subject to the recipient’s continued service as of each such date. See the “Compensation Discussion and Analysis—Compensation Related to Leadership Transitions” section of this Proxy Statement for further information regarding equity awards granted to Mr. Hardy in connection with his appointment as CEO. The retirement benefit applicable to certain of the Company’s senior executives at the Senior Vice President level or above, including Dr. Fuchs and Dr. Guyer, providing for continued vesting of equity awards upon attaining specified age and service requirements is not applicable to the Retention Grants or the service-based RSUs granted to Mr. Hardy. For a description of acceleration and extended vesting terms applicable to certain of the awards, please see the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” sections of this Proxy Statement. As discussed below, Mr. Bienaimé was awarded a pro-rated RSU grant on December 1, 2023, consisting of 2,370 service-based RSUs, in connection with his continuing services as a non-employee director until the 2024 Annual Meeting.
(3)Stock Options: Stock options vest 12/48ths on the 12-month anniversary of the date of grant, and 1/48th per month thereafter for the next three years, subject to the recipient’s continued service as of each such date, and remain exercisable until expiration of the stock option (10 years after the date of grant) or potentially earlier if the recipient’s continued service terminates. For a description of acceleration and extended vesting terms applicable to certain of the awards, please see the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” sections of this Proxy Statement.
(4)Stock options were granted at an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of the grant.
(5)The amounts presented above represent the aggregate grant date fair value of the stock option grant, service-based RSU awards or performance-based RSU awards computed in accordance with FASB ASC Topic 718. The grant date fair value for stock option awards granted in March 2023 was $37.87 per share and the grant date fair value of the service-based RSU awards and performance-based RSUs (other than the relative total shareholder return performance-based RSUs), was computed using the closing price of our common stock on the date of grant, $87.74. For the relative total shareholder return performance-based RSUs, the Company utilized a Monte Carlo simulation model to determine a weighted-average grant date fair value of $130.49 per RSU. For valuation methodology and assumptions used in determining these values, see Notes 1 and 13, respectively, to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024.
(6)Represents the pro-rated RSU grant made on December 1, 2023, in connection with Mr. Bienaimé’s continuing services as a non-employee director until the 2024 Annual Meeting, which is consistent with the Company’s practice of awarding pro-rated grants to non-employee directors serving who serve for less than a year. See the “Summary of Independent Director Compensation—Equity Compensation” section of this Proxy Statement for further information regarding director compensation. These RSUs vest in full on the date immediately prior to the date of the 2024 Annual Meeting.
(7)Core Operating Margin Performance-Based RSUs: Amounts represent the potential numbers of performance-based RSUs that may be earned based on the level of core operating margin over three, one-year periods spanning 2023 through 2025. The number of performance-based RSUs that will be earned will not be determined until after the performance period ends on December 31, 2025. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service as of such date. For further discussion of the performance-based RSU awards granted in 2023, see the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement. For a description of acceleration and extended vesting terms applicable to certain of the awards, please see the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” sections of this Proxy Statement.
(8)Strategic Goals Performance-Based RSUs: Amounts represent the potential numbers of performance-based RSUs that may be earned based on the number and nature of product development regulatory activities over the three-year performance period of 2023 through 2025. The number of performance-based RSUs that will be earned will not be determined until after the performance period ends on December 31, 2025. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service as of such date. For further discussion of the performance-based RSU awards granted in 2023, see the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement. For a description of acceleration and extended vesting terms applicable to certain of the awards, please see the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” sections of this Proxy Statement.
(9)Relative Total Shareholder Return Performance-Based RSUs: Amounts represent the potential numbers of performance-based RSUs that may be earned based on relative total shareholder return compared to the performance of companies that make up the Nasdaq Biotechnology Index over the three-year performance period of 2023 through 2025. The number of performance-based RSUs that will be earned will not be determined until after the performance period ends on December 31, 2025. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service as of such date. For further discussion of the performance-based RSU awards granted in 2023, see the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement. For a description of acceleration and extended vesting terms applicable to certain of the awards, please see the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” sections of this Proxy Statement.
(10)The potential payouts under our 2023 cash incentive program are performance-driven and completely at risk; therefore, the minimum possible payout is zero.
(11)The maximum achievement for corporate goals under the 2023 cash incentive program is 200%. For further discussion of our annual cash incentive program, see the “Annual Cash Incentive” section of this Proxy Statement and see the “Summary Compensation Table” in this Proxy Statement for amounts actually paid under the 2023 cash incentive program.

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Executive Compensation
(12)Represents the modification date with respect to each award in accordance with FASB ASC Topic 718. Pursuant to Mr. Bienaimé’s Consulting Agreement, all unvested options as of December 31, 2024 shall continue to vest in accordance with the applicable award agreements in which the equity grants were made. The amounts represent the incremental fair values, computed in accordance with FASB ASC Topic 718, associated with the modification of the options granted in March 2021, March 2022, and March 2023. See the “Compensation Discussion and Analysis—Compensation Related to Leadership Transitions” section of this Proxy Statement for further information regarding continued vesting under the Consulting Agreement.
(13)Pursuant to Mr. Bienaimé’s Consulting Agreement, all unvested RSUs as of December 31, 2024 shall continue to vest in accordance with the applicable award agreements. The amounts represent the incremental fair values, computed in accordance with FASB ASC Topic 718, associated with the modification of the service-based RSUs granted in March 2021, March 2022, and March 2023, and performance-based RSUs granted in March 2022 and March 2023. See the “Compensation Discussion and Analysis—Compensation Related to Leadership Transitions” section of this Proxy Statement for further information regarding continued vesting under the Consulting Agreement.
The number of stock options and RSUs granted to the CEO is determined based on recommendations by the Compensation Committee and is approved by the Board and the number of stock options and RSUs granted to the other NEOs is determined based on a recommendation from the CEO and is approved by the Compensation Committee. See the “Equity Compensation” section of this Proxy Statement for additional information regarding grant practices.

96	2024 Proxy Statement

Executive Compensation
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding unexercised stock options and unvested stock awards as of the end of fiscal year 2023 for each of the NEOs. For a description of acceleration and extended vesting terms applicable to certain of the awards, please see the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” sections of this Proxy Statement.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Alexander Hardy	12/1/2023	—	150,529	92.42	11/30/2033	115,371	11,124,072	—	—
Jean-Jacques Bienaimé	6/4/2014	181,000	—	63.10	6/3/2024	—	—	—	—
	3/3/2015	90,500	—	108.36	3/2/2025	—	—	—	—
	3/15/2016	136,050	—	83.43	3/14/2026	—	—	—	—
	3/22/2017	144,050	—	87.42	3/21/2027	—	—	—	—
	3/15/2018	148,190	—	83.57	3/14/2028	—	—	—	—
	3/15/2019	87,080	—	94.53	3/14/2029	—	—	—	—
	3/16/2020	119,925	7,995	73.82	3/15/2030	11,213	1,081,157	—	—
	3/15/2021	70,001	31,819	78.39	3/14/2031	20,675	1,993,484	—	—
	3/15/2021	—	—	—	—	—	—	41,350(5)	3,986,967
	3/15/2021	—	—	—	—	—	—	16,540(6)	1,594,787
	3/15/2021	—	—	—	—	—	—	24,810(7)	2,392,180
	3/15/2022	33,854	24,186	78.27	3/14/2032	26,988	2,602,183	—	—
	3/15/2022	—	—	—	—	—	—	48,340(8)	4,660,943
	3/15/2022	—	—	—	—	—	—	24,170(9)	2,330,471
	3/15/2022	—	—	—	—	—	—	24,170(10)	2,330,471
	3/15/2023	—	49,430	87.74	3/14/2033	36,100	3,480,762	—	—
	3/15/2023	—	—	—	—	—	—	43,310(11)	4,175,950
	3/15/2023	—	—	—	—	—	—	21,660(12)	2,088,457
	3/15/2023	—	—	—	—	—	—	21,660(13)	2,088,457
	12/1/2023	—	—	—	—	2,370(14)	228,515	—	—
Brian R. Mueller	6/4/2014	5,000	—	63.10	6/3/2024	—	—	—	—
	3/16/2015	9,000	—	124.37	3/15/2025	—	—	—	—
	3/15/2016	7,000	—	83.43	3/14/2026	—	—	—	—
	3/22/2017	7,740	—	87.42	3/21/2027	—	—	—	—
	3/15/2018	9,120	—	83.57	3/14/2028	—	—	—	—
	3/15/2019	9,650	—	94.53	3/14/2029	—	—	—	—
	3/16/2020	9,000	600	73.82	3/15/2030	1,683	162,275	—	—
	6/29/2020	11,575	1,655	122.18	6/28/2030	1,160	111,847	—	—
	3/15/2021	17,111	7,779	78.39	3/14/2031	5,055	487,403	—	—
	3/15/2021	—	—	—	—	—	—	10,110(5)	974,806
	3/15/2021	—	—	—	—	—	—	4,050(6)	390,501
	3/15/2021	—	—	—	—	—	—	6,070(7)	585,269
	3/15/2022	11,602	14,918	78.27	3/14/2032	8,280	798,358	—	—
	3/15/2022	—	—	—	—	—	—	11,040(8)	1,064,477
	3/15/2022	—	—	—	—	—	—	5,520(9)	532,238
	3/15/2022	—	—	—	—	—	—	5,520(10)	532,238
	3/15/2023	—	21,970	87.74	3/14/2033	9,630	928,525	—	—
	3/15/2023	—	—	—	—	—	—	9,630(11)	928,525
	3/15/2023	—	—	—	—	—	—	4,820(12)	464,744
	3/15/2023	—	—	—	—	—	—	4,820(13)	464,744

2024 Proxy Statement	97

Executive Compensation

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jeff Ajer	6/4/2014	15,700	—	63.10	6/3/2024	—	—	—	—
	3/3/2015	23,900	—	108.36	3/2/2025	—	—	—	—
	3/15/2016	36,280	—	83.43	3/14/2026	—	—	—	—
	3/22/2017	39,480	—	87.42	3/21/2027	—	—	—	—
	3/15/2018	41,040	—	83.57	3/14/2028	—	—	—	—
	3/15/2019	23,450	—	94.53	3/14/2029	—	—	—	—
	3/16/2020	27,740	1,850	73.82	3/15/2030	2,595	250,210	—	—
	3/15/2021	18,150	8,250	78.39	3/14/2031	5,360	516,811	—	—
	3/15/2021	—	—	—	—	—	—	10,720(5)	1,033,622
	3/15/2021	—	—	—	—	—	—	4,290(6)	413,642
	3/15/2021	—	—	—	—	—	—	6,440(7)	620,945
	3/15/2022	12,542	16,128	78.27	3/14/2032	8,955	863,441	—	—
	3/15/2022	—	—	—	—	—	—	11,940(8)	1,151,255
	3/15/2022	—	—	—	—	—	—	5,970(9)	575,627
	3/15/2022	—	—	—	—	—	—	5,970(10)	575,627
	3/15/2023	—	23,070	87.74	3/14/2033	10,110	974,806	—	—
	3/15/2023	—	—	—	—	—	—	10,110(11)	974,806
	3/15/2023	—	—	—	—	—	—	5,060(12)	487,885
	3/15/2023	—	—	—	—	—	—	5,060(13)	487,885
Henry J. Fuchs, M.D.	3/3/2015	30,500	—	108.36	3/2/2025	—	—	—	—
	3/15/2016	44,340	—	83.43	3/14/2026	—	—	—	—
	3/22/2017	64,030	—	87.42	3/21/2027	—	—	—	—
	3/15/2018	51,300	—	83.57	3/14/2028	—	—	—	—
	3/15/2019	32,160	—	94.53	3/14/2029	—	—	—	—
	3/16/2020	48,721	3,249	73.82	3/15/2030	4,555	439,193	—	—
	3/15/2021	25,925	11,785	78.39	3/14/2031	7,660	738,577	—	—
	3/15/2021	—	—	—	—	—	—	15,320(5)	1,477,154
	3/15/2021	—	—	—	—	—	—	6,130(6)	591,055
	3/15/2021	—	—	—	—	—	—	9,190(7)	886,100
	3/15/2022	15,675	20,155	78.27	3/14/2032	35,060	3,380,485	—	—
	3/15/2022	—	—	—	—	—	—	14,920(8)	1,438,586
	3/15/2022	—	—	—	—	—	—	7,460(9)	719,293
	3/15/2022	—	—	—	—	—	—	7,460(10)	719,293
	3/15/2023	—	38,450	87.74	3/14/2033	16,840	1,623,713	—	—
	3/15/2023	—	—	—	—	—	—	16,840(11)	1,623,713
	3/15/2023	—	—	—	—	—	—	8,420(12)	811,856
	3/15/2023	—	—	—	—	—	—	8,420(13)	811,856
	12/1/2023	—	—	—	—	17,750	1,711,455	—	—

98	2024 Proxy Statement

Executive Compensation

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
C. Greg Guyer, Ph.D.	5/4/2020	57,467	6,683	90.36	3/15/2030	8,760	844,639	—	—
	3/15/2021	17,633	8,017	78.39	3/14/2031	5,210	502,348	—	—
	3/15/2021	—	—	—	—	—	—	10,420(5)	1,004,696
	3/15/2021	—	—	—	—	—	—	4,170(6)	402,071
	3/15/2021	—	—	—	—	—	—	6,250(7)	602,625
	3/15/2022	11,602	14,918	78.27	3/14/2032	8,280	798,358	—	—
	3/15/2022	—	—	—	—	—	—	11,040(8)	1,064,477
	3/15/2022	—	—	—	—	—	—	5,520(9)	532,238
	3/15/2022	—	—	—	—	—	—	5,520(10)	532,238
	3/15/2023	—	20,320	87.74	3/14/2033	8,900	858,138	—	—
	3/15/2023	—	—	—	—	—	—	8,900(11)	858,138
	3/15/2023	—	—	—	—	—	—	4,450(12)	429,069
	3/15/2023	—	—	—	—	—	—	4,450(13)	429,069
	12/1/2023	—	—	—	—	11,840	1,141,613	—	—
(1)All stock options vest over a four-year period. Stock options granted before June 15, 2015 vest at the rate of 6/48ths on the sixth-month anniversary of the grant date and 1/48th each month during the optionee’s employment. Stock options granted on or after June 15, 2015 vest at the rate of 12/48ths on the 12-month anniversary of the grant date and 1/48th each month thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of stock options granted under the Amended and Restated 2006 Share Incentive Plan (2006 Plan) and the 2017 Plan is 10 years.
(2)Represents the closing market price of our common stock as reported on the Nasdaq Global Select Market on the grant date.
(3)Represents service-based RSUs. Except for the Retention Grant service-based RSUs awarded to Dr. Fuchs and Dr. Guyer, the Three-Year RSUs granted to Mr. Hardy, and the non-employee director RSUs granted to Mr. Bienaimé as described below, the service-based RSUs vest over a four-year period, vesting at the rate of one fourth on the anniversary of the grant date and one fourth each anniversary of the grant date thereafter, subject to the recipient’s continued service as of each such date. As described earlier in this Proxy Statement, Dr. Fuchs and Dr. Guyer were each awarded the Retention Grants, consisting of 17,750 service-based RSUs and 11,840 service-based RSUs, respectively. The Retention Grants vest in full 15 months after the grant date, subject to the recipient’s continued service on the vesting date. In connection with his appointment as CEO, Mr. Hardy received a grant of Three-Year RSUs, consisting of 47,332 service-based RSUs. The Three-Year RSUs vest over a three-year period, vesting at the rate of one third on the anniversary of the grant date and one third each anniversary of the grant date thereafter, subject to the recipient’s continued service as of each such date. See the “Compensation Discussion and Analysis—Compensation Related to Leadership Transitions” section of this Proxy Statement for further information regarding equity awards granted to Mr. Hardy in connection with his appointment as CEO. The retirement benefit applicable to certain of the Company’s senior executives at the Senior Vice President level or above, providing for continued vesting of equity awards upon attaining specified age and service requirements, is not applicable to the Retention Grants or the service-based RSUs granted to Mr. Hardy. For a description of acceleration and extended vesting terms applicable to certain of the awards, please see the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” and “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” sections of this Proxy Statement. As discussed below, Mr. Bienaimé was awarded a pro-rated RSU grant on December 1, 2023, consisting of 2,370 service-based RSUs, in connection with his continuing services as a non-employee director until the 2024 Annual Meeting.
(4)The value of RSUs shown in the table that have not yet vested was calculated using $96.42, the closing price of our common stock on December 29, 2023.
(5)Represents unearned relative total shareholder return performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the Company’s performance as compared to the relative total shareholder return performance of companies that made up the Nasdaq Biotechnology Index over a three-year performance period commencing on the first day of the year of grant through the last day of the third year following the year of grant. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2021, see the “Compensation Discussion and Analysis—Equity Compensation” section of the Proxy Statement for the Company’s 2022 Annual Meeting.
(6)Represents unearned Non-GAAP Income performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the level of Non-GAAP Income over three, one-year periods spanning 2021 through 2023. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2021, see the “Compensation Discussion and Analysis—Equity Compensation” section of the Proxy Statement for the Company’s 2022 Annual Meeting.

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(7)Represents unearned strategic goals performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the number and nature of product development regulatory activities over the three-year performance period of 2021 through 2023. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2021, see the “Compensation Discussion and Analysis—Equity Compensation” section of the Proxy Statement for the Company’s 2022 Annual Meeting.
(8)Represents unearned relative total shareholder return performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the Company’s performance as compared to the relative total shareholder return performance of companies that made up the Nasdaq Biotechnology Index over a three-year performance period commencing on the first day of the year of grant through the last day of the third year following the year of grant. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2022, see the “Compensation Discussion and Analysis—Equity Compensation” section of the Proxy Statement for the Company’s 2023 Annual Meeting.
(9)Represents unearned core operating margin performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the level of core operating margin over three, one-year periods spanning 2022 through 2024. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2022, see the “Compensation Discussion and Analysis—Equity Compensation” section of the Proxy Statement for the Company’s 2023 Annual Meeting.
(10)Represents unearned strategic goals performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the number and nature of product development regulatory activities over the three-year performance period of 2022 through 2023. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2022, see the “Compensation Discussion and Analysis—Equity Compensation” section of the Proxy Statement for the Company’s 2023 Annual Meeting.
(11)Represents unearned relative total shareholder return performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the Company’s performance as compared to the relative total shareholder return performance of companies that made up the Nasdaq Biotechnology Index over a three-year performance period commencing on the first day of the year of grant through the last day of the third year following the year of grant. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2023, see the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement.
(12)Represents unearned core operating margin performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the level of core operating margin over three, one-year periods spanning 2023 through 2025. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2023, see the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement.
(13)Represents unearned strategic goals performance-based RSUs. The numbers of performance-based RSUs reflected in this table are the target numbers of RSUs granted to the NEOs. Under the terms of these awards, the number of performance-based RSUs that will be earned, if any, are calculated by multiplying the target number of performance-based RSUs by a multiplier. The multiplier will be determined based on the number and nature of product development regulatory activities over the three-year performance period of 2023 through 2025. The earned performance-based RSUs, if any, vest in full on the third anniversary of the grant date subject to the recipient’s continued service. For further discussion of the performance-based RSU awards granted in 2023, see the “Compensation Discussion and Analysis—Equity Compensation” section of this Proxy Statement.
(14)Represents the pro-rated RSU grant made on December 1, 2023 in connection with Mr. Bienaimé’s continuing services as a non-employee director until the 2024 Annual Meeting, which is consistent with the Company’s practice of awarding pro-rated grants to non-employee directors serving who serve for less than a year. See the “Summary of Independent Director Compensation—Equity Compensation” section of this Proxy Statement for further information regarding director compensation. These RSUs vest in full on the date immediately prior to the date of the 2024 Annual Meeting.

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Options Exercised and Stock Vested
The following table sets forth the number and value of stock options exercised and share awards that vested in fiscal year 2023 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Alexander Hardy	—	—	—	—
Jean-Jacques Bienaimé	230,500	6,867,311	211,069	19,532,673
Brian R. Mueller	2,500	128,500	34,464	3,092,761
Jeff Ajer	49,000	2,346,425	49,372	4,566,433
Henry J. Fuchs, M.D.	—	—	83,376	7,727,086
C. Greg Guyer, Ph.D.	—	—	14,125	1,306,867
(1)The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)The value realized on vesting of service-based RSUs and performance-based RSUs was calculated as of the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of shares vested.
Nonqualified Deferred Compensation Plan
Our Nonqualified Deferred Compensation Plan allows members of management, other highly-compensated employees and members of the Board to make voluntary irrevocable deferrals of the compensation that would otherwise be paid by us to specified future dates, employment termination, hardship events, disability, retirement or death. Directors may elect to defer all or a portion of their fees and RSU awards otherwise payable to them. Non-Director participants are permitted to defer up to 100% of RSU awards and up to 50% of salary and annual cash incentive awards, in each case subject to limitations to allow us to make necessary withholding payments. Plan participants’ deferred compensation is 100% vested under the Nonqualified Deferred Compensation Plan. We may make additional direct contributions to the Nonqualified Deferred Compensation Plan for the benefit of the participants, but any such contributions must be approved by the Board. Our contributions, if any, will become 100% vested after three years of service with us (or such other time as we designate at the time of the contribution), or upon a change in control of the Company, or the individual’s death or disability. Participants have an unsecured contractual commitment by us to pay the amounts that become due under the Nonqualified Deferred Compensation Plan. Deferred compensation may be held in trust and is deemed invested based on participant direction as allowed by the Nonqualified Deferred Compensation Plan. Participants’ accounts are credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments in accordance with the ratio the portion of the account of each participant that is deemed to be invested within that investment option bears to the aggregate of all amounts deemed to be invested within that investment option. Any funds held in a trust will be our sole property, subject to any claims of general creditors in the event of bankruptcy, and plan participants will have no vested interest with respect to such trust fund.
The following table shows for the fiscal year ended December 31, 2023, certain information regarding nonqualified deferred compensation benefits for the NEOs who participate in the Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in 2023 ($)	Aggregate Earnings (Loss) in 2023 ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at December 31, 2023 ($)
Jean-Jacques Bienaimé	1,166,240	115,375	—	1,281,615
Pension Benefits
There is no retirement pension plan provided for the NEOs.

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Executive Compensation
Potential Payments upon Termination or Change in Control
We entered into employment agreements with Mr. Hardy and with each of our other executive officers, including the NEOs, upon their respective dates of hire, and we have amended the agreements from time to time. The following discussion is based on the employment and equity award agreements with our NEOs other than Mr. Bienaimé, who stepped down as our CEO and Chairman of the Board effective November 30, 2023. The amount and type of compensation payable to each NEO other than Mr. Bienaimé upon termination of employment under various circumstances and upon a change in control are described below. With respect to Mr. Bienaimé, the Company and Mr. Bienaimé entered into the Separation Agreement and the Consulting Agreement in connection with his retirement and Mr. Bienaimé is not entitled to any payments under his employment agreement. For Mr. Bienaimé, the following discussion reflects amounts payable under the Separation Agreement and Consulting Agreement in connection with his retirement.
Payments on Termination
The amount and type of compensation payable to each NEO other than Mr. Bienaimé upon termination of employment under various circumstances are described below. There are three general categories of terminations, which are:
•voluntary termination of employment by the NEO for reasons not constituting constructive termination, which we refer to as voluntary termination; retirement of the NEO; and termination of the NEO’s employment by us for cause (as such term is defined in the employment agreements and in our stock plans), which we refer to as termination for cause;
•termination of the NEO’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the NEO for a good reason specified in the NEO’s employment agreement (e.g., a change in work location of more than a specified distance from the previous location) constituting constructive termination, which we refer to as involuntary termination without cause; and
•termination of the NEO’s employment or resignation by the NEO for a good reason in connection with a change in control that occurs within 12 months of such change in control, which we refer to as termination in connection with a change in control.
Compensation upon Voluntary Termination, Retirement or Termination for Cause
Except as described above under the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” section of this Proxy Statement, awards held by our NEOs will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination, retirement, or termination for cause. A termination of employment due to voluntary termination, retirement, or termination for cause does not entitle the NEOs to any payments or benefits other than the accrued salary and vacation pay and benefits described above. Other than the retirement benefits described above, such compensation and benefits are available to salaried employees generally, except that any amounts payable to the NEOs upon termination under our Nonqualified Deferred Compensation Plan would not be applicable to certain employees as only employees with the title of CEO, vice president, and executive director are entitled to participate in our Nonqualified Deferred Compensation Plan. In addition, the Retention Grants awarded to Dr. Fuchs and Dr. Guyer discussed above are not subject to the retirement benefit policy.
Compensation upon Involuntary Termination without Cause
Each of the NEOs’ employment agreements includes specific benefits upon an involuntary termination without cause. For each of the NEOs other than Mr. Bienaimé, these benefits consist of:
•150% of the NEO’s current annual base salary and target annual cash incentive for the year of termination;
•the NEO’s target annual cash incentive for the year of termination, pro-rated for the year in which termination occurs;
•an additional 12 months of vesting of the NEO’s unvested service-based vesting equity awards and target amounts of performance-based equity awards that have not vested (in the case of Mr. Hardy, the Three-Year RSUs, which was intended as “make whole” compensation for the potential equity forfeited by Mr. Hardy in connection with his departure from his prior employer, would vest in full upon termination without cause);
•paid premiums under COBRA for 18 months; and
•outplacement services and legal advice consistent with the NEO’s position.

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Each NEO other than Mr. Bienaimé is eligible to receive the respective termination benefits described above within 45 days of his termination date, provided that he executes a standard form severance and release agreement and allows such release to become fully effective. The cash portions of the termination benefits are payable to the NEO in one lump sum on the 60th day after termination. In addition, if an NEO becomes disabled while employed by us, and if (a) the NEO is eligible to receive benefits under our Long-Term Disability Plan, then we will pay the NEO additional compensation so that the total received by the NEO (after taking into consideration the amounts payable to the NEO under the Long-Term Disability Plan) equals the cash portions of the termination benefits as described above; or (b) the NEO is not eligible to receive benefits under our Long-Term Disability Plan, then the NEO will be entitled to the full termination benefits described above.
Compensation upon Termination of Employment in Connection with Change in Control
Each of the NEOs who is involuntarily terminated in connection with a change in control is entitled to certain benefits. For each of the NEOs other than Mr. Bienaimé, these benefits consist of:
•200% of the NEO’s current annual base salary and target annual cash incentive for the year of termination;
•the NEO’s target annual cash incentive for the year of termination, pro-rated for the year in which termination occurs;
•100% vesting of all the NEO’s unvested service-based vesting equity awards and target amounts of performance-based equity awards that have not vested;
•paid premiums under COBRA for 24 months; and
•outplacement services and legal advice consistent with the NEO’s position.
The payment terms, requirement to execute a release, and provision of termination benefits in the event an NEO becomes disabled as described above under “Compensation upon Involuntary Termination without Cause” apply equally to termination benefits for NEOs in connection with a change in control. If termination compensation payable to an NEO as the result of a change in control as described above would result in a parachute payment under Section 280G of the Code, which would be subject to an excise tax under Section 4999 of the Code, or interest or penalties are incurred with respect to such excise tax, we will determine, before any such termination compensation is paid to the NEO, which of the following two alternative forms of payment would result in his receipt, on an after-tax basis, of the greater amount of the termination compensation notwithstanding that all or some portion of the termination compensation may be subject to the excise tax: (i) payment in full of the entire amount of the termination compensation, or (ii) payment of only a part of the termination compensation so that the NEO receives the largest payment possible without the imposition of the excise tax.
Change in Control - Continued Employment
Upon a change in control without termination of employment, each of the NEOs other than Mr. Hardy, is entitled to 100% vesting of all the NEO’s unvested service-based vesting equity awards and target amounts of performance-based equity awards that have not vested. Pursuant to his employment agreement, Mr. Hardy’s unvested equity awards that have not vested will only vest upon a both a change-in-control and a qualifying termination of employment (commonly referred to as a “double trigger”).
Retirement of Former CEO
The compensation Mr. Bienaimé is entitled to receive in connection with his retirement pursuant to the Separation Agreement and Consulting Agreement, subject to confidentiality and non-disparagement obligations, consists of:
•Mr. Bienaimé’s annual cash incentive for 2023 as if he had remained employed as CEO in recognition of Mr. Bienaimé’s 2023 contribution and in light of the fact that he served as CEO for most of the year;
•paid premiums under COBRA for up to 13 months following his retirement date of November 30, 2023;
•$146,000 per month for the first six months of the initial term of the Consulting Agreement, and $73,000 per month for the next seven months of the initial term (the initial term ending on December 31, 2024);
•as previously disclosed, continued vesting of Mr. Bienaimé’s unvested equity awards during the term of the Consulting Agreement in accordance with the applicable award agreements and, pursuant to the existing terms of the Company’s retirement benefit policy, except in the case of a termination of the Consulting Agreement by the Company due to Mr. Bienaimé’s material breach thereof, such awards shall continue to vest even after the term of the Consulting Agreement and remain exercisable through the natural life of the award; and
•upon a Change in Control (as defined in the Consulting Agreement), 100% vesting of all his outstanding service-based vesting equity awards and target amounts of outstanding performance-based equity awards.

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Executive Compensation
Estimated Potential Payments on Termination or Change in Control
The table below sets forth the estimated current value of payments and benefits to each of the NEOs other than Mr. Bienaimé upon an involuntary termination or a change in control of the Company as described above. The amounts shown assume that the triggering events occurred on December 31, 2023 and do not include (i) benefits earned during the term of the NEOs employment that are available to all salaried employees, such as accrued vacation; (ii) benefits paid by insurance providers under life and disability policies; and (iii) benefits previously accrued under the Nonqualified Deferred Compensation Plan (if any). The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s separation from the Company. Per SEC rules, the value of accelerated stock options shown in the table below is the aggregate spread between $96.42, the closing price of our common stock on December 29, 2023, and the exercise prices of the accelerated stock options, if less than $96.42. For performance-based RSU grants for which the numbers of RSUs actually earned had been determined by December 31, 2023 (the measurement date for the table below), the numbers of RSUs actually earned by each NEO are used in the calculation of market values of stock awards in the table below. For performance-based RSU grants for which the numbers of RSUs actually earned had not been determined by December 31, 2023 (e.g., performance-based RSUs granted on March 15, 2023 with a three-year performance period ending December 31, 2025), the target numbers of RSUs granted to each NEO are used in the calculation of market values of stock awards in the table below (because the numbers of RSUs that will be actually earned were not determined as of December 31, 2023, the measurement date for the table below).

Executive Benefits and Payments Upon Termination or Change in Control(1)	Involuntary Termination Without Cause	Change in Control-Continued Employment	Change in Control-Terminated
Alexander Hardy:
Cash Severance	$1,575,000	$—	$2,100,000
Cash Incentive	—	—	—
Stock award vesting acceleration	6,354,287(2)	—(3)	11,726,188(4)
Benefits and Perquisites:
COBRA Premiums	79,445	—	105,927
Outplacement Services	50,000(5)	—	50,000(5)
Total	$8,058,732	$—	$13,982,114
Jean-Jacques Bienaimé(6):	—	—	—
Brian R. Mueller:
Cash Severance	$1,620,000	—	$2,160,000
Cash Incentive	405,000	—	405,000
Stock award vesting acceleration	3,296,055(7)	9,041,228(8)	9,041,228(9)
Benefits and Perquisites:
COBRA Premiums	79,445	—	105,927
Outplacement Services	50,000(5)	—	50,000(5)
Total	$5,450,500	$9,041,228	$11,762,154
Jeff Ajer:
Cash Severance	$1,620,000	—	$2,160,000
Cash Incentive	405,000	—	405,000
Stock award vesting acceleration	3,486,797(10)	9,610,092(11)	9,610,092(12)
Benefits and Perquisites:
COBRA Premiums	55,284	—	74,432
Outplacement Services	50,000(5)	—	50,000(5)
Total	$5,617,621	$9,610,092	$12,299,524
Henry J. Fuchs, M.D.:
Cash Severance	$2,041,875	—	$2,722,500
Cash Incentive	536,250	—	536,250
Stock award vesting acceleration	7,381,883(13)	17,957,801(14)	17,957,801(15)
Benefits and Perquisites:
COBRA Premiums	25,662	—	34,216
Outplacement Services	50,000(5)	—	50,000(5)
Total	$10,035,670	$17,957,801	$21,300,767

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Executive Compensation

C. Greg Guyer, Ph.D.:
Cash Severance	$1,608,000	—	$2,144,000
Cash Incentive	402,000	—	402,000
Stock award vesting acceleration	3,939,485(16)	10,631,903(17)	10,631,903(18)
Benefits and Perquisites:
COBRA Premiums	61,944	—	82,592
Outplacement Services	50,000(5)	—	50,000(5)
Total	$6,061,429	$10,631,903	$13,310,495
(1)No incremental benefits are due should the death of any of our NEOs occur, except for amounts due for services previously rendered and those due under the life insurance policies, as discussed above. Additionally, as is the case for all our employees as described above under the “Compensation Discussion and Analysis—Retirement, Severance and Change in Control Arrangements” section of this Proxy Statement, if any NEO dies while employed by us, all such NEO’s unvested equity awards with service-based vesting will vest in full and all his unvested equity awards with performance-based vesting will vest in full as if the target values had been achieved, and such vested options will remain exercisable for one year after death
(2)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 32,628 service-based RSUs (including the Three-Year RSUs that would vest in full) and 37,632 stock options that would vest upon termination.
(3)All of Mr. Hardy’s equity awards are subject to double-trigger vesting.
(4)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 115,371 service-based RSUs and 150,529 stock options that would vest upon termination.
(5)Pursuant to the NEO’s employment agreement, the Company will provide outplacement services and legal advice consistent with the NEO’s position in the event of his involuntary termination without cause or in connection with a change in control. The NEO will be provided with a separate notice describing available outplacement services and legal advice at the time of his termination. The amount included in the table above represents an estimate of the Company’s cost for such services as of December 31, 2023.
(6)Mr. Bienaimé stepped down as CEO and Chairman of the Board, effective November 30, 2023. He will remain with the Company as a director until the 2024 Annual Meeting and as a consultant until December 31, 2024 unless the term of the Consulting Agreement is extended pursuant to the terms thereunder. In connection with his transition and pursuant to the Separation Agreement and the Consulting Agreement, Mr. Bienaimé is entitled to the following amounts and benefits: (a) the amount of his 2023 annual cash incentive award of $1,668,000; (b) the Company’s continued payment of his COBRA premiums for up to 13 months following November 30, 2023 of $26,560; and (c) consulting fees of $1,387,000 for his continuing services as a consultant to the Company until the end of the initial term on December 31,2024. As described above, Mr. Bienaimé’s unvested equity awards will continue to vest during the term of the Consulting Agreement in accordance with the applicable award agreements. However, upon a Change in Control (as defined in the Consulting Agreement), all of his outstanding service-based vesting equity awards and target amounts of outstanding performance-based equity awards will vest in full. Based on the closing price of our common stock on December 29, 2023, $96.42, the incremental value resulting from such acceleration is estimated to be $36,657,197. Such amount relates to 113,430 stock options, 97,346 service-based RSUs and 266,010 performance-based RSUs that would vest upon a change in control. In connection with the continued vesting of Mr. Bienaimé’s RSUs and options outstanding as of December 31, 2024 pursuant to the Consulting Agreement, the Company has also incurred (a) an aggregate incremental fair value of $3,329,777, computed in accordance with FASB ASC Topic 718, associated with the modification of the service-based RSUs granted in March 2021, March 2022, and March 2023 and performance-based RSUs granted in March 2022 and March 2023; and (b) an aggregate incremental fair value of $499,076, computed in accordance with FASB ASC Topic 718, associated with the modification of the options granted in March 2021, March 2022, and March 2023. See footnotes (8) and (9) to the “Summary Compensation Table” included in this Proxy Statement.
(7)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 23,063 stock options, 10,537 service-based RSUs and 20,230 performance-based RSUs that would vest upon termination. Excludes 1,655 stock options with exercise prices greater than $96.42.
(8)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 45,267 stock options, 25,808 service-based RSUs and 61,580 performance-based RSUs that would vest upon a change in control. Excludes 1,655 stock options with exercise prices greater than $96.42.
(9)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 45,267 stock options, 25,808 service-based RSUs and 61,580 performance-based RSUs that would vest upon termination. Excludes 1,655 stock options with exercise prices greater than $96.42.
(10)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 25,710 stock options, 10,787 service-based RSUs and 21,450 performance-based RSUs that would vest upon termination.
(11)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 49,288 stock options, 27,020 service-based RSUs and 65,560 performance-based RSUs that would vest upon a change in control.
(12)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 49,288 stock options, 27,020 service-based RSUs and 65,560 performance-based RSUs that would vest upon termination.
(13)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 38,454 stock options, 40,195 service-based RSUs and 30,640 performance-based RSUs that would vest upon termination.
(14)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 73,639 stock options, 81,865 service-based RSUs and 94,160 performance-based RSUs that would vest upon a change in control.
(15)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 73,639 stock options, 81,865 service-based RSUs and 94,160 performance-based RSUs that would vest upon termination.
(16)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 28,616 stock options, 16,350 service-based RSUs and 20,840 performance-based RSUs that would vest upon termination.
(17)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 49,938 stock options, 42,990 service-based RSUs and 60,720 performance-based RSUs that would vest upon a change in control.
(18)Based on the closing price of our common stock on December 29, 2023, $96.42. Relates to 49,938 stock options, 42,990 service-based RSUs and 60,720 performance-based RSUs that would vest upon termination.

2024 Proxy Statement	105

Executive Compensation
2023 CEO Pay Ratio
As required by the Dodd-Frank Act and SEC Regulation S-K of the Exchange Act, we are providing the following information about our 2023 CEO pay ratio, the relationship of the annual total compensation of our CEO to the annual total compensation of our median-paid employee for 2023. Our CEO pay ratio is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Our CEO pay ratio for 2023, calculated as described below, was 116 to 1. This ratio was based on the following:
•the annual total compensation of our CEO, determined as described below, was $21,976,020; and
•the median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules and as described below, was $191,101.
Methodology for Determining our Median Employee
The methodology and the material assumptions and estimates we used in 2023 to determine the median employee were as follows:
Employee Population
•Total Global Population. We determined that, as of October 1, 2023, the date we selected to identify the median employee, our employee population consisted of approximately 3,356 individuals working for BioMarin and our consolidated subsidiaries, with approximately 67% of these individuals located in the U.S. and approximately 33% located outside the U.S.
•De Minimis Exemption. As permitted by SEC rules, we have chosen to exclude employees who are employed in certain jurisdictions from the determination of our median employee, given the relatively small number of employees in those jurisdictions and the estimated additional time, effort and expense that would be required to obtain and analyze their compensation information. In total, we excluded less than 5% of our non-U.S. workforce (117 individuals) for purposes of identifying the median employee, as shown in the table below.
As noted above, the total number of our U.S. and non-U.S. employees irrespective of this de minimis exemption as of October 1, 2023 was approximately 3,356, and the total was approximately 3,239 after excluding the 117 employees noted below.

De Minimis Exemption Jurisdictions	Number of Employees
Argentina	20
Austria	1
Belgium	3
Chile	4
China	3
Colombia	22
Croatia	2
Denmark	1
Hungary	1
Malaysia	1
Mexico	11
Netherlands	4
Romania	1
Russia	12
Slovakia	1
Switzerland	1
Taiwan	6
Turkey	22
Ukraine	1
Total Number of Employees Excluded Pursuant to the De Minimis Exemption	117

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Compensation Measure Used to Identify the Median Employee
Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected annualized base salary plus actual paid annual cash incentive compensation and allowances paid through October 1, 2023 as the compensation measure.
•We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2023 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.
•We did not make any cost-of-living adjustments in identifying the median employee.
•Using this methodology, we determined the median-paid employee for the year ended December 31, 2023.
Annual Total Compensation of Median Employee
To determine the annual total compensation of the median employee to calculate the ratio, we identified and calculated the elements of that employee’s compensation for the full year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Annual Total Compensation of CEO
With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Bienaimé (our CEO as of the determination date) in the “Total” column in the “Summary Compensation Table” included in this Proxy Statement.
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officers (PEO) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO 1(1) ($)	Summary Compensation Table Total for PEO 2(1) ($)	Compensation Actually Paid to PEO 1(1)(2)(3) ($)	Compensation Actually Paid to PEO 2(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		GAAP Net Income (Loss) ($ Millions)	Managed Sales Revenue ($ Millions)(5)
							TSR ($)	Peer Group TSR ($)
2023	21,976,020	17,875,236	15,757,509	18,518,864	6,321,622	5,564,948	114.04	118.87	167.6	2,241
2022	18,351,880	—	34,379,532	—	6,114,555	10,821,939	122.40	113.65	141.6	1,914
2021	18,262,538	—	18,390,254	—	5,510,297	5,670,256	104.49	126.45	(64.1)	1,655
2020	18,146,399	—	22,341,893	—	5,195,953	4,752,027	103.71	126.42	854	1,664
(1)Jean-Jacques Bienaimé was our PEO for each year presented until November 30, 2023 (PEO 1), and Alexander Hardy has been our PEO since December 1, 2023 (PEO 2). The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Brian R. Mueller	Brian R. Mueller	Brian R. Mueller	Brian R. Mueller
Jeff Ajer	Jeff Ajer	Jeff Ajer	Jeff Ajer
Henry J. Fuchs, M.D.	Henry J. Fuchs, M.D.	Henry J. Fuchs, M.D.	Henry J. Fuchs, M.D.
C. Greg Guyer, Ph.D.	C. Greg Guyer, Ph.D.	G. Eric Davis	C. Greg Guyer, Ph.D.
Robert A. Baffi, Ph.D.
Daniel Spiegelman
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

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Executive Compensation

Year	Summary Compensation Table Total for PEO 1 ($)	Exclusion of Stock Awards and Option Awards for PEO 1 ($)	Inclusion of Equity Values for PEO 1 ($)	Compensation Actually Paid to PEO 1 ($)
2023	21,976,020	(18,320,600)	12,102,089	15,757,509

Year	Summary Compensation Table Total for PEO 2 ($)	Exclusion of Stock Awards and Option Awards for PEO 2 ($)	Inclusion of Equity Values for PEO 2 ($)	Compensation Actually Paid to PEO 2 ($)
2023	17,875,236	(16,870,403)	17,514,031	18,518,864

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	6,321,622	(5,145,816)	4,389,142	5,564,948
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 1 ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 1 ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 1 ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 1 ($)	Total - Inclusion of Equity Values for PEO 1 ($)
2023	14,131,609	1,391,700	(3,421,220)	—	12,102,089

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 2 ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 2 ($)	Total - Inclusion of Equity Values for PEO 2 ($)
2023	17,514,031	—	—	—	17,514,031

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	5,096,138	180,716	(887,712)	—	4,389,142
(4)The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the

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Executive Compensation
period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined Managed Sales Revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2023. See footnote (2) to “2023 Program Goals and Results” table set forth in the CD&A of this Proxy Statement for a description of how this performance measure is derived from our GAAP financial reporting. This measure may not have been the most important financial performance measure for prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.
Description of Relationship Between Compensation Actually Paid, Company Total Shareholder Return (TSR), and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the four most recently completed fiscal years, and the Nasdaq Biotechnology Index over the same period.
PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR

■	PEO 1 Compensation Actually Paid	■	PEO 2 Compensation Actually Paid	■	Average Non-PEO NEO Compensation Actually Paid	Biomarin TSR	Nasdaq Biotechnology Index TSR
Description of Relationship Between Compensation Actually Paid and GAAP Net Income (Loss)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our GAAP Net Income (Loss) during the four most recently completed fiscal years.

2024 Proxy Statement	109

Executive Compensation
PEO and Average Non-PEO NEO Compensation Actually Paid Versus GAAP Net Income (Loss)

■	PEO 1 Compensation Actually Paid	■	PEO 2 Compensation Actually Paid	■	Average Non-PEO NEO Compensation Actually Paid	GAAP Net Income (Loss)
Description of Relationship Between Compensation Actually Paid and Managed Sales Revenue
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Managed Sale Revenue ($ in Millions) during the four most recently completed fiscal years.
PEO and Average Non-PEO NEO Compensation Actually Paid Versus Managed Sales Revenue

■	PEO 1 Compensation Actually Paid	■	PEO 2 Compensation Actually Paid	■	Average Non-PEO NEO Compensation Actually Paid	Managed Sales Revenue

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Executive Compensation
Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Managed Sales Revenue
Core Operating Margin
Relative TSR
Non-GAAP Income
Number of Product Regulatory Approvals by the FDA and EMA and IND/CTAs submitted to the FDA and EMA
Number of Development Programs that Achieve Proofs of Concept or Meet Clinical Milestones
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

2024 Proxy Statement	111

Stock Ownership Information
Security Ownership of Certain Beneficial Owners and Management
The table below sets forth certain information regarding the ownership of shares of our common stock as of March 15, 2024 (except as otherwise noted) by: (i) each current director and each nominee for director; (ii) each of the NEOs; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted, the entities and individuals in this table have sole dispositive and voting power with respect to all the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information with respect to each entity and individual specified was supplied or confirmed by such entity or individual or based upon statements filed with the SEC. Except as otherwise indicated, the mailing address for each stockholder in the table below is c/o BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options and Restricted Stock Units(2)	Total Number of Shares Beneficially Owned(3)	Percentage o Total Shares Outstanding(4)
PRIMECAP Management Company(5)	18,414,374	—	18,414,374	9.8%
The Vanguard Group(6)	18,048,557	—	18,048,557	9.6%
BlackRock, Inc.(7)	14,740,836	—	14,740,836	7.8%
Dodge & Cox(8)	13,994,063	—	13,994,063	7.4%
Capital Research Global Investors(9)	10,774,641	—	10,774,641	5.7%
Alexander Hardy	—	—	—	*
Jean-Jacques Bienaimé	644,087(10)	1,012,640	1,656,727	*
Brian R. Mueller	43,196	110,417	153,613	*
Jeff Ajer	53,954	253,563	307,517	*
Henry J. Fuchs, M.D.	110,842	336,995	447,837	*
C. Greg Guyer, Ph.D.	32,376	111,996	144,372	*
Mark J. Alles	10,905	—	10,905	*
Elizabeth McKee Anderson	18,890	—	18,890	*
Barbara W. Bodem	—	—	—	*
Athena Countouriotis, M.D.	—	—	—	*
Willard Dere, M.D.	23,390	14,790	38,180	*
Mark J. Enyedy	—	—	—	*
Elaine J. Heron, Ph.D.	87,931	17,697	105,628	*
Maykin Ho, Ph.D.	12,450	—	12,450	*
Robert J. Hombach	26,310	—	26,310	*
V. Bryan Lawlis, Ph.D.	28,950	19,250	48,200	*
Richard A. Meier	111,357	19,250	130,607	*
David E.I. Pyott, M.D. (Hon.)	40,840	13,230	54,070	*
Dennis J. Slamon, M.D., Ph.D.	26,619	14,300	40,919	*
All executive officers and directors as a group (21 persons)	1,328,799	2,201,818	3,530,617	1.85%
*     Represents less than 1% of our common stock outstanding on March 15, 2024.
(1)Represents the number of shares of our common stock owned directly or indirectly by each entity and person and excludes shares underlying options and RSUs held by our directors and officers, which are reported in the column titled “Number of Shares Subject to Options and Restricted Stock Units.”
(2)Represents shares of our common stock subject to stock options that are or will become exercisable and RSUs that will vest within 60 days of March 15, 2024.

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(3)Equals the sum of the number of shares under the table columns titled “Number of Shares Beneficially Owned” and “Number of Shares Subject to Options and Restricted Stock Units.”
(4)The calculation of percentages is based upon 188,733,789 shares of our common stock outstanding on March 15, 2024, plus for each of the individuals listed above, the number of shares subject to stock options and RSUs reflected in the column under the heading “Number of Shares Subject to Options and Restricted Stock Units.”
(5)This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 12, 2024 by PRIMECAP Management Company (PRIMECAP). PRIMECAP, as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state, may be deemed to beneficially own the indicated shares and has sole dispositive power over 18,414,374 shares and sole voting power over 17,706,231 shares. The address for PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.
(6)This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2023 by The Vanguard Group (Vanguard). Vanguard, as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state, may be deemed to beneficially own the indicated shares and has sole dispositive power over 17,621,678 shares, shared dispositive power over 426,879 shares and shared voting power over 127,330 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(7)This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc. (BlackRock). BlackRock, as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over 14,740,836 shares and sole voting power over 13,577,973 shares. BlackRock reported its beneficial ownership on behalf of itself and the following: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(8)This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2024 by Dodge & Cox. Dodge & Cox, as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state, may be deemed to beneficially own the indicated shares and has sole dispositive power over 13,994,063 shares and sole voting power over 13,134,589 shares. The address for Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.
(9)This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G filed with the SEC on February 9, 2024 by Capital Research Global Investors (CRGI), a division of Capital Research and Management Company (CRMC), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the investment management entities). CRGI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital Research Global Investors”. CRGI, as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state, may be deemed to beneficially own the indicated shares and has sole dispositive power 10,774,641 shares and sole voting power over 10,752,504 shares. The address for CRGI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(10)Includes 247,333 shares held in a trust of which Mr. Bienaimé is a trustee and 200 shares held in Uniform Transfers to Minors Act accounts for which Mr. Bienaimé is the custodian.
Director and Officer Stock Ownership Guidelines
The Board approved stock ownership guidelines for our directors, CEO and employees at the Senior Vice President level or higher. Under these guidelines, directors and executives are expected to use the shares of common stock obtained on the exercise of stock options or vesting of RSUs received to establish significant level of direct ownership in BioMarin. Newly appointed or elected directors and newly appointed or hired officers have three years to comply with their specific stock ownership guidelines.

In 2022, the Board increased the ownership guideline threshold for our directors to five times the cash retainer amount, up from four times. In 2021, the Board doubled our CEO’s stock ownership guideline threshold to six times his base salary, up from three times.

The following table summarizes the guidelines for our directors and NEOs as of December 31, 2023:

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Stock Ownership Information

Name	Stock Ownership Guidelines
Independent Directors	Lesser of 10,000 shares and unvested RSUs or value of shares and unvested RSUs equal to 5 times cash retainer amount (“5x”)
CEO	Value of shares and unvested RSUs equal to 6 times base salary (“6x”)
NEOs (all are at the Executive Vice President level or higher)	Value of shares and unvested RSUs equal to 2 times base salary (“2x”)
The charts below summarize our directors’ (other than Ms. Bodem, Dr. Countouriotis and Mr. Enyedy, who joined our Board on December 27, 2023) and NEOs’ (other than Mr. Hardy, who was appointed as our CEO and member of the Board effective December 1, 2023) holdings as of December 31, 2023 as compared to the thresholds established in the stock ownership guidelines.
Independent Directors

■	Minimum Value of Share and Unvested RSUs (to meet guidelines)	■	Value of Shares and Unvested RSUs Held (multiple of minimum to meet guidelines (rounded))
NEOs

■	Minimum Value of Share and Unvested RSUs (to meet guidelines)	■	Value of Shares and Unvested RSUs Held (multiple of minimum to meet guidelines (rounded))
Compliance with our stock ownership guidelines is based on shares (including shares held in trusts for which the individual is the trustee and in a deferral account and issuable to such individual under our Nonqualified Deferred Compensation Plan) and the unvested service-based RSUs and performance-based RSUs for which performance criteria has been met held by a director or officer as of December 31, 2023, but it does not include performance-based RSUs for which performance criteria has not been met or vested or unvested stock options. The value of stock owned is calculated using the closing price of our common stock on December 29, 2023, which was $96.42. All of our directors and NEOs were in compliance with our stock ownership guidelines as of December 31, 2023.
The Compensation Committee believes these stock ownership guidelines are an important tool in aligning the interests of our executives with the long-term interests of our stockholders. Although the guidelines are not mandatory, the Compensation Committee will consider compliance with the guidelines in setting an officer’s compensation and the CGN Committee will consider compliance with the guidelines when making decisions on nominating directors for re-election. See the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding these guidelines.

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Anti-Hedging and Anti-Pledging Policy
The Board has approved an anti-hedging and anti-pledging policy for our directors and employees. Under this policy, all of our directors and employees are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in BioMarin equity securities or engaging in margin and other pledging activities. Under the policy, a contribution of the Company’s securities to an exchange fund not designed to hedge any decrease in the market value of BioMarin’s equity securities is not considered a form of hedging; however, such contribution by an employee designated as an insider remains subject to the other provisions of the Company’s Insider Trading Policy, including provisions regarding quarterly trading blackout periods and pre-clearance requirements.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) filings they make.
To the best of our knowledge and based solely on a review of the copies of such reports furnished to us or written representation that no other reports were required, during the fiscal year ended December 31, 2023, we believe that all reports, other than as follows, during 2023 were timely filed by its directors and Section 16 officers. Due to administrative errors there was one late filing for Mr. Bienaimé with respect to the grant of pro-rated service-based RSUs for his continuing service as a non-employee director effective December 1, 2023.
Equity Compensation Plan Information
The following table provides certain information with respect to all of BioMarin’s equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by stockholders	11,263,956(2)	85.26	19,649,513(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	11,263,956	85.26	19,649,513
(1)The weighted average exercise price excludes RSU awards, which have no exercise price.
(2)Amount includes stock options to purchase shares, service-based RSUs and performance-based RSUs issued under the 2017 Plan and the 2006 Plan, outstanding as of December 31, 2023. Amount does not include any shares of common stock issuable under our 2006 Employee Stock Purchase Plan (the ESPP). For descriptions of the 2017 Plan, the 2006 Plan, and the ESPP, see Note 13 to our financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024.
(3)Amount reflects reduction of securities available for issuance pursuant to the 2017 Plan and the 2006 Plan, such that each service-based RSU and performance-and market-based RSU granted on or after May 12, 2010 but prior to May 15, 2013 reduces the shares available for issuance under the 2017 Plan and the 2006 Plan by 1.62 shares, and each service-based RSU and performance-and market-based RSU granted on or after May 15, 2013 reduces the shares available for issuance under the 2017 Plan and the 2006 Plan by 1.92 shares. Furthermore, amount excludes 2,534,671 shares available for future issuance under the ESPP, of which an estimated 132,891 shares will be subject to purchase during the current ESPP offering period that commenced November 1, 2023 and ends April 30, 2024. The Company issues shares under the ESPP once every six months based on employee elections in the preceding six months. Pursuant to the terms of the ESPP, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.

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Additional Information
Questions and Answers about these Proxy Materials and Voting
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the Proxy Availability Notice) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Proxy Availability Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Proxy Availability Notice.
We intend to mail the Proxy Availability Notice on or about April 9, 2024 to all stockholders of record entitled to vote at the Annual Meeting. We expect that this Proxy Statement and the other proxy materials will be available to stockholders on or about April 9, 2024.
What does it mean if I receive more than one Proxy Availability Notice?
If you receive more than one Proxy Availability Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Proxy Availability Notice to ensure that all of your shares are voted.
How do I attend the Annual Meeting?
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/BMRN2024. Our Board annually considers the appropriate format of our annual meeting and this year has decided to hold a virtual annual meeting. In addition, we intend the virtual meeting format to provide stockholders a similar level of transparency to the traditional in-person meeting format and we will take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders. Our virtual annual meeting will allow stockholders to submit questions and comments during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct, which will be posted on the virtual meeting web portal. To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at https://investors.biomarin.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
If you attend the virtual meeting as described above, you will be deemed to be attending in person, as provided by Delaware law.
The Annual Meeting webcast will begin promptly at 9:00 a.m. (Pacific Time) on May 21, 2024. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m. (Pacific Time), and you should allow ample time for the check-in procedures.
You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, will be posted at www.virtualshareholdermeeting.com/BMRN2024 two weeks prior to the date of the Annual Meeting. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting as a guest, but you will not be able to vote your shares or submit questions during the Annual Meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal.

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Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 189,775,040 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with BioMarin’s transfer agent, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting, which will be held virtually via the Internet, or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, or on the Internet as instructed below, or complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Availability Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend and vote at the Annual Meeting, which will be held virtually via the Internet. However, since you are not the stockholder of record, you may not be able to vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
What am I voting on?
There are three matters scheduled for a vote:
1.To elect the 11 nominees for director to serve until the next Annual Meeting and until their successors are duly elected and qualified;
2.To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
3.To approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Proxy Statement.
What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote on those matters in accordance with their best judgment.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:
•“FOR” the election of all 11 nominees for director;
•“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for BioMarin for its fiscal year ending December 31, 2024; and
•“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

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Additional Information
How do I vote?
With regard to the election of directors, you may vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for all the nominees or any individual nominee you specify. With regard to each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.
The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, which will be held virtually via the Internet, vote by proxy over the telephone, vote by proxy through the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
•To vote over the telephone, dial toll-free 1-866-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time on May 20, 2024 to be counted.
•To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2024 to be counted.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us and we receive it before the Annual Meeting, we will vote your shares as you direct.
•To vote during the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BMRN2024 and follow the instructions posted there. Please have your 16-digit control number to join the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a Proxy Availability Notice containing voting instructions from that organization rather than from BioMarin. Simply follow the voting instructions in the Proxy Availability Notice to ensure that your vote is counted. To vote online at the Annual Meeting, which will be held virtually via the Internet, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BMRN2024 and follow the instructions posted there. Please have your 16-digit control number to join the Annual Meeting. Additionally, you may need to request and obtain a valid proxy from your broker, bank or other nominee to vote your shares during the Annual Meeting. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

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What if I return a proxy card or otherwise vote but do not make specific choices?
If you are a stockholder of record and you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all 11 nominees for director, “FOR” the ratification of KPMG as the Company’s independent registered public accounting firm, and “FOR” the advisory approval of the compensation of the NEOs. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment. Regarding Proposal 1, if any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board on the recommendation of the CGN Committee. Each person nominated for election has agreed to serve if elected, and our management has no reason to believe that any nominee will be unable to serve.
If you are a beneficial owner of shares held in “street name” by a broker, bank or other nominee, you must complete and return the voting instruction form provided by your broker, bank or other nominee holding the shares in order to instruct your broker, bank or nominee on how to vote. If you do not provide the broker, bank or nominee that holds your shares with voting instructions, the broker, bank or nominee will determine if it has the discretionary authority to vote on your behalf. See “What are ‘broker non-votes’?” and “What is the effect of abstentions and broker non-votes?” below.
Will my vote be kept confidential?
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Who is paying for this proxy solicitation?
The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Innisfree M&A Incorporated may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies, but Innisfree M&A Incorporated will be paid its customary fee of approximately $20,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at BioMarin Pharmaceutical Inc., Attention: G. Eric Davis, Executive Vice President, Chief Legal Officer and Secretary, 105 Digital Drive, Novato, CA 94949. Such notice will be considered timely if it is received at the indicated address by close of business on the business day immediately preceding the date of the Annual Meeting.
•You may attend the Annual Meeting, which will be held virtually via the Internet, and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other nominee, you should follow the instructions provided by your broker, bank or other nominee.
When are stockholder proposals and director nominations for inclusion in our proxy statement for next year’s Annual Meeting due?
Stockholders wishing to present proposals for inclusion in our proxy statement for the 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must submit their proposals so that they are received by us at our principal executive offices no later than

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Additional Information
December 10, 2024. However, if our 2025 Annual Meeting is not held between April 21, 2025 and June 20, 2025, then the deadline will be a reasonable time prior to the time that we begin to print and send our proxy materials. Eligible stockholders wishing to nominate a candidate for election to the Board at the 2025 Annual Meeting and to have such candidate included in our proxy materials for such meeting pursuant to our proxy access bylaw must submit such nomination no earlier than November 10, 2024 and no later than 5:00 p.m. Pacific Time on December 10, 2024 and must include the information set forth in Section 2.15(c) of Article II of our Bylaws.
Proposals for inclusion in our proxy statement for the 2023 Annual Meeting should be sent to the Company’s Secretary at BioMarin Pharmaceutical Inc., Attention: G. Eric Davis, Executive Vice President, Chief Legal Officer and Secretary, 105 Digital Drive, Novato, CA 94949.
When are other proposals and director nominations for next year’s Annual Meeting due?
With respect to proposals and nominations other than those to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act or our proxy access bylaw, our Bylaws provide that stockholders who wish to nominate a director, including nominations subject to Rule 14a-19 of the Exchange Act, or propose other business to be brought before the stockholders at the Annual Meeting must notify our Secretary by a written notice, which notice must be delivered to or received at our principal executive offices no later than 5:00 p.m. Pacific Time on the 90th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding year’s Annual Meeting of Stockholders.
For the 2025 Annual Meeting, stockholders wishing to present nominations for director or proposals for consideration under these provisions of our Bylaws must submit their nominations or proposals so that they are delivered to or received at our principal executive offices no earlier than January 21, 2025 and no later than 5:00 p.m. Pacific Time on February 20, 2025 in order to be considered. In the event that the 2025 Annual Meeting is to be held on a date that is not within 25 days before or 60 days after May 21, 2025, then a stockholder’s notice must be received by the Secretary no later than 5:00 p.m. Pacific Time on the 10th day following the day on which notice of the date of the 2025 Annual Meeting was mailed or the day we make a public announcement of the date of the 2025 Annual Meeting, whichever first occurs.
In addition, with respect to nominations for directors, if the number of directors to be elected at the 2025 Annual Meeting is increased effective at the 2025 Annual Meeting and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to May 21, 2025, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our Secretary at our principal executive offices not later than 5:00 p.m. Pacific Time on the 10th day following the day on which such public announcement is first made by us.
Nominations or proposals should be sent in writing to the Company’s Secretary at BioMarin Pharmaceutical Inc., Attention: G. Eric Davis, Executive Vice President, Chief Legal Officer and Secretary, 105 Digital Drive, Novato, CA 94949. A stockholder’s notice to nominate a director or bring any other business before the 2025 Annual Meeting must set forth certain information, which is specified in our Bylaws, including in Sections 2.14 and 2.15 of Article II of our Bylaws. A complete copy of our Bylaws may be found in the Corporate Governance section of the Investors section of our website at www.biomarin.com. Information on our website is NOT incorporated by reference in this Proxy Statement.
How can I recommend a director nominee for consideration by the CGN Committee?
In order for a stockholder to have a candidate considered by the CGN Committee, a stockholder should submit a written recommendation that includes: (i) the name and record address of the stockholder (and beneficial owner, if any, on whose behalf the nomination is made) and evidence of the stockholder’s and beneficial owner’s ownership of our stock, including the number of shares owned and the length of time of ownership; (ii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or such beneficial owner and affiliates or others acting together; (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and/or such beneficial owners; (iv) a representation that the stockholder and/or any beneficial owner intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v) whether the stockholder or any beneficial owner intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/ or otherwise to solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act.

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With respect to each person whom the stockholder proposes to nominate for election as a director, the stockholder must include (1) the name, age, business address and residence address of the director candidate, (2) the candidate’s resume or a listing of his or her qualifications to be a director (including principal occupation or employment), (3) the class or series and number of shares of stock which are owned beneficially or of record by the candidate, and (4) any other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee if selected by the CGN Committee and nominated by the Board. Stockholder recommendations should be addressed to the Corporate Governance and Nominating Committee at 105 Digital Drive, Novato, CA 94949, c/o G. Eric Davis, Executive Vice President, Chief Legal Officer and Secretary.
For stockholder nominations to be included in the proxy materials for a future meeting pursuant to our proxy access bylaw or brought before the stockholders at a future meeting, please see “When are stockholder proposals and director nominations for inclusion in our proxy statement for next year’s Annual Meeting due?” and “When are other proposals and director nominations for next year’s Annual Meeting due?” above.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, “FOR,” “WITHHOLD” and broker non-votes for the proposal to elect directors and with respect to other proposals, votes “FOR,” “AGAINST,” “ABSTAIN” and broker non-votes, if applicable.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the NYSE), which generally apply to all brokers, bank or other nominees, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only Proposal 2—Ratification of the Selection of the Independent Registered Public Accounting Firm for BioMarin is considered a “routine” matter for this purpose, and brokers, banks or other nominees will generally have discretionary voting power with respect to such proposal.
What is the effect of abstentions and broker non-votes?
Abstentions: Under Delaware law (under which BioMarin is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, and therefore counted as present for the purpose of determining whether a quorum is present, but they are not counted as votes cast. Our Bylaws provide that a stockholder action (other than the election of directors and unless otherwise required by applicable laws, regulations or stock exchange rules) shall be decided by the vote of the holders of a majority of the total number of votes of the Company’s capital stock cast on the matter. Therefore, abstentions will have no effect on Proposal 2—Ratification of the Selection of the Independent Registered Public Accounting Firm for BioMarin and Proposal 3 – Advisory Vote on Executive Compensation. Abstentions are not applicable with respect to Proposal 1—Election of Directors.
Broker Non-Votes: The “non-routine” matters on the agenda for the Annual Meeting for which brokers, banks and other nominees will not be able to vote uninstructed shares include Proposal 1—Election of Directors and Proposal 3– Advisory Vote on Executive Compensation.
Broker non-votes will be counted as present at the Annual Meeting for the purpose of determining whether a quorum is present at the Annual Meeting. However, because broker non-votes are not considered under Delaware law to be votes cast, they will have no effect on the outcome of the vote on: Proposal 1—Election of Directors and Proposal 3–Advisory Vote on Executive Compensation. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote your shares on these proposals, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. Proposal 2—Ratification of the Selection of the Independent Registered Public Accounting Firm for BioMarin is considered a “routine” matter. Therefore, your broker, bank or other nominee will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name, and no broker non-votes are expected in connection with Proposal 2—Ratification of the Selection of the Independent Registered Public Accounting Firm for BioMarin.

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Additional Information
How many votes are needed to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
No. 1 Election of Directors	Plurality	No
No. 2 Ratification of the Selection of the Independent Registered Public Accounting Firm for BioMarin	Majority Cast	Yes
No. 3 Advisory Vote on Executive Compensation	Majority Cast	No
A “Plurality,” with regard to the election of directors, means that the 11 nominees who receive the most “FOR” votes cast by the holders of shares either present in person or represented by proxy and entitled to vote on the matter will be elected to our Board. A “Majority Cast,” with regard to the ratification of our independent registered public accounting firm and the advisory vote on executive compensation means that a majority of the votes cast on each proposal must be voted “FOR” the respective proposal.
Accordingly:
•Proposal 1: For the election of directors, the 11 nominees receiving the most “FOR” votes cast by the holders of shares present in person or represented by proxy and entitled to vote on Proposal 1 will be elected. Only votes “FOR” or “WITHHELD” will affect the outcome. Abstentions are not applicable and broker non-votes will have no effect. Pursuant to our Corporate Governance Principles, any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election in an uncontested election at a stockholders’ meeting should promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote.
•Proposal 2: To be approved, a majority of the total votes cast on Proposal 2 must be voted “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions and broker non-votes will not be considered votes cast on Proposal 2 and will have no effect; however, the ratification of KPMG is a matter on which a broker, bank or other nominee has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal 2.
•Proposal 3: To be approved, a majority of the total votes cast on Proposal 3 must be voted “FOR” the advisory approval of the compensation of the Company’s NEOs. Abstentions and broker non-votes will not be considered votes cast on Proposal 3 and will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority in voting power of the issued and outstanding shares entitled to vote at the Annual Meeting are present in person or represented by proxy thereat. On the Record Date, there were 189,775,040 shares outstanding and entitled to vote. Thus, the holders of at least 94,887,521 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. As described above, stockholders attending the virtual meeting will be deemed to be attending in person, as provided by Delaware law, and their shares will be counted towards the quorum requirement.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then the holders entitled to vote thereat, present at the Annual Meeting in person or represented by proxy, by a majority of the votes cast, may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish the preliminary results within four business days after the Annual Meeting and file an amended Form 8-K to publish the final results within four business days after the final results are known to us.

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Additional Information
If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Availability Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Availability Notice or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Proxy Availability Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Availability Notice or proxy materials, please notify your broker or contact Broadridge Financial Solutions, Inc. in writing at: Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717; or by telephone: (866) 540-7095. Stockholders who currently receive multiple copies of the Proxy Availability Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Availability Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.
Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

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Additional Information
Special Note Regarding Forward-Looking Statements
This Proxy Statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting (the Other Materials) contain “forward-looking statements” as defined under federal securities laws. Many of these statements can be identified by the use of terminology such as “believes,” “expects,” “intends,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “estimates,” “potential,” “opportunity” or the negative versions of these terms and other similar expressions. These forward-looking statements may be found in the sections of this Proxy Statement titled “Proxy Overview,” “Executive Compensation,” and other sections of this Proxy Statement, as well as the Other Materials. These forward-looking statements are based on our current expectations and assumptions, and are subject to risks and uncertainties that could cause our actual results or experience and the timing of events to differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Annual Report. You should carefully consider that information before voting.
You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.
Approval
The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.
By Order of the Board of Directors
G. Eric Davis
Executive Vice President, Chief Legal Officer and Secretary
April 9, 2024
A copy of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 26, 2024, is available without charge upon written request to Investor Relations, BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949 or by accessing a copy on BioMarin’s website at www.biomarin.com in the Investors section under “Financial Information—SEC Filings.” Information on our website is NOT incorporated by reference in this Proxy Statement.

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BioMarin Pharmaceutical Inc.
105 Digital Drive
Novato, CA 94949
Tel: 415-506-6700
Fax: 415-382-7889

BIOMARIN PHARMACEUTICAL INC.
105 DIGITAL DRIVE
NOVATO, CA 94949
ATTN: G. Eric Davis, EVP & CLO

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Elizabeth M. Anderson	02 Barbara W. Bodem	03 Athena Countouriotis	04 Willard Dere	05 Mark J. Enyedy
06 Alexander Hardy	07 Elaine J. Heron	08 Maykin Ho	09 Robert J. Hombach	10 Richard A. Meier
11 David E.I. Pyott				

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Your proxy holder will also vote on any other business as may properly come before the meeting or any adjournment thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Form 10-K are available at www.proxyvote.com

BIOMARIN PHARMACEUTICAL INC.
Annual Meeting of Stockholders
May 21, 2024 9:00 AM PT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Alexander Hardy and G. Eric Davis, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of BioMarin Pharmaceutical Inc. Common Stock, that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 21, 2024 via a live audio webcast at www.virtualshareholdermeeting.com/BMRN2024 and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

When properly executed, this proxy will be voted in the manner directed herein, or if no such direction is made, it will be voted in accordance with the Board of Directors' recommendations.

This proxy is governed by the laws of the State of Delaware.

0000634169_2 R1.0.0.6

(PLEASE DATE AND SIGN ON REVERSE SIDE)